EXECUTION COPY

CREDIT AGREEMENT,

dated as of May 24, 2004

among

R.J. TOWER CORPORATION,
as the Borrower,

TOWER AUTOMOTIVE, INC.,
as the Parent Guarantor,

VARIOUS FINANCIAL INSTITUTIONS FROM TIME TO TIME
PARTIES HERETO,
as the Lenders,

MORGAN STANLEY SENIOR FUNDING, INC.,
as the Administrative Agent for the Lenders,

JPMORGAN CHASE BANK,
as the Syndication Agent for the Lenders,

and

STANDARD FEDERAL BANK,
as the Collateral Agent and Documentation Agent for the Lenders

MORGAN STANLEY SENIOR FUNDING, INC. and
J.P MORGAN SECURITIES INC.,
as Joint Lead Arrangers and Joint Book Runners

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

(continued)

SCHEDULE I	-	Disclosure Schedule to Credit Agreement
SCHEDULE II	-	Percentages; LIBOR Office; Domestic Office

EXHIBIT A-1	-	Form of Revolving Note
EXHIBIT A-2	-	Form of First Lien Term Note
EXHIBIT A-3	-	Form of Second Lien Note
EXHIBIT B-1	-	Form of Borrowing Request
EXHIBIT B-2	-	Form of Issuance Request
EXHIBIT C	-	Form of Continuation/Conversion Notice
EXHIBIT D	-	Form of Closing Date Certificate
EXHIBIT E	-	Form of Compliance Certificate
EXHIBIT F	-	Form of Subsidiary Guaranty
EXHIBIT G-1	-	Form of First Lien Pledge and Security Agreement
EXHIBIT G-2	-	Form of Second Lien Pledge and Security Agreement
EXHIBIT H-1	-	Form of First Lien Mortgage
EXHIBIT H-2	-	Form of Second Lien Mortgage
EXHIBIT I	-	Form of Intercompany Subordination Agreement
EXHIBIT J	-	Form of Lender Assignment Agreement
EXHIBIT K	-	Form of Second Lien Cash Collateral Account Agreement

CREDIT AGREEMENT

        THIS CREDIT AGREEMENT, dated as of May 24, 2004, is among TOWER AUTOMOTIVE, INC., a Delaware corporation (the “Parent”), R.J. TOWER CORPORATION, a Michigan corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, JPMORGAN CHASE BANK (“JPMCB”), as syndication agent (in such capacity, the “Syndication Agent”), STANDARD FEDERAL BANK (“Standard Federal”), as collateral agent (in such capacity, the “Collateral Agent”) and documentation agent (in such capacity, the “Documentation Agent”), and MORGAN STANLEY and J.P. MORGAN SECURITIES INC., as Joint Lead Arrangers and Joint Book Runners (collectively, the “Lead Arrangers”), for the Lenders.

W I T N E S S E T H:

        WHEREAS, the Borrower is a wholly-owned, direct Subsidiary of the Parent;

        WHEREAS, the Borrower and the Parent intend to refinance (the “Refinancing”) (i) certain existing senior secured indebtedness outstanding under that certain Credit Agreement, dated as of July 25, 2000 (as amended, supplemented, amended and restated or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”), among the Borrower, the Parent, the lenders party thereto and Bank of America, N.A. as the administrative agent and (ii) certain existing unsecured subordinated indebtedness outstanding under those certain 5% convertible subordinated notes, due 2004 (the “Existing Convertible Notes”), issued pursuant to that certain Indenture, dated as of July 28, 1997, between the Parent and The Bank of New York, as Trustee;

        WHEREAS, subject to the terms and conditions of this Agreement, the Lenders and Issuers have committed to provide the Borrower with the following:

        (a)        a Revolving Loan Commitment, in an aggregate amount of $50,000,000 (inclusive of a letter of credit sub-facility for the issuance of letters of credit in an aggregate amount not to exceed $25,000,000 at any time outstanding), pursuant to which Revolving Loans will be made to, and Revolving Letters of Credit will be issued for the account of, the Borrower from time to time on and subsequent to the Closing Date but prior to the Revolving Loan Commitment Termination Date; and

(b) a First Lien Term Loan Commitment, in an aggregate amount of $375,000,000, pursuant to which First Lien Term Loans will be made to the Borrower in a single Borrowing on the Closing Date; and

        (c)        a Second Lien Letter of Credit Commitment in an aggregate amount equal to $155,000,000, pursuant to which Second Lien Letters of Credit will be issued, on a fully cash collateralized basis, on the Closing Date for purposes of replacing or backstopping letters of credit currently outstanding under the Existing Credit Agreement and providing credit support in respect of the Swap Agreement and after the Closing Date for purposes of providing credit support in respect of insurance obligations of the Borrower and its Restricted Subsidiaries and in respect of the Fleet Lease Agreement;

        WHEREAS, concurrently with the execution and delivery of, and the initial credit extensions under, this Agreement, the Parent will issue its 5.75% senior unsecured convertible debentures, due 2024, (the “Convertible Notes”, with the issuance thereof being herein referred to as the “Convertible Notes Issuance”) for gross cash proceeds of at least $110,000,000;

        WHEREAS, subject to the terms and conditions hereof, on the Closing Date the Borrower intends to (i) borrow First Lien Term Loans and Revolving Loans under this Agreement and use the proceeds thereof, together with the net cash proceeds received by the Parent from the Convertible Notes Issuance, for purposes of effecting the Refinancing, (ii) cause the issuance of Second Lien Letters of Credit, on a fully cash collateralized basis, for purposes of replacing or backstopping letters of credit currently outstanding under the Existing Credit Agreement and (iii) use all excess proceeds received under the First Lien Facility to pay related fees, costs and expenses related to the foregoing and for the ongoing working capital needs and other general corporate purposes of the Borrower and its Subsidiaries (the foregoing, together with Refinancing, the Convertible Notes Issuance and all other transactions related hereto and thereto being, collectively, the “Transaction”);

        WHEREAS, additional Revolving Loans and Revolving Letters of Credit, if any, made or issued from time to time hereunder on and after the Closing Date will be used for the ongoing working capital needs and other general corporate purposes of the Borrower and its Subsidiaries; and

        WHEREAS, the Lenders and the Issuers are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments, make the Loans and issue (or participate in) the Letters of Credit contemplated hereunder;

        NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

        SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

        “6¾% Debentures” means the 6¾% Convertible Subordinated Debentures due June 30, 2018 of the Parent issued under the 6¾% Debentures Indenture.

        “6¾% Debentures Indenture” means the Junior Convertible Subordinated Indenture, dated as of June 9, 1998, between the Parent and First National Bank of Chicago, as trustee.

        “Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 9.4.

        “Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” (and its derivatives) means, with respect to any Person, the power, directly or indirectly, (i) to vote 10% or more of the Voting Securities (determined on a fully diluted basis) of such Person or (ii) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

        “Agents” means the Administrative Agent and the Collateral Agent.

        “Agreement” means, on any date, this Credit Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

        “Alternate Base Rate” means, on any date, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) equal to the higher of (i) the Base Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus ½ of 1%. Changes in the rate of interest or fees payable hereunder at the Alternate Base Rate will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will promptly notify the Borrower and the Lenders of changes in the Alternate Base Rate; provided that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.

        “Applicable Commitment Fee Margin” means, as of any date of determination, the applicable percentage set forth below determined by reference to the Total Leverage Ratio as certified in the most recent Compliance Certificate delivered as of such date pursuant to such clause (c) of Section 7.1.1, as follows:

If the Total Leverage Ratio is: >= 3.0 < 3.0	Then the Applicable Commitment Fee Margin is: 0.50% 0.375%

Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Total Leverage Ratio), the Applicable Commitment Fee Margin from the Closing Date through (and including) the last day of the second full Fiscal Quarter ending after the Closing Date shall be 0.50%. The Total Leverage Ratio used to compute the Applicable Commitment Fee Margin shall be the Total Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent. Changes in the Applicable Commitment Fee Margin resulting from a change in the Total Leverage Ratio shall become effective upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the Borrower fails to deliver a Compliance Certificate on or before the date specified for such delivery in such clause (c) of Section 7.1.1, the Applicable Commitment Fee Margin from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date the Borrower delivers to the Administrative Agent a Compliance Certificate shall be the highest Applicable Commitment Fee Margin set forth above.

“Applicable Margin” means the following:

(a) with respect to (i) all First Lien Term Loans maintained as Base Rate Loans, 3.25%, and (ii) all First Lien Term Loans maintained as LIBO Rate Loans, 4.25%;

(b) with respect to (i) all Second Lien Term Loans maintained as Base Rate Loans, 6.0%, and (ii) all Second Lien Term Loans maintained as LIBO Rate Loans, 7.0%;

(c) with respect to (i) all BR Based Participation Fees, 6.0% and (ii) all LIBOR Based Participation Fees, 7.0%; and

        (d)        with respect to all Revolving Loans, the applicable percentage set forth below determined by reference to the Total Leverage Ratio as certified in the most recent Compliance Certificate delivered as of such date pursuant to clause (c) of Section 7.1.1, as follows:

If the Total Leverage Ratio is: >= 4.00:1 >= 3.50:1 < 4.00:1 >= 3.00:1 < 3.50:1 <3.00:1	Then the Applicable Margin for Base Rate Loans is: 3.25% 2.75% 2.25% 1.75%	Then the Applicable Margin for LIBO Rate Loans and Euro Loans is: 4.25% 3.75% 3.25% 2.75%

Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Total Leverage Ratio), the Applicable Margin for all Revolving Loans from the Closing Date through (and including) the last day of the second full Fiscal Quarter ending after the Closing Date shall be with respect to (i) all Revolving Loans maintained as Base Rate Loans, 3.25%, and (ii) all Revolving Loans maintained as LIBO Rate Loans or Euro Loans, 4.25%. The Total Leverage Ratio used to compute the Applicable Margin shall be the Total Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent. Changes in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the Borrower fails to deliver a Compliance Certificate on or before the date specified for such delivery in clause (c) of Section 7.1.1, the Applicable Margin from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date the Borrower delivers to the Administrative Agent a Compliance Certificate shall be the highest Applicable Margin set forth above.

        “Approved Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        “Assumed Indebtedness” means Indebtedness of a Person existing at the time such Person became a Subsidiary pursuant to a Permitted Acquisition or Indebtedness that is assumed by the Borrower or a Subsidiary in a Permitted Acquisition, in each case exclusive of any such Indebtedness created or incurred in anticipation of such acquisition.

        “Authorized Officer” means, relative to any Obligor, its chief executive officer, president, chief financial officer, treasurer, assistant treasurer or assistant secretary, in each case whose signature and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuers pursuant to Section 5.1.1.

        “Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

        “Base Rate” means, at any time, the rate of interest then most recently announced or established by JPMorgan Chase Bank in New York as its prime or base commercial lending rate for Dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit.

        “Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

        “Base Rate Deposit” means a Second Lien Deposit earning a BR Based Participation Fee.

        “Base Return” means (i) with respect to any LIBO Rate Deposit, an amount equal to the LIBO Rate (Reserve Adjusted) for the Investment Period applicable to such LIBO Rate Deposit if such deposit were deemed to be both a Second Lien Term Loan and LIBO Rate Loan hereunder for such Investment Period (exclusive of any Applicable Margin that would otherwise be applicable thereto) and (ii) with respect to any Base Rate Deposit, an amount equal to the Alternate Base Rate applicable to such Base Rate Deposit if such deposit were deemed to be both a Second Lien Term Loan and a Base Rate Loan hereunder.

        “Borrower” is defined in the preamble.

        “Borrowing” means Loans made hereunder which are of the same type and, in the case of LIBO Rate Loans and Euro Loans, having the same Interest Period and made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request.

        “Borrowing Request” means a request and certificate for a Loan which has been duly executed by an Authorized Officer of the Borrower and is substantially in the form of Exhibit B-1 hereto.

        “BR Based Participation Fee” means, relative to any Second Lien Deposits, any Participation Fee being earned on such deposits which is based upon (or being determined by reference to) the Alternate Base Rate.

        “Business Day” means (i) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York, and (ii) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans or Euro Loans, any day which is a Business Day described in clause (i) above and which is also a day on which dealings in Dollars or Euros, as applicable, are carried on in the applicable London interbank market.

        “Capital Expenditures” means, for any period, the aggregate amount of (i) all expenditures of the Parent and its Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures and (ii) to the extent not included in clause (i) above, Capitalized Lease Liabilities incurred by the Parent and its Restricted Subsidiaries during such period; provided, however that any expenditure made by the Parent or any of its Restricted Subsidiaries which qualifies as a Permitted Acquisition shall not be a Capital Expenditure; provided, further, that any expenditure made by Parent or any of its Restricted Subsidiaries in connection with the replacement, substitution or restoration of assets (x) to the extent financed, in accordance with clause (d)(ii) of Section 3.1.1, with Net Casualty Proceeds arising from such assets or (y) with regard to equipment that is purchased simultaneously with the trade-in of existing equipment or fixed assets, to the extent “trade-in” value or similar credit is granted by the seller of such purchased equipment for the trade-in of such existing equipment or fixed assets, shall not be a Capital Expenditure; further provided that, upon execution and delivery of the Nissan QW Lease by the Borrower or one of its Restricted Subsidiaries, the aggregate amount of payments to be made over the life of the Nissan QW Lease shall be treated as a Capital Expenditure made in the Fiscal Year in which such execution occurs.

        “Capital Securities” means, with respect to any Person, all shares of capital stock or equivalent shares, membership interests, equity participations, partnership interests or similar equity or equity-linked equivalents, including options, warrants and the like (however designated, whether voting or non-voting), whether now outstanding or issued by such Person after the Closing Date.

        “Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, should be classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

        “Cash Collateralize” means, with respect to a Revolving Letter of Credit, the deposit of immediately available funds into a cash collateral account for purposes of securing the Borrower’s Reimbursement Obligation in respect of such Revolving Letter of Credit, which account shall be maintained with (or on behalf of) the Collateral Agent on terms satisfactory to the Collateral Agent in an amount equal to the Stated Amount of such Revolving Letter of Credit.

        “Cash Equivalent Investment” means any investment (i) in direct obligations issued by, or guaranteed by, the United States of America or any agency or instrumentality thereof, provided that such obligations mature within 180 days of the date of acquisition thereof, (ii) in time deposits or negotiable certificates of deposit or money market securities issued by any bank or branch having surplus of at least $500,000,000 in the aggregate at all times, payable on demand or maturing within 180 days of the acquisition thereof, (iii) investments in commercial paper rated “P1” or higher by Moody’s or “A1” or higher by S&P and maturing not more than 180 days from the date of creation thereof and (iv) shares of any money market mutual fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i), (ii) and (iii) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody’s.

        “Casualty Event” means, with respect to any Person, the damage, destruction or condemnation, as the case may be, of any property of such Person.

        “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

        “CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

        “Change of Control” means any of (i) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Exchange Act) at any time of beneficial ownership of 30% or more of the outstanding capital stock of the Parent on a fully-diluted basis, (ii) the failure of individuals who are members of the board of directors of the Parent on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors of the Parent, (iii) the failure of the Parent to own 100% of the outstanding capital stock of the Borrower, or (iv) any “Change of Control” under the Euro Notes Indenture, the Senior Notes Indenture or the Convertible Notes Indenture.

        “Class” means each of the following classes of Lenders: (i) Revolving Lenders, (ii) First Lien Lenders and (iii) Second Lien Lenders.

        “Closing Date” means the date of the initial Credit Extension hereunder which shall not be later than May 31, 2004.

        “Closing Date Certificate” means the closing date certificate executed and delivered by an Authorized Officer of the Parent and the Borrower, substantially in the form of Exhibit D hereto.

        “Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

        “Collateral Agent” is defined in the preamble.

        “Comerica”means Comerica Bank.

        “Commitment” means, as the context may require, (i) a Lender’s First Lien Term Loan Commitment or Revolving Loan Commitment or (ii) an Issuer’s Letter of Credit Commitment.

        “Commitment Termination Event” means (i) the occurrence of any Event of Default with respect to the Parent, the Borrower or any Restricted Subsidiary described in Section 8.1.9 or (ii) the occurrence and continuance of any other Event of Default and either (x) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3 or (y) the giving of notice by the Administrative Agent, acting at the direction of the Revolving Lenders, to the Borrower that the Revolving Commitments have been terminated.

        “Compliance Certificate” means a certificate duly completed and executed by the chief executive officer, chief financial officer or treasurer of the Borrower, substantially in the form of Exhibit E hereto.

        “Computation Date” is defined in Section 2.8.

        “Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise is or becomes contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

        “Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

        “Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

        “Convertible Notes” is defined in the fourth recital.

        “Convertible Notes Indenture” means the indenture, dated May 24, 2004 (as the same may be amended or otherwise modified from time to time thereafter in accordance with the terms hereof and thereof), among the Parent and BNY Midwest Trust Company, as Trustee, pursuant to which the Convertible Notes were issued.

        “Convertible Notes Issuance” is defined in the fourth recital.

        “Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by any Obligor in substantially the form of Exhibit C to either Pledge and Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

        “Credit Extension” means, as the context may require, without duplication, (i) the making of a Loan by a Lender, (ii) the issuance of any Letter of Credit by an Issuer, or (iii) the extension of any Stated Expiry Date of any existing Letter of Credit by an Issuer.

        “Currency Calculation Date” means, with respect to any (a) Borrowing, conversion, continuation or payment or prepayment of Euro Loans, the date of such Borrowing, conversion, continuation or payment or prepayment, as applicable, and (b) outstanding Euro Loans, any date on which interest is required to be paid with respect thereto pursuant to Section 3.2.1, the last Business Day of each month or any additional and more frequent dates as the Administrative Agent may, in its sole discretion or at the direction of the Required Lenders, select from time to time.

        “Debt” means, with respect to any Person, Indebtedness of such Person of a type described in clause (a), (b), (c), (d)(ii) or (g) of the definition of Indebtedness, or any Contingent Liability of such Person in respect of any such type of Indebtedness incurred or owed by another Person.

        “Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

        “Defaulting Lender” means any Revolving Lender which defaults in its obligation under Section 2.6.1 to reimburse drawings made under any Revolving Letter of Credit.

        “Disbursement” is defined in clause (a) of Section 2.6.2.

        “Disbursement Date” is defined in clause (a) of Section 2.6.2.

        “Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.

        “Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease (as lessor), contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Parent’s or its Restricted Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than any such transfer or conveyance (i) to the Parent, the Borrower or a Guarantor that is a wholly-owned Subsidiary of the Parent or (ii) by any Foreign Subsidiary that is a Restricted Subsidiary to any other Foreign Subsidiary that is a Restricted Subsidiary) in a single transaction or series of transactions. Without limiting the foregoing, a Disposition shall include any sale, transfer, issuance or other conveyance of any Capital Securities of the Borrower or any other Restricted Subsidiaries of the Parent other than to the Parent or a wholly-owned Subsidiary of the Parent.

        “Documentation Agent” is defined in the preamble.

        “Dollar” and the sign “$” mean lawful money of the United States.

        “Dollar Equivalent” means, as of any date of determination, any (a) as to any amount denominated in Dollars, such amount in Dollars, and (b) as to any amount denominated in Euro, the equivalent amount in Dollars as determined by the Administrative Agent on the basis of the Spot Rate for the purchase of Dollars with Euro.

        “Domestic Office” means the office of a Lender designated as its “Domestic Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the Borrower.

        “Due Date”is defined in Section 7.1.10.

        “EBITDA” means, for any applicable period, (i) the sum of (x) the aggregate of all amounts which would be included as Net Income on the consolidated financial statements of the Parent and its Restricted Subsidiaries for such period, plus (y) to the extent deducted in determining such Net Income, the sum of (A) amounts attributable to amortization, (B) income tax expense, (C) Interest Expense, (D) depreciation of assets, (E) all non-cash charges, including non-cash charges associated with announced restructurings, whether announced previously or in the future (such non-cash restructuring charges being “Non-Cash Restructuring Charges”), (F) net cash charges associated with or related to any announced restructurings, whether announced previously or in the future (such cost restructuring charges being “Cash Restructuring Charges”) in an aggregate amount not to exceed, in any Fiscal Year, the Permitted Cash Restructuring Charge Amount for such Fiscal Year, (G) all amounts in respect of the equity in the net income of any Person (other than a Restricted Subsidiary) paid during such period in cash to the Borrower or a Restricted Subsidiary as a dividend or other distribution, (H) non-cash compensation expense, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements), (I) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses incurred by the Borrower as a result of the Transaction, all determined in accordance with GAAP, (J) non-cash losses on agreements with respect to Hedging Obligations and (K) write-offs of deferred, non-cash financing costs, minus (ii) to the extent included in determining such Net Income, the sum of (A) all amounts in respect of extraordinary gains or extraordinary losses, (B) all Cash Restructuring Charges in excess of the amount permitted to be included in Net Income pursuant to clause (F) above and (C) reversals (in whole or in part) of any restructuring charges previously treated as Non-Cash Restructuring Charges in any prior period; provided that, for purposes of calculating the financial covenants for any computation period, EBITDA shall be calculated on a pro forma basis (as certified by the Parent to the Administrative Agent) assuming that all acquisitions (and Assumed Indebtedness, if any, in connection therewith) and all Dispositions that have occurred during such computation period had occurred on the first day of such computation period (giving effect to projected or anticipated cost savings permitted or required by regulations SX or SK under the Securities Act).

        “ECF Percentage” means, at any time of determination with respect to a mandatory prepayment or commitment reduction in respect of Excess Cash Flow pursuant to clause (e) of Section 3.1.1, (i) 75%, if the Total Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent was greater than 3.50:1, (ii) 50%, if the Total Leverage Ratio set forth in such Compliance Certificate was less than or equal to 3.50:1 but greater than or equal to 2.50:1, and (iii) 0%, if the Total Leverage Ratio set forth in such Compliance Certificate was less than 2.50:1.

        “Effective Amount” means (i) with respect to any Loans of any type on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans of such type occurring on such date; and (ii) with respect to any Revolving Letters of Credit on any date, the Dollar Equivalent of the Stated Amount of such Revolving Letter of Credit on such date after giving effect to any issuances of Revolving Letters of Credit occurring on such date and any other changes in the aggregate Stated Amount of all Revolving Letters of Credit as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Revolving Letters of Credit or any reductions in the maximum amount available for drawing under Revolving Letters of Credit taking effect on such date.

        “Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender (so long as such assignment is not made in conjunction with the sale of such Affiliate) or (iii) an Approved Fund.

        “Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders having the force and effect of law) relating to occupational health and safety and protection of the environment.

        “Equivalent Amount” means, as of any Currency Calculation Date, the amount determined by reference to the following table:

IF THE NOTIONAL AMOUNT IS DENOMINATED IN:	THE EQUIVALENT AMOUNT IN DOLLARS IS:	THE EQUIVALENT AMOUNT IN EUROS IS:
Dollars	Such amount.	The amount of Euros that can be purchased with Dollars at the Spot Rate for Delivery on such Currency Calculation Date.
Euros	The amount of Dollars that can be purchased with Euros at the Spot Rate for delivery on such Currency Calculation Date.	Such amount.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

        “Euro” means the single currency of participating member states of the European Monetary Union.

        “Euro Loan” means a Revolving Loan bearing interest at a rate of interest determined by reference to the Euro Rate (Reserve Adjusted).

        “Euro Loan Sublimit” means the Dollar Equivalent of $15,000,000.

        “Euro Notes Indenture” means the Indenture, dated as of July 25, 2000, pursuant to which 9.25% Senior Notes (the “Euro Notes”) due 2010 were issued by the Borrower, in the original principal amount of €150,000,000.

        “Euro Rate” means, for any Borrowing of Euro Loans for any Interest Period, the rate of interest per annum (rounded upward, if necessary, to the next 1/100 of 1%) determined by the Administrative Agent as the rate at which Euro deposits in immediately available funds are offered in the approximate amount of such Euro Loan and having a maturity comparable to such Interest Period, are offered by the Administrative Agent (or such other office as may be designated by the Administrative Agent) to major banks in the offshore interbank market at approximately 9:00 a.m. (New York time) two Business Days prior to (or on such other date as is customary in the relevant offshore interbank market) the commencement of such Interest Period.

        “Euro Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a Euro Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

Euro Rate (Reserve Adjusted)	=	Euro Rate 1.00 - Euro Reserve Percentage

The Euro Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the Euro Reserve Percentage in effect two Business Days before the first day of such Interest Period.

        “Euro Reserve Percentage” means, relative to any Interest Period for Euro Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

        “Event of Default” is defined in Section 8.1.

        “Excess Cash Flow” means, for any Fiscal Year, the excess, if any, of (x) EBITDA for such Fiscal Year, over (y) the sum of (i) cash Interest Expense actually paid in cash by the Parent and its Restricted Subsidiaries during such Fiscal Year, (ii) prepayments and repayments, to the extent actually made, of the principal amount of the First Lien Term Loans and Second Lien Term Loans, prepayments and repayments of the Revolving Loans to the extent the Revolving Commitments are permanently reduced at the time of such prepayment or repayment, and scheduled repayments and mandatory prepayments of the principal of any other Debt (including Capitalized Lease Liabilities), in each case to the extent actually made and for such applicable period, (iii) all Taxes actually paid in cash by the Parent and its Restricted Subsidiaries during such Fiscal Year, (iv) Capital Expenditures to the extent permitted pursuant to Section 7.2.7 (without giving effect to the proviso to Section 7.2.7) for such Fiscal Year, but except to the extent financed with the proceeds of Indebtedness, equity issuances or other proceeds that would not be included in EBITDA, (v) to the extent permitted to be included in the calculation of EBITDA for such Fiscal Year, the amount of Cash Restructuring Charges actually so included in such calculation and (vi) changes (whether positive or negative) in the consolidated working capital of the Parent and its Restricted Subsidiaries, excluding changes in the cash and Cash Equivalent Investments held by the Parent and its Subsidiaries.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “Excluded Foreign Subsidiary” means each of Changchun Tower Golden Ring Automotive Products Company, Ltd, a Chinese corporation, and Tower Automotive Japan Co., Ltd., a Japanese corporation.

        “Excluded Second Lien Collateral” means Principal Property owned by the Borrower or by any Subsidiary, or any shares of capital stock or evidence of Indebtedness of the Borrower or any Subsidiary which owns any Principal Property, whether that interest, capital stock or Indebtedness is owned at the Closing Date or thereafter acquired.

        “Exemption Certificate” is defined in clause (e) of Section 4.6.

        “Existing Convertible Notes” is defined in the second recital.

        “Existing Credit Agreement” is defined in the second recital.

        “Facility” means, as the context may require, the First Lien Facility, the Second Lien Facility, or both.

        “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

        “Filing Agent” is defined in Section 5.1.10.

        “Filing Statements”is defined in Section 5.1.10.

        “First Lien Facility” means, collectively, the Revolving Loan Commitment, the Revolving Letter of Credit Commitment and the First Lien Term Loan Commitment, together with all Loans, Letters of Credit and other Credit Extensions, if any, made thereunder.

        “First Lien Financial Covenant” means any covenant contained in Section 7.2.4, the reference amount or ratio of which is set forth therein in a column referring to the First Lien Facility.

        “First Lien Foreign Pledge Agreement” means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or a State thereof executed and delivered by the Parent or any of its Subsidiaries pursuant to the terms of this Agreement, in form and substance reasonably satisfactory to the Collateral Agent, as may be necessary under the laws of organization or incorporation of a Subsidiary to protect or perfect the Lien on and security interest in any Collateral (as defined in the First Lien Pledge and Security Agreement).

        “First Lien Lender” means, as of any time of determination, any Lender which (i) holds outstanding First Lien Term Loans or (ii) has a First Lien Term Loan Percentage pursuant to Schedule II hereto or pursuant to a Lender Assignment Agreement which, in either case, is greater than 0%.

        “First Lien Mortgage” means each mortgage, deed of trust or agreement executed and delivered by any Obligor in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the requirements of this Agreement in substantially the form of Exhibit H-1 hereto, in each case, including such provisions as shall be necessary to conform such document to applicable local law or as shall be customary under applicable local law, under which a Lien is granted on the real property and fixtures described therein to secure the First Lien Obligations, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

        “First Lien Mortgaged Property” means (a) each Initial First Lien Mortgaged Property, (b) each Post-Closing First Lien Mortgaged Property and (c) each real property (other than Initial First Lien Mortgaged Properties and Post-Closing First Lien Mortgaged Properties), if any, which shall be subject to a First Lien Mortgage delivered after the Closing Date.

        “First Lien Obligations” means any and all Obligations arising at any time in respect of the First Lien Facility and any Rate Protection Agreements (other than the Swap Agreement) required pursuant to Section 7.1.9.

        “First Lien Pledge and Security Agreement” means the First Lien Pledge and Security Agreement executed and delivered by an Authorized Officer of the Borrower and each Guarantor, substantially in the form of Exhibit G-1 hereto, together with any supplemental First Lien Foreign Pledge Agreements delivered pursuant to the terms of this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

        “First Lien Term Loan” is defined in Section 2.1.3.

        “First Lien Term Loan Commitment” is defined in Section 2.1.3.

        “First Lien Term Loan Commitment Amount” means $375,000,000.

        “First Lien Term Loan Outstandings” means as to any First Lien Lender at any time, the aggregate outstanding principal amount of all First Lien Term Loans of such Lender at such time.

        “First Lien Term Loan Percentage” means, relative to any Lender, the applicable percentage relating to First Lien Term Loans set forth opposite its name on Schedule II hereto under the First Lien Term Loan Commitment column or set forth in a Lender Assignment Agreement under the First Lien Term Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to Section 11.10. A Lender shall not have any First Lien Term Loan Commitment if its percentage under the First Lien Term Loan Commitment column is zero.

        “First Lien Term Note” means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding First Lien Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

        “First Priority” means, with respect to any Lien purported to be created in any collateral pursuant to any Loan Document, that such Lien is the most senior Lien to which such collateral is subject (other than Liens permitted by clauses (c), (d), (e), (f), (g), (h), (i) and (j) of Section 7.2.3), and in any event is senior (whether pursuant to contract or applicable law) to any Lien securing the Second Lien Obligations.

        “Fiscal Quarter” means a quarter ending on the last calendar day of March, June, September or December.

        “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31. References herein or in any other Loan Document to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2004 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

        “Fleet Lease Agreement” means the Master Lease Agreement, dated as of December 12, 2000, by and between Fleet Capital Corporation, its successors and assigns, and Tower Automotive Products Company, Inc., its successors and permitted assigns, as amended, supplemented, amended and restated or otherwise modified from time to time.

        “Flood Insurance Acts” means (a) the National Flood Insurance Act of 1968 and (b) the Flood Disaster Protection Act of 1973, each as amended and together with any successor laws of such type.

        “Foreign Cash Investments” means any investment rated “P-1” or higher by Moody’s or “A-1” or higher by S&P, (i) in direct obligations issued by, or guaranteed by, the government of a country that is a member of the Organization for Economic Cooperation and Development (the “OECD”) or any agency or instrumentality thereof, provided that such obligations mature within 180 days of the date of acquisition thereof, and (ii) in time deposits or negotiable certificates of deposit or money market securities issued by any commercial banking institution that is a member of an applicable central bank of a country that is a member of the OECD having surplus of at least $500,000,000 in the aggregate at all times, payable on demand or maturing within 180 days of the acquisition thereof; provided that, with respect to such time deposits, negotiable certificates of deposit and money market securities, the Required Lenders shall have at any time the right, upon notice to the Borrower, to reject any such bank as a bank in which such Foreign Cash Investments may be made.

        “Foreign Pledge Agreement” means any First Lien Foreign Pledge Agreement or Second Lien Foreign Pledge Agreement.

        “Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

        “F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

        “FX Trading Office” means the Administrative Agent’s foreign currency desk in New York, New York, or such other office or source of information as the Administrative Agent may designate with the consent of the Borrower.

        “Funding” means Second Lien Deposits made hereunder which are of the same type and, in the case of Second Lien Deposits earning a LIBOR Based Participation Fee, having the same Investment Period, made by all Second Lien Lenders required to make any such Second Lien Deposit on the same Business Day and pursuant to the same Funding Request.

        “GAAP” is defined in Section 1.4.

        “Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        “Granting Lender” has the meaning specified in clause (f) of Section 11.10.

        “Guarantor” means the Parent and each U.S. Subsidiary of the Borrower (other than any Receivables Subsidiary or Unrestricted Subsidiary) that has executed and delivered to the Administrative Agent the Subsidiary Guaranty.

        “Hazardous Material” means (i) any “hazardous substance”, as defined by CERCLA, (ii) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended, or (iii) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other Environmental Law.

        “Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

        “herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

        “Immaterial Subsidiary” means any direct or indirect Restricted Subsidiary of the Parent which holds, owns or contributes, as the case may be, 3% or less of the gross revenues, assets or EBITDA of the Borrower and its Subsidiaries, on a consolidated basis.

        “Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower (i) which is of a “going concern” or similar nature, (ii) which relates to the limited scope of examination of matters relevant to such financial statement, or (iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.

        “including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

        “Indebtedness”of any Person means:

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

        (b)        all monetary obligations, contingent or otherwise, relative to the face amount of all letters of credit (including standby and commercial), whether or not drawn, and banker’s acceptances issued for the account of such Person and all non-contingent reimbursement or payment obligations with respect to such letters of credit, banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments;

(c) all monetary obligations of such Person (i) arising under Synthetic Leases or (ii) constituting Capitalized Lease Liabilities;

        (d)        whether or not included as liabilities on the balance sheet of such Person, (i) all obligations of such Person to pay the deferred purchase price for any assets, properties, services or businesses (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person) and (ii) all indebtedness of such Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that, to the extent such indebtedness described in clause (ii) above is limited solely to the property subject to such Lien, for purposes of this Agreement the amount of such indebtedness shall be limited to the fair market value of such property, as determined by the Parent’s Board of Directors;

(e) all other items which, in accordance with GAAP, are included as liabilities on the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(f) net Hedging Obligations of such Person;

(g) indemnification, recourse or repurchase obligations arising in respect of any Permitted Receivables Purchase Facility; and

(h) without duplication, all Contingent Liabilities of such Person in respect of any of the foregoing types of Indebtedness incurred or owed by another Person.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

        “Indemnified Liabilities” is defined in Section 11.4.

        “Indemnified Parties” is defined in Section 11.4.

        “Initial First Lien Mortgaged Property” means each real property identified on Item 1.1(a) of the Disclosure Schedule.

        “Insurance L/C” means any Second Lien Letter of Credit issued to provided credit support for any of the insurance obligations of the Borrower or any of its Restricted Subsidiaries.

        “Intercompany Subordination Agreement” means the Subordination Agreement, dated the date hereof and substantially in the form of Exhibit I hereto, executed and delivered by two or more Obligors pursuant to the terms of this Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

        “Intercreditor Agreement” means the intercreditor agreement, dated as of the date hereof, by and among the Borrower, the Parent, the Collateral Agent and the Administrative Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

        “Interest Coverage Ratio” means, as of any date of determination, the ratio, computed for the period consisting of the twelve consecutive calendar months ended on the last day of the immediately preceding Fiscal Quarter of the following:

(a) EBITDA (for such twelve month period)

        to

(b) Interest Expense of the Parent and its Restricted Subsidiaries (for such twelve month period).

        “Interest Expense” means, for any Person during any applicable period and without duplication, (i) the sum of (A) the aggregate interest expense, both accrued and paid, of such Person during such applicable period, determined in accordance with GAAP, including (x) any discounts given pursuant to factoring arrangements, (y) interest (or other fees in the nature of interest of discount accrued and paid or payable in cash for such period) in respect of any Permitted Receivables Purchase Facility and (z) the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense or in respect of Rate Protection Agreements and (B) the aggregate amount of any dividends paid in cash on any Capital Securities (of such Person) during such period, less (ii) aggregate interest income earned by such Person during such applicable period, determined in accordance with GAAP.

        “Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan or Euro Loan pursuant to Sections 2.3 or 2.4, as applicable, and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months or, if available to all Lenders, nine or twelve months thereafter (or, solely with respect to Revolving Loans, if available to all Lenders, one or two weeks thereafter (or, if such month or week, as the case maybe has no numerically corresponding day, on the last Business Day of such month or week, as the case maybe), as the Borrower may select in its relevant notice pursuant to Sections 2.3 or 2.4; provided, however, that (i) no more than an aggregate of 15 Interest Periods and Investment Periods may be in effect at any one time, (ii) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day) and (iii) no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

        “Investment” means, relative to any Person, (i) the beneficial ownership by such Person of any Debt or Capital Securities issued or incurred by another Person, or (ii) any loan, advance or extension of credit constituting Debt that is made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of such other Person. The amount of any Investment shall be the stated principal amount (in the case of Debt) or capital amount (in the case of Capital Securities), less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

        “Investment Period” means relative to any Second Lien Deposits earning a Participation Fee based upon (or determined by reference to) the LIBO Rate (a “LIBOR Based Participation Fee”), the period (x) beginning on the date the Borrower elects, pursuant to Section 3.2.2, to have such LIBOR Based Participation Fee apply to such Second Lien Deposits, including any continuations as or conversions into a LIBOR Based Participation Fee pursuant to Section 2.4.2, and (y) ending on (but excluding) the day which numerically corresponds to such date one, two, three or six months or, if available to all Lenders, nine or twelve months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Section 2.3.2; provided, however, that (i) no more than an aggregate of 15 Investment Periods and Interest Periods may be in effect at any one time, (ii) if any such Investment Period would otherwise end on a day which is not a Business Day, such Investment Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Investment Period shall end on the Business Day next preceding such numerically corresponding day) and (iii) no Investment Period for any Second Lien Deposit may end later than the Stated Maturity Date for Second Lien Loans.

        “ISP Rules” is defined in Section 11.9.

        “Issuance”is defined in Section 7.2.9.

        “Issuance Request” means a request and certificate for a Letter of Credit which has been duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-3 hereto.

        “Issuers” means the Revolving Issuer and the Second Lien Issuer.

        “Joint Venture” means (i) those Persons whose names are set forth on Item 1.1(b) of the Disclosure Schedule; provided that such Item shall set forth the percentage ownership interest held in each such Person by the Parent and/or any of its Restricted Subsidiaries and (ii) any joint venture, partnership or other similar arrangement consummated after the Closing Date, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

        “JPMCB” is defined in the preamble.

        “Lead Arrangers” is defined in the preamble.

        “Lease L/C” means any Second Lien Letter of Credit issued to provided credit support for any of the obligations of the Borrower or any of its Restricted Subsidiaries under the Fleet Lease Agreement.

        “Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit J hereto.

        “Lenders” is defined in the preamble and includes any Person which becomes a Lender hereunder pursuant to a Lender Assignment Agreement.

        “Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (excluding consequential damages), disbursements or out-of-pocket expenses (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and out-of-pocket disbursements and out-of-pocket expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent, any Lender, any Issuer, any Lead Arrangers or any of their respective Affiliates, shareholders, directors, officers, employees, agents or advisors in connection with or arising from (i) any Hazardous Material on, in, under or affecting all or any portion of any property of the Parent or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from any such properties, (ii) any misrepresentation, inaccuracy or breach of any representation or warranty, contained or referred to in Section 6.12, (iii) any violation or claim of violation of any Environmental Law by the Parent or any of its Subsidiaries, or (iv) the imposition of any Lien relating to the payment of damages caused by, or the recovery of any costs for, the cleanup, release or threatened release of Hazardous Material by the Parent or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Parent or any of its Subsidiaries.

        “Letter of Credit” means, as the context may require, a Revolving Letter of Credit or a Second Lien Letter of Credit or both.

        “Letter of Credit Commitment” means, as the context may require, the Revolving Letter of Credit Commitment or the Second Lien Letter of Credit Commitment or both.

        “Letter of Credit Commitment Amount” means, as the context may require, the Revolving Letter of Credit Commitment Amount or the Second Lien Commitment Amount or both.

        “Letter of Credit Outstandings” means, as the context may require, the Revolving Letter of Credit Outstandings and the Second Lien Letter of Credit Outstandings, or both.

        “LIBO Rate” means, relative to any Interest Period for LIBO Rate Loans, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to the Administrative Agent’s LIBOR Office in the London interbank market as at or about 11:00 a.m. London, England time two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of the Administrative Agent’s LIBO Rate Loan and for a period approximately equal to such Interest Period.

        “LIBO Rate Deposit” means a Second Lien Deposit earning a LIBOR Based Participation Fee.

        “LIBO Rate Loan” means a Loan bearing interest at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

        “LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

LIBO Rate (Reserve Adjusted)	=	LIBO Rate 1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

        “LIBOR Based Participation Fee” is defined in the definition of “Investment Period”.

        “LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.

        “LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

        “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever.

        “Loan” means, as the context may require, a Revolving Loan, a First Lien Term Loan or a Second Lien Term Loan of any type.

        “Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, each Rate Protection Agreement, the Intercreditor Agreement, each Pledge and Security Agreement, each Mortgage, the Subsidiary Guaranty, the Second Lien Cash Collateral Account Agreement and each other agreement pursuant to which the Collateral Agent is granted a Lien to secure the Obligations and each other agreement, certificate, document or instrument delivered in connection with any of the Obligations, whether or not specifically mentioned herein or therein.

        “Material Adverse Effect” means (i) a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Parent and its Restricted Subsidiaries (taken as a whole), (ii) any adverse effect on the rights and remedies of any Secured Party under any Loan Document or (iii) any adverse effect on the ability of any Obligor to perform its Obligations (financial or otherwise) under the Loan Documents.

        “Material Debt” means the Indebtedness evidenced by the Convertible Notes, the 6¾% Debentures, Indebtedness issued under the Euro Notes Indenture and Indebtedness issued under the Senior Notes Indenture.

        “Material Debt Documents” means collectively, the loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing the terms of any Material Debt, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.12.

        “Maximum First Lien Principal Debt Amount” means (i) $440,000,000 less (ii) the aggregate principal amount of (A) mandatory permanent reductions of the Revolving Loan Commitment and (B) scheduled or mandatory repayments or prepayments of First Lien Term Loans, other than any such reduction, repayment or prepayment made in connection with a refinancing, extension, renewal, defeasance, restructuring, replacement or refunding thereof.

        “Minimum Liquidity” means, with respect to the Parent and its Restricted Subsidiaries as of any date of determination, the sum of (i) all cash, Cash Equivalent Investments and Foreign Cash Investments which would be included on the consolidated balance sheet of the Parent and such Restricted Subsidiaries in accordance with GAAP as of such date of determination, and (ii) the aggregate undrawn and available amount under the Revolving Loan Commitment as of such date of determination.

        “Moody’s”means Moody’s Investors Service, Inc.

        “Morgan Stanley” is defined in the preamble.

        “Mortgage” means, as the context may require, a First Lien Mortgage or a Second Lien Mortgage.

        “Mortgaged Property” means each First Lien Mortgaged Property and Second Lien Mortgaged Property.

        “Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by the Parent or any of its Subsidiaries in connection with such Casualty Event, net of all customary collection expenses thereof, but excluding any such proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first priority Lien permitted by clauses (c), (d) and (e) of Section 7.2.3 on the property which is the subject of such Casualty Event.

        “Net Debt Proceeds” means, with respect to the sale or issuance by the Parent or any of its Subsidiaries of any Indebtedness to any other Person after the Closing Date which is not expressly permitted by Section 7.2.2, the excess of (i) the gross cash proceeds actually received by such Person from such sale or issuance, over (ii) all customary arranging or underwriting discounts, fees and commissions, and all legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and other customary closing costs and expenses actually incurred in connection with such sale or issuance other than any such fees, discounts, commissions or disbursements paid to Affiliates of the Parent or any such Subsidiary in connection therewith.

        “Net Disposition Proceeds” means, with respect to any Disposition the excess of (i) the gross cash proceeds received by the Parent or any of its Subsidiaries from such Disposition (other than a Disposition permitted pursuant to clauses (i), (ii), (iii), (iv) or (vi) of Section 7.2.11), together with any cash received (but only when received) in respect of promissory notes or other non-cash consideration previously delivered to the Parent or any of its Subsidiaries in respect of any such Disposition, over (ii) the sum of (x) all customary legal, investment banking, brokerage and accounting and other professional fees, sales commissions and expenses and other customary closing costs and expenses actually incurred in connection with such Disposition which have not been paid to Affiliates of the Parent, (y) all taxes actually paid or estimated by the Parent or such Subsidiary to be payable in cash in connection with such Disposition, and (z) all payments made by the Parent or such Subsidiary to retire Indebtedness (other than the Credit Extensions) where payment of such Indebtedness is required in connection with such Disposition and (iii) any liability reserves established by the Parent or such Subsidiary in respect of such Disposition in accordance with GAAP; provided, however, that (A) if the amount of any estimated taxes pursuant to clause (ii) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Disposition Proceeds and (B) to the extent any such reserves described in clause (iii) are not fully used at the end of the applicable period for which such reserves were established, such unused portion of such reserves shall constitute Net Disposition Proceeds.

        “Net Equity Proceeds” means, with respect to the sale or issuance after the Closing Date by the Parent to any Person of its Capital Securities, warrants or options or the exercise of any such warrants or options, the excess of (i) the gross proceeds received by the Parent as a result of such sale or issuance, over (ii) all customary arranging or underwriting fees and commissions, and all legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and other customary closing costs and expenses actually incurred in connection with such sale or issuance which have not been paid to Affiliates of the Parent.

        “Net Income” means, for any period, the aggregate of all amounts (exclusive of all amounts in respect of any extraordinary gains and extraordinary losses) which would be included as net income on the consolidated financial statements of any Person and its Subsidiaries for such period in accordance with GAAP; provided that, for purposes of this Agreement, the calculation of Net Income shall not include any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the making of any Restricted Payment to the Borrower, except to the extent cash is distributed by such Restricted Subsidiary during such period to the Borrower as a dividend or other distribution.

        “Nissan QW Lease” means a lease to be entered into by the Borrower or one of its Restricted Subsidiaries as part of a sale and leaseback arrangement in respect of production equipment to be used in the assembly of automobile frames by the Borrower and/or its Restricted Subsidiaries for the Nissan QW program.

        “No More Favorable Terms And Conditions” means, with respect to any Indebtedness refinancing or otherwise replacing any other Indebtedness (“Refinanced Indebtedness”), such Indebtedness (i) has a maturity date no earlier than the maturity date of such Refinanced Indebtedness, (ii) has an Average Life at the time such Refinanced Indebtedness is incurred that is equal to or greater than the Average Life of such Refinanced Indebtedness, (iii) is subordinated to the Obligations to at least the same extent as such Refinanced Indebtedness, if at all, (iv) is secured to no greater extent than such Refinanced Indebtedness is secured, if at all, (v) is guaranteed by any of the Parent or any of its Restricted Subsidiaries to no greater extent than such Refinanced Indebtedness is guaranteed by any such Persons, if at all, and (vi) contains covenants, events of default, remedies, acceleration rights, amortization schedules and other material terms (excluding interest rate) that are no more favorable to the holders of such Indebtedness than the similar terms contained in such Refinanced Indebtedness.

        “Non-Consenting Lender” means any Lender that, in response to any request by the Borrower or the Administrative Agent to a departure from, waiver of or amendment to any provision of any Loan Document that requires the agreement of all Lenders shall not have given its consent to such departure, waiver or amendment; provided that (x) in the case of any Revolving Lender or First Lien Lender, the Required Lien First Lien Facility Lenders shall have given such consent and (y) in the case of any Second Lien Lender, the Required Second Lien Facility Lenders shall have given such consent.

        “Non-Defaulting Lender” means a Lender that is neither a Defaulting Lender nor a Non-Funding Lender.

        “Non-Excluded Taxes” means any Taxes other than Taxes on or measured by the net income imposed upon such Secured Party by any Governmental Authority under the laws of which such Secured Party is organized or in which it maintains its applicable lending office.

        “Non-Funding Lender” means a Lender that shall have failed to fund any Revolving Loan hereunder that it was required to have funded in accordance with the terms hereof, which Revolving Loan was included in any Borrowing in respect of which a majority of the aggregate principal amount of all Revolving Loans included in such Borrowing were funded by the Lenders party thereto.

        “Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

        “Note” means, as the context may require, a Revolving Note, a First Lien Term Note or a Second Lien Note.

        “Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and each other Obligor arising under, in connection with or in respect of any Loan Document, including Rate Protection Agreements required pursuant to Section 7.1.9, First Lien Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans and First Lien Reimbursement Obligations, together with all fees, costs, expenses or other amounts payable or reimbursable by the Borrower or any other Obligor pursuant hereto or under, in connection with or in respect of any of the foregoing.

        “Obligor” means, as the context may require, the Borrower, each Guarantor and each other Person (other than a Secured Party) obligated under any Loan Document.

        “Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s partnership interests, limited liability company interests or authorized shares of Capital Securities.

        “Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

        “Outstandings” means (i) with respect to any Revolving Lender, its Revolving Outstandings, (ii) with respect to any First Lien Lender, its First Lien Term Outstandings and (iii) with respect to any Second Lien Lender, its Second Lien Term Outstandings.

        “Parent” is defined in the preamble.

        “Participant” is defined in Section 11.10.

        “Participation Fee” is defined in Section 3.2.2.

        “Party” is defined in Section 8.1.9.

        “Patent Security Agreement” means any Patent Security Agreement executed and delivered by any Obligor in substantially the form of Exhibit A to either Pledge and Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

        “Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

        “Patriot Act Disclosures” means all documentation and other information which a Lender, if subject to the Patriot Act, is required to provide pursuant to the applicable section of the Patriot Act and which required documentation and information the Arrangers reasonably request in order to comply with their ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

        “PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

        “Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Parent or any corporation, trade or business that is, along with the Parent, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

        “Percentage” means (i) with respect to any Revolving Lender, its Revolving Loan Percentage, (ii) with respect to any First Lien Lender, its First Lien Term Percentage and (iii) with respect to any Second Lien Lender, its Second Lien Deposit Percentage.

        “Permitted Acquisition” means the acquisition by the Parent or any Restricted Subsidiaries from any Person of a business (whether pursuant to an acquisition of Capital Securities, assets or otherwise) in which the following conditions are satisfied:

        (a)        immediately before and after giving effect to such acquisition no Default shall have occurred and be continuing or would result therefrom (including under Section 7.2.1 and clause (b) of Section 7.2.10);

        (b)        in the case of the acquisition of Capital Securities, any Person whose Capital Securities were acquired and/or any newly-formed Subsidiary, in connection with such acquisition, shall have become a Subsidiary Guarantor and the Borrower shall have taken, or caused to be take, as of the date any such Person becomes a Subsidiary, each of the actions set forth in Section 7.1.8; and

        (c)        the consideration paid in connection with such acquisition shall solely be comprised of (x) Net Disposition Proceed prior to such time as such Net Dispositions Proceeds or Net Casualty Proceeds are required to be applied to repay the Loans or Net Casualty Proceeds in accordance with clause (d)(ii) of Section 3.1.1, (y) Capital Securities of the Parent and/or (z) beginning Fiscal Year 2005, cash in an amount not exceeding $5,000,000 in the aggregate in any Fiscal Year.

        “Permitted Cash Restructuring Charge Amount” means, for any Fiscal Year set forth below, the amount set forth opposite such Fiscal Year:

Fiscal Year 2005 2006 2007 2008 2009	Cash Amount $ 40,000,000 $ 60,000,000 $ 30,000,000 $ 30,000,000 $ 10,000,000

        “Permitted Receivables” means all obligations of any obligor (whether now existing or hereafter arising) under a contract for sale of goods or services by the Borrower or any other U.S. Restricted Subsidiaries, which shall include any obligation of such obligor (whether now existing or hereafter arising) to pay interest, finance charges or amounts with respect thereto, and, with respect to any of the foregoing receivables or obligations, (i) all of the interest of the Borrower or any other Restricted Subsidiaries in the goods (including returned goods) the sale of which gave rise to such receivable or obligation after the passage of title thereto to any obligor, (ii) all other Liens and property subject thereto from time to time purporting to secure payment of such receivables or obligations, and (iii) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such receivables or obligations.

        “Permitted Receivables Purchase Facility” means any agreement of the Borrower or any other U.S. Restricted Subsidiary providing for sales, transfers or conveyances of Permitted Receivables purporting to be sales (and considered sales under GAAP) that do not provide, directly or indirectly, for recourse against the seller of such Permitted Receivables (or against any of such seller’s Affiliates) by way of a guaranty or any other support arrangement, with respect to the amount of such Permitted Receivables (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse as is reasonable given market standards for transactions of a similar type, taking into account such factors as historical bad debt loss experience and obligor concentration levels; provided that the aggregate amount outstanding under all Permitted Receivables Purchase Facilities shall not exceed $50,000,000 at any time.

        “Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

        “Pledge and Security Agreement” means, as the context may require, the First Lien Pledge and Security Agreement or the Second Lien Pledge and Security Agreement or both.

        “Pledged Subsidiary” means each Subsidiary of the Parent in respect of which the Administrative Agent has been granted a security interest in or a pledge of (i) any of the Capital Securities issued by Subsidiary or (ii) any intercompany notes of such Subsidiary owing to the Parent, the Borrower or another Subsidiary of the Parent.

        “Post-Closing First Lien Mortgaged Property” means each real property identified on Item 1.1 (c) of the Disclosure Schedule.

        “Principal Property” means the principal manufacturing facilities located in the United States owned by the Borrower or a Subsidiary, except such as the Board of Directors, in its good faith opinion, reasonably determines is not significant to the business, financial condition and earnings of the Borrower and its consolidated Subsidiaries taken as a whole, as evidenced by a resolution of the Board of Directors.

        “Projections” means the projected consolidated financial statements (including balance sheets and statements of operations, stockholders’ equity and cash flows) of the Parent and its Subsidiaries, delivered pursuant to clause (b) of Section 5.1.5.

        “Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Debt owed to the Parent or any Restricted Subsidiary in connection with a Permitted Receivables Purchase Facility, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

        “Quarterly Payment Date” means the last day of March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

        “Rate Protection Agreement” means, collectively, any interest rate swap, cap, collar or similar agreement entered into by the Parent or any of its Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender, the Administrative Agent or an Affiliate thereof.

        “Receivables Subsidiary” means any special purpose, bankruptcy remote wholly-owned Subsidiary of the Borrower formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of Permitted Receivables in connection with and pursuant to a Permitted Receivables Purchase Facility.

        “Refinancing” is defined in the second recital.

        “Register” is defined in clause (b) of Section 2.7.

        “Reimbursement Obligation” means a Revolving Reimbursement Obligation or a Second Lien Reimbursement Obligation.

        “Release” means a “release”, as such term is defined in CERCLA.

        “Replacement Lender” is defined in Section 4.11.

        “Replacement Notice” is defined in Section 4.11.

        “Required Class Lenders” means, at any time of determination, (i) for Revolving Lenders, Non-Defaulting Lenders holding more than 50% of the sum of (x) the Revolving Outstandings of all Revolving Lenders plus (y) the unused Revolving Loan Commitment, (ii) for First Lien Lenders, Lenders holding more than 50% of the First Lien Term Loan Outstandings of all First Lien Lenders and (iii) for Second Lien Lenders, Lenders holding more than 50% of the Second Lien Outstandings of all Second Lien Lenders.

        “Required First Lien Facility Lenders” means Non-Defaulting Lenders holding more than 50% of the Total Exposure Amount relative to (but solely relative to) the First Lien Facility.

        “Required Lenders” means, at any time, Non-Defaulting Lenders holding greater than 50% of the Total Exposure Amount.

        “Required Second Lien Facility Lenders” means Non-Defaulting Lenders holding greater than 50% of the Total Exposure Amount relative to (but solely relative to) the Second Lien Facility.

        “Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.

        “Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

        “Restricted Payment” means the declaration or payment of any dividend (other than dividends payable solely in common stock of the Parent or any Subsidiary) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of the Parent or any Subsidiary or any warrants or options to purchase any such Capital Securities, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of the Parent or any Subsidiary or otherwise.

        “Restricted Subsidiary” means CJT Automotive Enterprises Inc., a Tennessee corporation, and each Subsidiary of the Parent (including the Borrower), other than an Unrestricted Subsidiary; provided that an Unrestricted Subsidiary may be converted into a Restricted Subsidiary upon at least 15 days prior written notice and certification from the Parent (i) notifying the Administrative Agent of such conversion and (ii) certifying, with computations set forth in reasonable detail, that (x) on a pro forma basis, had such conversion occurred on the first day of the twelve-month period ended on the last day of the most recently ended Fiscal Quarter, the provisions of Section 7.2.4 would have been complied with for each Fiscal Quarter ended during such twelve-month period and (y) before and after giving effect to such conversion, no Default shall have occurred and be continuing, it being understood and agreed that an Unrestricted Subsidiary that is converted into a Restricted Subsidiary pursuant to the foregoing proviso shall not be eligible to be converted back into an Unrestricted Subsidiary at any time.

        “Revolving Issuer” means Comerica in its capacity as issuer of the Revolving Letters of Credit, or another Lender acting in such capacity at the request of the Administrative Agent, in either case together with its permitted successors and assigns in such capacity.

        “Revolving Lender” means, as of any time of determination, any Lender which (i) holds outstanding Revolving Loans or (ii) has a Revolving Loan Percentage pursuant to Schedule II hereto or pursuant to a Lender Assignment Agreement which, in either case, is greater than 0%.

        “Revolving Letter of Credit” is defined in Section 2.1.2.

        “Revolving Letter of Credit Commitment” means the Revolving Issuer’s obligation to issue Letters of Credit pursuant to clause (a) of Section 2.1.2.

        “Revolving Letter of Credit Commitment Amount” means, on any date, a maximum amount of $25,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.

        “Revolving Letter of Credit Outstandings” means, at any time of determination, the sum of (i) the Dollar Equivalent of the aggregate Stated Amount of all issued and outstanding Revolving Letters of Credit plus (ii) the Dollar Equivalent of all outstanding Revolving Reimbursement Obligations.

        “Revolving Loan Commitment” is defined in Section 2.1.1.

        “Revolving Loan Commitment Amount” means, on any date, $50,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

        “Revolving Loan Commitment Termination Date” means the earliest of (i) May 31, 2004 (if the initial Credit Extension has not occurred on or prior to such date), (ii) the fifth anniversary of the Closing Date, (iii) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement, and (iv) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described in the preceding clauses (iii) or (iv), the Revolving Loan Commitments shall terminate automatically and without any further action.

        “Revolving Loan Percentage” means as to any Revolving Lender, the applicable percentage relating to Revolving Loans set forth opposite its name on Schedule II hereto under the Revolving Loan Commitment column or set forth in a Lender Assignment Agreement under the Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to Section 11.10. A Lender shall not have any Revolving Loan Commitment if its percentage under the Revolving Loan Commitment column is zero.

        “Revolving Loans” is defined in Section 2.1.1.

        “Revolving Note” means a promissory note of the Borrower payable to any Revolving Lender, in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Revolving Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

        “Revolving Outstandings” means as to any Revolving Lender at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate outstanding principal amount of all Revolving Loans of such Lender at such time and (b) such Lender’s Revolving Loan Percentage of the Dollar Equivalent of the Revolving Letter of Credit Outstandings at such time.

        “Revolving Reimbursement Obligation” is defined in clause (a) of Section 2.6.3.

        “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

        “SEC” means the Securities and Exchange Commission.

        “Second Lien Account” means, as the context may require, either the Second Lien Deposit Account, the Second Lien Cash Collateral Account or both.

        “Second Lien Cash Collateral Account” means a cash collateral account to be maintained with and in the name of the Collateral Agent or an Affiliate thereof pursuant to the Second Lien Cash Collateral Account Agreement.

        “Second Lien Cash Collateral Account Agreement” means the Second Lien Cash Collateral Account Agreement executed and delivered by an Authorized Officer of the Borrower, substantially in the form of Exhibit K hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

        “Second Lien Commitment” means, as the context may require, the Second Lien Letter of Credit Commitment or the obligation of each Second Lien Lender to purchase its Second Lien Letter of Credit Participation Obligation or both.

        “Second Lien Commitment Amount” means $155,000,000.

        “Second Lien Deposit” is defined in clause (b) of Section 2.1.5.

        “Second Lien Deposit Account” means the account established by the Collateral Agent or an Affiliate thereof in the name of the Second Lien Issuer pursuant to clause (a) of Section 2.1.5.

        “Second Lien Deposit Amount” means with respect to any Second Lien Lender, an amount equal to the product of (x) such Lender’s Percentage multiplied by (y) the Total Second Lien Deposit Amount.

        “Second Lien Deposit Percentage” means, relative to any Lender, the applicable percentage relating to Second Lien Deposits set forth opposite its name on Schedule II hereto under the Second Lien Deposit column or set forth in a Lender Assignment Agreement under the Second Lien Deposit column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to Section 11.10.

        “Second Lien Facility” means the Second Lien Letter of Credit Commitment, together with all Loans, Letters of Credit and other Credit Extensions, if any, made thereunder.

        “Second Lien Financial Covenant” means any covenant contained in Section 7.2.4, the reference amount or ratio of which is set forth therein in a column referring to the Second Lien Facility.

        “Second Lien Foreign Pledge Agreement” means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or a State thereof executed and delivered by the Parent or any of its Subsidiaries pursuant to the terms of this Agreement, in form and substance reasonably satisfactory to the Agents, as may be necessary or desirable under the laws of organization or incorporation of a Subsidiary to further protect or perfect the Lien on and security interest in any Collateral (as defined in the Second Lien Pledge and Security Agreement).

        “Second Lien Issuer” means Comerica in its capacity as issuer of the Second Lien Letters of Credit, or another Lender acting in such capacity at the request of the Administrative Agent, in either case together with its permitted successors and assigns in such capacity.

        “Second Lien Lender” means, as of any time of determination, any Lender which (i) holds outstanding Second Lien Term Loans or (ii) has a Second Lien Deposit Percentage pursuant to Schedule II hereto or pursuant to a Lender Assignment Agreement which, in either case, is greater than 0%.

        “Second Lien Letter of Credit” is defined in Section 2.1.4.

        “Second Lien Letter of Credit Commitment” means the Second Lien Issuer’s obligation to issue Second Lien Letters of Credit pursuant to Section 2.1.4.

        “Second Lien Letter of Credit Outstandings” means at any time of determination, the sum of (i) the aggregate Stated Amount of all issued and outstanding Second Lien Letters of Credit plus (ii) all outstanding Second Lien Reimbursement Obligations.

        “Second Lien Letter of Credit Participation Obligation” is defined in clause (b) of Section 2.6.1.

        “Second Lien Mortgage” means each mortgage, deed of trust or agreement executed and delivered by any Obligor in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the requirements of this Agreement in substantially the form of Exhibit H-2 hereto, in each case, including such provisions as shall be necessary to conform such document to applicable local law or as shall be customary under applicable local law, under which a Lien is granted on the real property and fixtures described therein to secure the Second Lien Obligations, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

        “Second Lien Mortgaged Property” means (a) each real property identified on Item 1.1(d) of the Disclosure Schedule and (b) each real property, if any, which shall be subject to a Second Lien Mortgage delivered after the Closing Date.

        “Second Lien Obligations” means any and all Obligations arising at any time in respect of the Second Lien Facility.

        “Second Lien Outstandings” means as to any Second Lien Lender at any time, an amount equal to the sum of (i) the aggregate outstanding principal amount of all Second Lien Term Loans of such Lender at such time and (ii) such Lender’s Percentage of the Second Lien Letter of Credit Outstandings at such time.

        “Second Lien Pledge and Security Agreement” means the Second Lien Pledge and Security Agreement executed and delivered by an Authorized Officer of the Borrower and each Guarantor, substantially in the form of Exhibit G -2 hereto, together with any supplemental Second Lien Foreign Pledge Agreements delivered pursuant to the terms of this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

        “Second Lien Reimbursement Obligation” is defined in clause (b) of Section 2.6.3.

        “Second Lien Term Loan” is defined in clause (c)(ii) of Section 2.1.5.

        “Second Priority” means, with respect to any Lien purported to be created in any collateral pursuant to any Loan Document, that such Lien is the most senior Lien to which such collateral is subject (other than (x) Liens created to secure the First Lien Obligations and (y) Liens permitted by clauses (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (n) and (o) of Section 7.2.3).

        “Secured Parties” means, collectively, the Lenders, each of the Issuers, the Agents, each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender, the Administrative Agent or an Affiliate thereof, and, in each case, each of their respective successors, transferees and assigns.

        “Senior Notes Indenture” means the Indenture, dated as of June 13, 2003, pursuant to which 12.00% Senior Notes due 2013 were issued by the Borrower, in the original principal amount of $258,000,000.

        “Senior Secured Debt” means, as of any date of determination, the outstanding aggregate principal amount of secured Debt of the Parent and its Restricted Subsidiaries under the Facilities and any other secured Debt that ranks senior to or pari passu with the Obligations.

        “Senior Secured Leverage Ratio” means, as of any date of determination, the ratio, computed for the period consisting of the twelve consecutive calendar months ended on the last day of the most recently ended Fiscal Quarter, of the aggregate principal amount of Senior Secured Debt (for such twelve month period) to EBITDA (for such twelve month period).

        “Solvent” means, with respect to any Person and its Subsidiaries on any date of determination, on such date (i) the fair value (determined on a going concern basis) of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries on a consolidated basis, (ii) the present fair salable value (determined on a going concern basis) of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay as such debts and liabilities mature in the ordinary course of business (including through refinancings, asset sales and other capital market transactions), and (iv) such Person and its Subsidiaries on a consolidated basis is not engaged in business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in business or transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute an unreasonably small capital. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

        “SPC” has the meaning specified in clause (f) of Section 11.10.

        “Spot Rate” for a currency means the rate quoted (expressed as a decimal, rounded to the fourth decimal place) to the Administrative Agent as the spot rate for the purchase of such currency with another currency through the FX Trading Office at approximately 10:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange settlement is made.

        “Stated Amount” means, on any date and with respect to any Letter of Credit, the total amount then available to be drawn under such Letter of Credit; provided that the amount available to be drawn under any Second Lien Letter of Credit shall be permanently reduced in the amount of any drawing from time to time thereunder.

        “Standard Federal” is defined in the preamble.

        “Stated Expiry Date” is defined in Section 2.6.

        “Stated Maturity Date” means (i) with respect to all First Lien Term Loans, Revolving Loans, Revolving Letters of Credit and Reimbursement Obligations (with respect thereto), the fifth anniversary of the Closing Date and (ii) with respect to Second Lien Deposits, Second Lien Term Loans, Second Lien Letters of Credit and Reimbursement Obligations (with respect thereto), January 29, 2010.

        “Sub Debt Documents” means, collectively, the loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing the terms of any Subordinated Debt, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.12.

        “Subject Lender” is defined in Section 4.11.

        “Subordinated Debt” means any Indebtedness which, by its terms, is subordinated in right of payment to the Obligations.

        “Subordination Provisions” is defined in Section 8.1.11.

        “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary of the Parent” (and any derivatives thereof) shall be a reference to all direct and indirect Subsidiaries of the Parent, including the Borrower.

        “Subsidiary Guarantor” means any direct or indirect Subsidiary of the Parent which is a Guarantor.

        “Subsidiary Guaranty” means the guaranty executed and delivered by an Authorized Officer of each U.S. Subsidiary of the Parent (other than the Borrower) pursuant to the terms of this Agreement, substantially in the form of Exhibit F hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

        “Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Agents and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 5.11(a) or (b) otherwise acceptable to the Agents.

        “Swap L/C” means any Second Lien Letter of Credit issued to provided credit support for the obligations of the Borrower under the Swap Agreement.

        “Syndication Agent” is defined in the preamble.

        “Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that does not constitute or create a Capitalized Lease Liability and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

        “Swap Agreement” means the Interest Rate Protection Agreement, dated as of May 10, 1996, between Bank of America, N.A. and the Borrower, as amended, supplemented, amended and restated or otherwise modified from time to time.

        “Tax Indemnity Notice” is defined in clause (d) of Section 4.6.

        “Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

        “Termination Date” means the date on which all Obligations (other than contingent indemnification obligations in respect of which no claim has been asserted) have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized), all Rate Protection Agreements have been terminated and all Commitments shall have terminated.

        “Title Company” means any nationally reputable title insurance company as shall be retained by Borrower and reasonably acceptable to the Lead Arrangers.

        “Total Debt” means, on any date of determination, the outstanding aggregate principal amount of all Debt of the Borrower and its Restricted Subsidiaries.

        “Total Exposure Amount” means, as of any date of determination (and without duplication), the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and the undrawn amount of all Commitments.

        “Total Leverage Ratio” means, as of any date of determination, the ratio, computed for the period consisting of the twelve consecutive calendar months ended on the last day of the most recently ended Fiscal Quarter of Total Debt to EBITDA (for such twelve month period).

        “Total Second Lien Deposit Amount” means, at any time, the aggregate amount of Second Lien Deposits on deposit in the Second Lien Deposit Account at such time.

        “Total Second Lien Outstandings” means at any time, the aggregate amount of the Second Lien Outstandings of all the Second Lien Lenders at such time.

        “Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by any Obligor substantially in the form of Exhibit B to the Pledge and Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

        “Transaction” is defined in the third recital.

        “Trust Preferred Securities” means the 6¾ convertible preferred securities described in the Amended and Restated Declaration of Trust of Tower Automotive Capital Trust dated as of June 9, 1998, among the Parent, First National Bank of Chicago, as property trustee, First Chicago Delaware Inc., as Delaware trustee, and the administrative agents named therein.

        “type” means (i) relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan, a LIBO Rate Loan or, in the case of Revolving Loans, a Euro Loan, and (ii) relative to any Second Lien Deposit, the portion thereof, if any, earning a Participation Fee based upon (or determined by reference to) the Base Rate or the LIBO Rate, as the case may be.

        “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

        “United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

        “Unrestricted Subsidiary” means (x) Seojin Industrial Company Limited, a Korean corporation, and (z) each Subsidiary (i) so designated pursuant to Section 11.14 hereof or (ii) first acquired or created after the Closing Date by another Unrestricted Subsidiary created or acquired in compliance with the provisions of this Agreement provided that the provisions of Section 11.14 are not breached in connection with such acquisition or creation.

        “U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States or a state thereof.

        “Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

        “Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

        “wholly-owned Subsidiary” means any Subsidiary as to which all such Subsidiary’s outstanding Capital Securities (other than any director’s qualifying shares or investments by Persons other than the Parent mandated by applicable laws) is owned directly or indirectly by such Person.

        SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have the same meanings when used in any other Loan Document and in the Disclosure Schedule.

        SECTION 1.3. Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

        SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with those generally accepted accounting principles (“GAAP”) as of December 31, 2003. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Parent and its Subsidiaries, in each case without duplication, and shall be appropriately adjusted to take into account any minority ownership interests in the assets, Subsidiaries or businesses of the Parent and its Subsidiaries.

        SECTION 1.5. Intercreditor Agreement. The parties hereto agree and consent as follows:

        (a)        The Lenders and the Issuers (i) acknowledge and agree to the terms of the Intercreditor Agreement, (ii) authorize the Agents to perform the Intercreditor Agreement on their behalf and to take any action thereunder as determined by it to be necessary or advisable to protect the interest of the holders of First Lien Obligations and (iii) acknowledge that certain items of the Collateral (as defined in the Intercreditor Agreement) will from time to time be made subject to a Lien to secure the Second Lien Obligations, subject to the terms of the Intercreditor Agreement.

        (b)        The relative rights and priorities of the Lenders holding First Lien Obligations and the Lenders holding Second Lien Obligations are governed by the Intercreditor Agreement. To the extent there is any conflict or ambiguity between any terms or provisions of the Intercreditor Agreement, on the one hand, and any terms or provisions of any other Loan Document, on the other hand, the terms and provisions of the Intercreditor Agreement shall govern.

ARTICLE II
COMMITMENTS, BORROWING AND ISSUANCE
PROCEDURES, NOTES AND LETTERS OF CREDIT

        SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement, the Lenders and the Issuers severally agree to make Credit Extensions as set forth below.

        SECTION 2.1.1. Revolving Loan Commitment. From time to time on any Business Day occurring from and after the Closing Date to but excluding the Revolving Loan Commitment Termination Date, each Revolving Lender hereby commits to make loans (“Revolving Loans”) in Euros or Dollars to the Borrower equal to such Revolving Lender’s Percentage of the aggregate principal amount of each Borrowing of Revolving Loans requested by the Borrower to be made on such day; provided that no Revolving Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, (i) the Dollar Equivalent of such Lender’s Revolving Outstandings would exceed such Lender’s Percentage of the Dollar Equivalent of the Revolving Loan Commitment Amount, (ii) the Dollar Equivalent of the aggregate amount of Revolving Letters of Credit Outstanding denominated in Euro, together with the Dollar Equivalent of the aggregate amount of Revolving Loans outstanding denominated in Euro, would exceed the Euro Loan Sublimit and (iii) the Dollar Equivalent of the aggregate amount of Revolving Loans outstanding together with the Dollar Equivalent of Revolving Letters of Credit Outstandings would exceed the Revolving Loan Commitment Amount. The commitment of each Revolving Lender described in this clause, together with its reimbursement obligation pursuant to clause (a) of Section 2.6.1, is herein referred to as its “Revolving Loan Commitment”. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans, without premium or penalty.

        SECTION 2.1.2. Revolving Letter of Credit Commitment. From time to time on any Business Day occurring from and after the Closing Date to but excluding the Revolving Loan Commitment Termination Date, the Revolving Issuer, in reliance on the agreements of the Revolving Lenders under this Article II, hereby commits to issue one or more letters of credit (each, a “Revolving Letter of Credit”) denominated in Dollars or Euros for the account of the Borrower in the Stated Amount requested by the Borrower to be issued on such day; provided that the Revolving Issuer shall not be permitted or required to issue any Revolving Letter of Credit if, immediately after giving effect to such issuance, (i) any Revolving Lender’s Percentage of the Dollar Equivalent of the aggregate amount of all Revolving Letter of Credit Outstandings would exceed such Lender’s Percentage of the Dollar Equivalent of the Revolving Letter of Credit Commitment Amount, (ii) the Dollar Equivalent of any Revolving Lender’s Revolving Outstandings would exceed such Lender’s Percentage of the Dollar Equivalent of the Revolving Loan Commitment Amount or (iii) the Dollar Equivalent of the aggregate amount of Revolving Letter of Credit Outstandings denominated in Euro, together with the Dollar Equivalent of the aggregate amount of Revolving Loans outstanding denominated in Euro, would exceed the Euro Loan Sublimit.

        SECTION 2.1.3. First Lien Term Loan Commitment. In a single Borrowing on the Closing Date, each First Lien Lender commits to make a loan (a “First Lien Term Loan”) to the Borrower equal to such First Lien Lender’s Percentage of the aggregate principal amount of the Borrowing of First Lien Term Loans requested by the Borrower to be made on such day; provided that no such First Lien Lender shall be permitted or required to make any First Lien Term Loan if, immediately after giving effect thereto, such Lender’s First Lien Term Loan Outstandings would exceed such Lender’s Percentage of the First Lien Term Loan Commitment Amount. The commitment of each First Lien Lender described in this clause is herein referred to as its “First Lien Term Loan Commitment”. No amounts paid or prepaid with respect to First Lien Term Loans may be reborrowed.

        SECTION 2.1.4. Second Lien Letter of Credit Commitment. From time to time on any Business Day occurring from and after the Closing Date to but excluding the Stated Maturity Date with respect to Second Lien Letters of Credit, the Second Lien Issuer, in reliance on the agreements of the Second Lien Lenders under this Article II, hereby commits to issue (or be deemed to issue, in the case of existing letters of credit, if any, that will be deemed to have been issued under this Agreement) one or more letters of credit (each, a “Second Lien Letter of Credit”) for the account of the Borrower in the Stated Amount requested by the Borrower to be issued on such day; provided that the Second Lien Issuer shall not be permitted or required to issue any Second Lien Letter of Credit if, immediately after giving effect to such issuance, (i) any Second Lien Lender’s Percentage of the aggregate amount of all Second Lien Letter of Credit Outstandings would exceed such Lender’s Percentage of the Second Lien Commitment Amount or (ii) the aggregate amount of Second Lien Letter of Credit Outstandings would exceed the Total Second Lien Deposit Amount; provided further that no Second Lien Letter of Credit may be issued after the Closing Date other than an Insurance L/C or a Lease L/C.

        SECTION 2.1.5. Second Lien Deposit Account. (a) On or prior to the Closing Date, the Collateral Agent shall establish a Second Lien Deposit Account at Standard Federal or an Affiliate thereof in the name of the Second Lien Issuer. Amounts on deposit in the Second Lien Deposit Account shall (i) cash collateralize, in favor of the Second Lien Issuer, each Second Lien Lender’s Second Lien Letter of Credit Participation Obligation and (ii) be invested, or caused to be invested, by the Collateral Agent as set forth in clause (d) below. No Person (other than the Collateral Agent or any of its sub-agents) shall have the right to make any withdrawals from the Second Lien Deposit Account or exercise any other right or power with respect thereto, except as expressly provided in clause (c) below. Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that no amount on deposit at any time in the Second Lien Deposit Account (x) shall be the property of any Secured Party, (y) shall constitute “collateral” under the Loan Documents other than in favor of the Second Lien Issuer in respect of Second Lien Letter of Credit Participation Obligations, or (z) shall otherwise be available in any manner to satisfy any Obligation of any Secured Party under the Loan Documents.

        (b)        On the Closing Date, each Second Lien Lender shall, for purposes of securing its Second Lien Letter of Credit Participation Obligation, deposit in the Second Lien Deposit Account an amount in Dollars equal to such Lender’s Percentage of the Total Second Lien Deposit Amount (each amount so deposited, such Lender’s “Second Lien Deposit”). Once such Second Lien Lender has made such deposit in full in cash into the Second Lien Deposit Account, all obligations of such Lender to reimburse the Second Lien Issuer with respect to any draw paid by it under any Second Lien Letter of Credit (pursuant to Section 2.6 or otherwise) shall be satisfied in full, and such Lender shall not have any further or other funding obligation whatsoever hereunder in respect of any Second Lien Letter of Credit Reimbursement Obligations.

        (c)        Amounts on deposit in the Second Lien Deposit Account shall be withdrawn and distributed as follows:

(i) Concurrently with any Disbursement under any Second Lien Letter of Credit, the Collateral Agent shall withdraw from the Second Lien Deposit Account and, to the extent funded, the Second Lien Cash Collateral Account, on a prorata basis, an aggregate amount equal to the amount of the Second Lien Reimbursement Obligation created as a result of such Disbursement, and use such amount to reimburse the Issuer in accordance with clause (b) of Section 2.6.1; provided, however, that, at the option of the Second Lien Letter of Credit Issuer, amounts payable in respect of any Disbursement under any Second Lien Letter of Credit may be paid to the beneficiary of such Letter of Credit directly from amounts on deposit in the Second Lien Deposit Account and the Second Lien Cash Collateral Account, on a prorata basis.

(ii) Concurrently with any withdrawal from the Second Lien Deposit Account as provided in clause (i) above, each Second Lien Lender shall be deemed to have made a loan (a “Second Lien Term Loan”) to the Borrower in an amount equal to the product of (x) such Lender’s Percentage multiplied by (y) the aggregate amount of such withdrawal from the Second Lien Deposit Account.

(iii) The Collateral Agent shall, within three Business Days following any cancellation or termination of any Second Lien Letter of Credit (whether at the Stated Expiry Date therefor or otherwise), or any reduction, in whole or in part, in the Stated Amount of any Second Lien Letter of Credit, but after giving effect to any withdrawal made pursuant to clause (ii) above required in connection with any Disbursement under such Second Lien Letter of Credit occurring at or prior to the time of such cancellation, termination or reduction, withdraw from the Second Lien Deposit Account an amount equal to (A) in the case of any cancellation or termination in full, the Stated Amount of such Second Lien Letter of Credit immediately prior to such cancellation or termination and (B) in the case of any reduction in part, the amount by which the Stated Amount of such Second Lien Letter of Credit has been reduced, and pay to each Second Lien Lender an amount equal to the product of (x) such Lender’s Percentage multiplied by (y) the aggregate amount of such withdrawal; provided that no such withdrawal shall be required to be made upon any such cancellation or termination, or reduction of the Stated Amount, of any Insurance L/C or the Swap L/C to the extent that (A) in the case of any cancellation or termination of any Insurance L/C, a new Insurance L/C shall be issued in a Stated Amount, or the Stated Amount of any existing Insurance L/C shall be increased in an amount, not exceeding the Stated Amount of such cancelled or terminated Insurance L/C immediately prior to such cancellation or termination, (B) in the case of any reduction of the Stated Amount of any Insurance L/C, a new Insurance L/C shall be issued in a Stated Amount, or the Stated Amount of any existing Insurance L/C shall be increased in an amount, not exceeding the amount of such reduction, (C) in the case of any cancellation or termination of the Swap L/C, a new Lease L/C shall be issued in a Stated Amount, or the Stated Amount of any existing Lease L/C shall be increased in an amount, not exceeding the Stated Amount of the Swap L/C immediately prior to such cancellation or termination and (D) in the case of any reduction of the Stated Amount of the Swap L/C, a new Insurance L/C shall be issued in a Stated Amount, or the Stated Amount of any existing Insurance L/C shall be increased in an amount, not exceeding the amount of such reduction; provided that the aggregate of the amounts referred to in clauses (C) and (D) above shall not exceed $7,500,000 for all Lease L/Cs.

(iv) Promptly upon the deposit of any amount into the Second Lien Cash Collateral Account in accordance with clause (i)(x) of Section 3.1.1, the Collateral Agent shall withdraw from the Second Lien Deposit Account such amount as may be required by clause (i)(y) of Section 3.1.1 and pay to each Second Lien Lender an amount equal to the product of (x) such Lender’s Percentage multiplied by (y) the aggregate amount of such withdrawal.

(v) If at any time the sum of (x) the Total Second Lien Deposit Amount plus (y) the amount on deposit in the Second Lien Cash Collateral Account exceeds the Second Lien Letter of Credit Outstandings, the Collateral Agent shall promptly withdraw an amount equal to such excess from the Second Lien Deposit Account and use such amount to refund the Second Lien Deposits prorata.

        (d)        Each Second Lien Deposit shall be invested by the Collateral Agent in Cash Equivalent Investments or other investments that match the type of Funding elected by the Borrower with respect to such Second Lien Deposit and that the Collateral Agent reasonably determines, in good faith, are reasonably likely to result in an earned return approximately equal to the Base Return on such Second Lien Deposit (and the Second Lien Lenders and the Second Lien Issuer hereby authorize the Collateral Agent to create a managed investment account to invest Second Lien Deposits and to manage investments in such account). On each day on which Participation Fees are required to be paid with respect to all or any portion of the Second Lien Deposits pursuant to Section 3.2.2, the Collateral Agent shall pay to each Second Lien Lender an amount equal to the product of (x) the lesser of (A) the Base Return for (i) the relevant Investment Period in the case of any such Second Lien Deposits constituting LIBO Rate Deposits or (ii) the period ended on the relevant Quarterly Payment Date in the case of any such Second Lien Deposits constituting Based Rate Deposits and (B) the aggregate amount of income actually earned and received with respect to the average daily amounts of such Second Lien Deposits for such Investment Period (less reasonable and customary fees charged by the Collateral Agent in connection with managing the investment of the Second Lien Deposits), multiplied by (y) such Lender’s Percentage. Any amounts earned and received with respect to Second Lien Deposits during any applicable Investment Period in excess of the Base Return shall be for the account of the Collateral Agent. No Person other than the Collateral Agent shall have any obligation under or in respect of this clause (d).

        (e)        Notwithstanding anything to the contrary in this Agreement, the Borrower shall not be liable for any losses due to or misappropriation of any (i) return due to the Collateral Agent’s failure to achieve a return equal to or exceeding the Base Return pursuant to clause (d) of this Section 2.1.5 or to pay all or any portion of such return to any Second Lien Lender or (ii) Second Lien Deposit (it being understood and agreed for greater certainty that neither clause (i) nor clause (ii) of this provision shall limit any obligation of the Borrower hereunder to pay any Participation Fee or repay any Second Lien Term Loan). Neither the Collateral Agent, the Second Lien Letter of Credit Issuer nor any other Person guarantees any rate of return on the investment of any Second Lien Deposit held in the Second Lien Deposit Account.

        SECTION 2.2. Reduction of Revolving Loan Commitment Amounts. The Revolving Loan Commitment Amount is subject to reduction from time to time as set forth below in this Section 2.2.

        SECTION 2.2.1. Optional Reductions. The Borrower may, from time to time on any Business Day occurring after the Closing Date, voluntarily reduce the amount of the Revolving Loan Commitment Amount effective as of a Business Day specified in writing by the Borrower; provided that no such reduction shall be permitted if, immediately after giving effect thereto and to any prepayments of Revolving Loans made on the effective date thereof, the aggregate Revolving Outstandings of all Revolving Lenders would exceed the Revolving Loan Commitment Amount; provided, further, that all such reductions shall require at least one Business Day’s prior notice to the Administrative Agent and be permanent, and any partial reduction of the Revolving Loan Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000. Any optional or mandatory reduction of the Revolving Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Revolving Loan Commitment Amount below the Revolving Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Revolving Letter of Credit Commitment Amount (as directed by the Borrower in a notice to the Administrative Agent delivered together with the notice of such voluntary reduction in the Revolving Loan Commitment Amount) to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Revolving Issuer.

        SECTION 2.2.2. Mandatory Reductions. Following the prepayment in full of the First Lien Term Loans and the Second Lien Facility, the Revolving Loan Commitment Amount shall, without any further action, automatically and permanently be reduced on the date the First Lien Term Loans would otherwise have been required to be prepaid pursuant to clause (d) or (e) of Section 3.1.1 hereof, in an amount equal to the amount by which the First Lien Term Loans would have been required to be prepaid pursuant to such clause (d) or (e), in each case as if First Lien Term Loans had been outstanding at such time.

        SECTION 2.3. Borrowing and Funding Procedures. Loans and Second Lien Deposits shall be made by the Lenders as follows.

        SECTION 2.3.1. Revolving Loans. (a) In the case of any Revolving Loans, by delivering a Borrowing Request to the Administrative Agent on or before 2:00 p.m. (New York, New York time) on a Business Day, the Borrower may from time to time irrevocably request, on not less than (x) one Business Day’s notice in the case of Base Rate Loans, (y) three Business Days’ notice in the case of LIBO Rate Loans or (z) four Business Days’ notice in the case of Euro Loans, and in each case not more than five Business Days’ notice, that a Borrowing be made by the applicable Lenders. LIBO Rate Loans and Euro Loans will be made in a minimum amount of $5,000,000 and an integral multiple of $1,000,000, and Base Rate Loans will be made in a minimum amount of $1,000,000 and an integral multiple of $500,000 or, in either case, in an amount equal to the unused amount of the applicable Commitment. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request.

        (b)        Each Lender that has a Commitment to make the Revolving Loans shall deposit with the Administrative Agent, on or before 11:00 a.m. (New York, New York time) on the date of Borrowing, same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. Neither the Administrative Agent’s nor any Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

        (c)        Upon receipt of a Borrowing Request, the Administrative Agent will promptly notify each Lender thereof of the amount of such Lender’s Percentage of the related Borrowing. In the case of a Borrowing of Revolving Loans comprised of Euro Loans, such notice will provide the amount of each Lender’s Percentage of such Borrowing, and the Administrative Agent will, upon the determination of the Dollar Equivalent amount of such Borrowing as specified in the Borrowing Request, promptly notify each Lender of the exact Dollar Equivalent amount of such Lender’s Percentage of such Borrowing. The Dollar Equivalent amount of any Borrowing in Euro will be determined by the Administrative Agent for such Borrowing on the Computation Date therefor in accordance with Section 2.8.

        SECTION 2.3.2. First Lien Term Loans. (a) In the case of any First Lien Term Loans, the Borrower may irrevocably request that a Borrowing be made by the applicable Lenders by delivering a Borrowing Request to the Administrative Agent on or before 2:00 p.m. (New York, New York time) at least three Business Days prior to the Closing Date. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request.

        (b)        Each Lender that has a Commitment to make the First Lien Term Loans being requested shall deposit with the Administrative Agent, on or before 11:00 a.m. (New York, New York time) on the date of Borrowing, same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. Neither the Administrative Agent’s nor any Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

        SECTION 2.3.3. Second Lien Deposits and Second Lien Term Loans. (a) In the case of any Second Lien Deposits, the Borrower may irrevocably request that Second Lien Deposits be made by the applicable Lenders by delivering a Funding Request to the Administrative Agent on or before 2:00 p.m. (New York, New York time) at least three Business Days prior to the Closing Date. On the terms and subject to the conditions of this Agreement, each Funding shall be comprised of the type of Second Lien Deposits, and shall be made on the Business Day, specified in such Funding Request.

        (b)        Each Lender that has a Commitment to make Second Lien Deposits shall deposit with the Collateral Agent into the Second Lien Deposit Account, on or before 11:00 a.m. (New York, New York time) on the Closing Date, same day funds in an amount equal to such Lender’s Percentage of the requested funding hereunder. No Lender’s obligation to make any Second Lien Deposit hereunder shall be affected by any other Lender’s failure to make any Second Lien Deposit.

        (c)        In the case of any Second Lien Term Loans, such Loans shall be deemed to be made, without requirement of delivery of any Borrowing Request by the Borrower, automatically upon the withdrawal of any amount from the Second Lien Deposit Account pursuant to clauses (c)(i) or (ii) of Section 2.1.5.

        SECTION 2.4. Continuation and Conversion Elections.

        SECTION 2.4.1. Loans. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 2:00 p.m. (New York, New York time) on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000 be, in the case of Base Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans (other than LIBO Rate Loans whose Interest Period is not longer than one month) when any Default has occurred and is continuing.

        SECTION 2.4.2. Second Lien Deposits. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 2:00 p.m. (New York, New York time) on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Base Rate Deposits, or three Business Days’ notice in the case of LIBO Rate Deposits, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000 be, in the case of Base Rate Deposits, converted into LIBO Rate Deposits or be, in the case of LIBO Rate Deposits, converted into Base Rate Deposits or continued as LIBO Rate Deposits (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Deposits at least three Business Days (but not more than five Business Days) before the last day of the then current Investment Period with respect thereto, such LIBO Rate Deposits shall, on such last day, automatically convert to a Base Rate Deposits); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Second Lien Deposits of all Second Lien Lenders that have made such Second Lien Deposits, and (y) no portion of Second Lien Deposits held in the Second Lien Deposit Account may be continued as, or be converted into, LIBO Rate Deposits when any Default has occurred and is continuing.

        SECTION 2.5. Funding.

        SECTION 2.5.1. Loans. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.

        SECTION 2.5.2. Second Lien Deposits. Each Second Lien Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Deposits hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Deposits; provided, however, that such LIBO Rate Deposits shall nonetheless be deemed to have been made and to be held by such Lender, and any payment, withdrawal or return obligation hereunder in respect of such LIBO Rate Deposit shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Deposits by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.

        SECTION 2.6. Issuance Procedures, etc. (a) Revolving Letters of Credit. By delivering to the Administrative Agent an Issuance Request on or before 2:00 p.m. (New York, New York time) on a Business Day, the Borrower may from time to time irrevocably request on not less than (i) in the case of Revolving Letters of Credit denominated in Dollars, three Business Days’ notice and (ii) in the case of Revolving Letters of Credit denominated in Euros, four Business Days’ notice, and in each case not more than five Business Days’ notice, in the case of either an initial issuance of a Revolving Letter of Credit or a request for the extension of the Stated Expiry Date of a Revolving Letter of Credit (in each case, unless a shorter notice period is agreed to by the Revolving Issuer, in its sole discretion), that the Revolving Issuer issue, or extend the Stated Expiry Date of, a Revolving Letter of Credit denominated in Dollars or Euros in such form as may be requested by the Borrower and approved by the Revolving Issuer, solely for the purposes described in Section 7.1.7.

        (b)        Second Lien Letters of Credit. By delivering to the Administrative Agent an Issuance Request on or before 2:00 p.m. (New York, New York time) on a Business Day, the Borrower may irrevocably request on not less than three nor more than five Business Days’ notice, in the case of either an initial issuance of a Second Lien Letter of Credit on the Closing Date, or a request for the extension of the Stated Expiry Date of a Second Lien Letter of Credit (in each case, unless a shorter notice period is agreed to by the Second Lien Issuer, in its sole discretion), that the Second Lien Issuer issue, or extend the Stated Expiry Date of, a Second Lien Letter of Credit in such form as may be requested by the Borrower and approved by the Second Lien Issuer, solely for the purposes described in Section 7.1.7. No Second Lien Letter of Credit may be initially issued on any day other than the Closing Date.

        (c)        General. Each Revolving Letter of Credit shall be denominated in Dollars or Euros and each Second Lien Letter of Credit shall be denominated in Dollars. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier to occur of (x) the first anniversary of its date of issuance and (y) the date that is one Business Day prior to (A) in the case of Revolving Letters of Credit, the Revolving Loan Commitment Termination Date and (B) in the case of Second Lien Letters of Credit, the Stated Maturity Date for Second Lien Term Loans, provided that any Letter of Credit with a one-year term may provide for the renewal thereof, with the consent of the Issuer thereof in its sole discretion, for additional one-year periods (which shall in no event extend beyond the applicable date for such Letter of Credit referred to in clause (y) above). Each Issuer will make available to the beneficiary thereof the original of the Letter of Credit which it issues. The Borrower hereby guarantees the prompt payment (and not collection) in full in cash of all Reimbursement Obligations in respect of all Letters of Credit issued for the account of any eligible Obligor other than the Borrower, which guaranty is absolute and unconditional and shall not be affected by any circumstance (other than the gross negligence, bad faith or willful misconduct of the Issuer) including (i) any set-off, counterclaim, recoupment, suretyship defense or other right which the Borrower may have against the Issuer of such Letter of Credit, any Lender, any Obligor or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of any Obligor; (iv) the acceleration or maturity of any Obligations or the termination of any Commitment after the issuance of such Letter of Credit or any drawing upon such Letter of Credit; (v) any breach of any Loan Document by any Person or any amendment or other modification to this Agreement or any other Loan Document; or (vi) any other circumstance, occurrence or event whatsoever, whether or not similar to any of the foregoing; provided that, with respect to Reimbursement Obligations in respect of Second Lien Letters of Credit, the Issuer thereof shall first seek to satisfy such Reimbursement Obligation by a withdrawal of amounts on deposit in the Second Lien Accounts as provided herein.

        SECTION 2.6.1. Other Lenders’ Participation. (a) Revolving Letters of Credit. Upon the issuance of each Revolving Letter of Credit, and without further action, each Revolving Lender (other than the Revolving Issuer) shall be deemed to have irrevocably purchased, to the extent of its Percentage, a participation interest in such Revolving Letter of Credit (including the Contingent Liability of the Revolving Issuer and any Revolving Reimbursement Obligation with respect thereto), and such Revolving Lender shall, to the extent of its Percentage, be responsible for reimbursing within one Business Day the Revolving Issuer for Revolving Reimbursement Obligations which have not been reimbursed by the Borrower in accordance with clause (a) of Section 2.6.3. In addition, such Revolving Lender shall, to the extent of its Percentage, be entitled to receive a ratable portion of the applicable Letter of Credit fees payable pursuant to Section 3.3.2 with respect to each Revolving Letter of Credit (other than the fronting fees payable to the Revolving Issuer pursuant to clause (ii) of Section 3.3.2) and of interest payable pursuant to Section 2.6.2 with respect to any Revolving Reimbursement Obligation related thereto. To the extent that any Revolving Lender has reimbursed the Revolving Issuer for a Disbursement, such Revolving Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement.

        (b)        Second Lien Letters of Credit. Upon the issuance of each Second Lien Letter of Credit, and without further action, each Second Lien Lender (other than the Second Lien Issuer) shall be deemed to have irrevocably purchased, to the extent of its Percentage, a participation interest in such Second Lien Letter of Credit, including any Contingent Liability or Second Lien Reimbursement Obligation created as a result of any issuance thereof or Disbursement with respect thereto (each, a “Second Lien Letter of Credit Participation Obligation”). Each Second Lien Lender’s Second Lien Letter of Credit Participation Obligation shall be cash collateralized (as provided in Section 2.1.5), in favor of the Second Lien Issuer, by such Lender’s Second Lien Deposit. Such Second Lien Lender’s Second Lien Deposit shall be available for withdrawal by the Collateral Agent, in the amounts contemplated by and otherwise in accordance with clauses (c)(i) and (ii) of Section 2.1.5, to reimburse the Second Lien Issuer for Second Lien Reimbursement Obligations. At the option of the Second Lien Issuer, amounts payable in respect of any Disbursement under any Second Lien Letter of Credit may be paid to the beneficiary of such Letters of Credit directly from amounts on deposit in the Second Lien Deposit Account and the Second Lien Cash Collateral Account, on a pro rata basis.

        SECTION 2.6.2. Disbursements. (a) Each Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, the applicable Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit or, in the case of any Second Lien Letter of Credit, cause sufficient proceeds to be withdrawn from the Second Lien Accounts and paid to the beneficiary (or its designee) of such Second Lien Letter of Credit.

        (b)        In the case of Revolving Letters of Credit, prior to 11:00 a.m. on the first Business Day following the Disbursement Date, the Borrower will reimburse the Administrative Agent, for the account of the Revolving Issuer, for all amounts which such Issuer has disbursed under such Revolving Letter of Credit, together with interest thereon at a rate per annum equal to (a) in the case of Revolving Letters of Credit denominated in Dollars, the rate per annum then in effect for Base Rate Loans (with the then Applicable Margin for Revolving Loans accruing on such amount) and (b) in the case of Revolving Letters of Credit denominated in Euros, the rate per annum then in effect for Euro Loans with an Interest Period of one month (with the then Applicable Margin for Euro Loans accruing on such amount), in each case, pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Revolving Letter of Credit, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the Revolving Issuer upon each Disbursement of a Revolving Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is the Borrower or a Guarantor).

        (c)        In the case of Second Lien Letters of Credit, immediately upon any Disbursement under any such Letter of Credit, an amount sufficient to satisfy the corresponding Reimbursement Obligation shall be withdrawn from the Second Lien Accounts pursuant to clauses (c)(i) and (ii) of Section 2.1.5, and a Second Lien Term Loan shall be deemed to have been made automatically upon (and in an amount equal to) such withdrawal from the Second Lien Deposit Account pursuant to clause (c)(ii) of Section 2.1.5. Once made (or deemed to be made), Second Lien Term Loans shall be subject, inter alia, to the Borrower’s payment and prepayment obligations in respect thereof as set forth herein, including Sections 3.1 and 3.2.

        SECTION 2.6.3. Reimbursement. (a) Revolving Reimbursement Obligations. The obligation (a “Revolving Reimbursement Obligation”) of the Borrower under Section 2.6.2 to reimburse the Revolving Issuer with respect to each Disbursement (including interest thereon) under any Revolving Letter of Credit, and, upon the failure of the Borrower to reimburse the Revolving Issuer, each Lender’s obligation under Section 2.6.1 to reimburse the Revolving Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Lender, as the case may be, may have or have had against the Revolving Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Revolving Letter of Credit (if, in the Revolving Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Revolving Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against the Revolving Issuer for any wrongful Disbursement made by the Revolving Issuer under a Revolving Letter of Credit as a result of acts or omissions constituting gross negligence, bad faith or willful misconduct on the part of the Revolving Issuer.

        (b)        Second Lien Reimbursement Obligations. Subject to clause (c) of Section 2.6, the obligation (a “Second Lien Reimbursement Obligation”) under Section 2.6.2 to reimburse the Second Lien Issuer with respect to each Disbursement (including interest thereon) under any Second Lien Letter of Credit shall be satisfied by the withdrawal of amounts from the Second Lien Deposit Account, and the corresponding deemed making of Second Lien Loans, pursuant to and in accordance with clauses (c)(i) and (ii) of Section 2.1.5.

        SECTION 2.6.4. Deemed Disbursements. (a) Revolving Letters of Credit. Upon the occurrence and during the continuation of any Default under Section 8.1.9 or upon notification by the Administrative Agent (acting at the direction of the Required First Lien Facility Lenders) to the Borrower of its obligations under this Section, following the occurrence and during the continuation of any other Event of Default, (i) the aggregate Stated Amount of all Revolving Letters of Credit shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the Revolving Issuer (notwithstanding that such amount may not in fact have been paid or disbursed) and (ii) the Borrower shall be immediately obligated to reimburse the Revolving Issuer for the amount deemed to have been so paid or disbursed by the Revolving Issuer. Amounts payable by the Borrower pursuant to this Section in respect of Revolving Letters of Credit shall be deposited in immediately available funds with the Administrative Agent and held as cash collateral security for the applicable Reimbursement Obligations. When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section which have not been applied to the satisfaction of any Reimbursement Obligations.

        (b)        Second Lien Letters of Credit. Upon the occurrence and during the continuation of any Default under Section 8.1.9 or upon notification by the Administrative Agent (acting at the direction of the Required Second Lien Facility Lenders) to the Borrower of its obligations under this Section, following the occurrence and during the continuation of any other Event of Default, a Second Lien Loan shall be deemed to have been made automatically upon such event or notice by each Second Lien Lender in an amount equal to such Lender’s Second Lien Deposit. If each of the Defaults and Events of Default giving rise to any such deemed Loan shall be cured or waived in full, then such deemed Loan shall be treated, on and after the date of such cure or waiver, as a Second Lien Deposit, subject to all other terms and provisions hereof.

        SECTION 2.6.5. Nature of Reimbursement Obligations. The Borrower, each other Obligor and, to the extent set forth in Section 2.6.1, each applicable Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Issuer (except to the extent of its own gross negligence, bad faith or willful misconduct) shall be responsible for:

        (a)        the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

        (b)        the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

(e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any Issuer or any Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by any Issuer in good faith (and not constituting gross negligence, bad faith or willful misconduct) shall be binding upon each Obligor and each such Secured Party, and shall not put such Issuer under any resulting liability to any Obligor or any Secured Party, as the case may be.

        SECTION 2.7. Notes. (a) The Borrower agrees that, upon written request to the Administrative Agent and Borrower by any Lender, the Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of the original Revolving Commitment Amount, First Lien Term Loan Commitment Amount or Second Lien Commitment Amount, as the case may be. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, constitute prima facie evidence and shall be binding on each Obligor absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.

        (b)        The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 11.10. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall constitute prima facie evidence and shall be binding, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered (or, if applicable, to which a Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 11.10. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

        SECTION 2.8. Euro Loan Provisions. (a) The Administrative Agent will determine the Dollar Equivalent amount with respect to any (i) Borrowing comprised of Euro Loans as of the requested date of such Borrowing, (ii) outstanding Euro Loans as of the last Business Day of each month, (iii) outstanding Euro Loans as of any redenomination date pursuant to this Section 2.8, (iv) Letters of Credit denominated in Euro, as of the date of Issuance and thereafter as of the last Business Day of each month and (v) Euro Loans or Letters of Credit, as of any date specified for determining the Dollar Equivalent of any amount (each such date under clauses (i) through (iv) a “Computation Date”).

        (b)        In the case of a proposed Borrowing comprised of Euro Loans, the Lenders shall be under no obligation to make Loans if the Administrative Agent has received notice from any of the Lenders by 5:00 p.m. three Business Days prior to the day of such Borrowing that such Lender cannot provide Loans in Euro, in which event the Administrative Agent will give notice to the Borrower no later than 1:00 p.m. on the second Business Day prior to the requested date of such Borrowing that the Borrowing in Euro is not then available, and notice thereof also will be given promptly by the Administrative Agent to the Lenders. If the Administrative Agent shall have so notified the Borrower that any such Borrowing in Euro is not then available, the Borrower may, by notice to the Administrative Agent not later than 5:00 p.m. one Business Day prior to the requested date of such Borrowing, withdraw the Borrowing Request relating to such requested Borrowing. If the Borrower does so withdraw such Borrowing Request, the Borrowing requested therein shall not occur and the Administrative Agent will promptly so notify each Lender. If the Borrower does not so withdraw such Borrowing Request, the Administrative Agent will promptly so notify each Lender and such Borrowing Request shall be deemed to be a Borrowing Request that requests a Borrowing comprised of Base Rate Loans in Dollars in the Borrowing Request; and in such notice by the Administrative Agent to each Lender the Administrative Agent will state such aggregate amount of such Borrowing in Dollars and such Lender’s Percentage thereof.

        (c)        In the case of a proposed continuation of Euro Loans for an additional Interest Period, the Lenders shall be under no obligation to continue such Euro Loans if the Administrative Agent has received notice from any of the Lenders by 5:00 p.m. three Business Days prior to the day of such continuation that such Lender cannot continue to provide Loans in Euro, in which event the Administrative Agent will give notice to the relevant Borrower not later than 1:00 p.m. on the second Business Day prior to the requested date of such continuation that the continuation of Euro Loans is not then available, and notice thereof also will be given promptly by the Administrative Agent to the Lenders. If the Administrative Agent shall have so notified the Borrower that any such continuation of Euro Loans is not then available, any continuation/conversion with respect thereto shall be deemed withdrawn and such Euro Loans shall be redenominated into Base Rate Loans in Dollars. The Administrative Agent will promptly notify the Borrower and the Lenders of any such redenomination and in such notice by the Administrative Agent to each Lender the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated Euro Loans as of the Computation Date with respect thereto and such Lender’s Percentage thereof.

        (d)        Notwithstanding anything herein to the contrary, during the existence of an Event of Default, upon the request of the Required Class Lenders of the Revolving Lenders, all or any part of any outstanding Euro Loans shall be redenominated and converted into Base Rate Loans in Dollars on the last day of the Interest Period with respect to any such Euro Loans. The Administrative Agent will promptly notify the Borrower and the Revolving Lenders of any such redenomination and conversion request.

ARTICLE III
REPAYMENTS, PREPAYMENTS, REFUNDINGS, INTEREST AND FEES

        SECTION 3.1. Repayments and Prepayments; Application. The Borrower agrees that the Loans shall be repaid and prepaid, and Second Lien Deposits shall be refunded, in each case from time to time, pursuant to the following terms; provided, however, that all repayments and prepayments of Loans hereunder shall be subject to the application of clause (i) of Section 3.1.1.

        SECTION 3.1.1. Repayments, Prepayments and Refundings. The Borrower shall repay in full the unpaid principal amount of each Loan upon the applicable Stated Maturity Date therefor. Upon the cancellation or termination of any Second Lien Letter of Credit upon the occurrence of the final Stated Expiry Date therefor, all or a portion of the amounts on deposit in the Second Lien Deposit Account will be refunded to the Second Lien Lenders as provided in clause (c)(iii) of Section 2.1.5. Prior thereto, payments, prepayments and refundings of the Loans and Second Lien Deposits shall or may be made as set forth below:

        (a)        (i) Subject to clause (a)(ii) and clause (i) of Section 3.1.1, from time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans or, by voluntarily depositing cash into the Second Lien Cash Collateral Account, cause a voluntary refund of Second Lien Deposits to Second Lien Lenders; provided, however, that (A) any such prepayment of the First Lien Term Loans or the Second Lien Term Loans, or refund of Second Lien Deposits, as applicable, shall be made pro rata among First Lien Term Loans and the Second Lien Term Loans, as applicable, of all Lenders of the same type and, if applicable, having the same Interest Period (with the amount of such prepayment (or refunding) of the First Lien Term Loans or the Second Lien Term Loans, as applicable, being applied to the remaining First Lien Term Loan amortization payments or Second Lien Term Loan amortization payments, as applicable, in direct order of maturity); (B) any such voluntary prepayment of Revolving Loans shall be made pro rata among the Revolving Loans of all Lenders of the same type and, if applicable, having the same Interest Period (provided that the Borrower may request that such prepayment be applied first to Revolving Loans denominated in Dollars or Euros); (C) all such voluntary prepayments or refundings shall require at least (x) in the case of Base Rate Loans (or Base Rate Deposits, as the case may be) one, and (y) in the case of LIBO Rate Loans and Euro Loans (or LIBO Rate Deposits, as the case may be), three, but in each case no more than five, Business Days’ prior notice to the Administrative Agent; and (D) all such voluntary partial prepayments or refundings shall be in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000.

(ii) Second Lien Term Loans will not be voluntarily prepayable (and the Borrower will not cause any voluntary refunding of Second Lien Deposits to occur) at any time prior to the first anniversary of the Closing Date. In the event that the Borrower makes a voluntary prepayment of Second Lien Term Loans (or causes a voluntary refunding of Second Lien Deposits) or makes a mandatory prepayment of such Loans (or is required to cause a mandatory refunding of Second Lien Deposits) pursuant to or as a result of the application of clause (d)(iii) of Section 3.1.1 during any period set forth below, the Borrower shall, at the time of such prepayment, pay the amount of such prepayment (or cause such refunding to be made) plus, in each case, an amount equal to the percentage of the amount so voluntarily prepaid (or refunded) or required to be prepaid (or refunded) during such period as follows:

The first anniversary of the Closing Date through and
including any date prior to the second anniversary of
Closing Date

The second anniversary of the Closing Date through and
including any date prior to the third anniversary of
Closing Date

Any time thereafter	2.00% 1.00% 0%.

        (b)        On each date when the aggregate Revolving Outstandings of all Revolving Lenders exceeds the Revolving Loan Commitment Amount, the Borrower shall make a mandatory prepayment of Revolving Loans and, if necessary, Cash Collateralize all Revolving Letter of Credit Outstandings, in an aggregate amount equal to such excess.

        (c)        (i) On the Stated Maturity Date and on each other date set forth below, the Borrower shall make a scheduled repayment of the aggregate outstanding principal amount, if any, of all First Lien Term Loans in an amount equal to the amount set forth below opposite the Stated Maturity Date or such other date, as applicable (as such amounts may be reduced as a result of Section 3.1.2:

Payment Date Each Quarterly Payment Date commencing September 30, 2004 through September 30, 2008 Date that is six months prior to the Stated Maturity Date The Stated Maturity Date	Amount of Required Principal Repayment $937,500 $179,531,250 $179,531,250

(ii) On the Stated Maturity Date and on each other date set forth below, the Borrower shall make a scheduled repayment of the aggregate outstanding principal amount, if any, of all Second Lien Term Loans in an amount equal to the amount set forth below opposite the Stated Maturity Date or such date, as applicable (as such amounts may be reduced pursuant to Section 3.1.2):

Payment Date Each Quarterly Payment Date commencing December 31, 2004 through December 31, 2009 The Stated Maturity Date	Amount of Required Principal Repayment $387,500 $146,862,500

        (d)        Concurrently with the receipt by the Parent or any of its Subsidiaries of any Net Equity Proceeds, Net Disposition Proceeds, Net Casualty Proceeds or Net Debt Proceeds, the Borrower shall be obligated to make mandatory prepayments of the Loans, as set forth below and each such prepayment shall be applied as set forth in Section 3.1.2:

(i) In the event the Parent or any such Subsidiary receives any Net Equity Proceeds, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 50% of such Net Equity Proceeds.

(ii) In the event the Parent or any such Subsidiary receives any Net Disposition Proceeds (other than in connection with the Disposition of all or any portion of any Joint Venture) or any Net Casualty Proceeds, the Borrower shall deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds or Net Casualty Proceeds, as the case may be, and, to the extent the aggregate amount of such proceeds received by the Parent and its Subsidiaries in any period of twelve consecutive calendar months since the Closing Date exceeds $5,000,000, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Disposition Proceeds or Net Casualty Proceeds, as the case may be; provided, however, that, upon written notice by the Borrower to the Administrative Agent not less than 10 Business Days following receipt thereof, the Borrower shall not be required to make any mandatory prepayment pursuant to this clause (d)(ii) if the Borrower informs the Administrative Agent in such notice of the Parent’s or the Borrower’s good faith intention to apply such Net Disposition Proceeds or Net Casualty Proceeds, as the case may be, to the acquisition of other assets or properties in the U.S. consistent with the businesses permitted to be conducted pursuant to Section 7.2.1 within 270 days following the receipt of such Net Disposition Proceeds or Net Casualty Proceeds, as the case may be. The amount of (x) such Net Disposition Proceeds unused after such 270 day period or (y) such Net Casualty Proceeds not subject to non-contingent contractual obligations of the Parent or the Borrower to reinvest the same after such 270 day period and unused within 360 days following the receipt thereof, shall be applied to the Loans as set forth in Section 3.1.2. Any term or provision hereof to the contrary notwithstanding, at any time when any Event of Default shall have occurred and be continuing or the Net Disposition Proceeds or Net Casualty Proceeds, as the case may be, not applied as provided above shall exceed $5,000,000 in the aggregate (for all such proceeds), at the request of the Administrative Agent, such Net Disposition Proceeds or Net Casualty Proceeds as the case may be will be deposited in an account maintained with the Administrative Agent (over which the Administrative Agent has sole dominion and control) for disbursement at the request of the Borrower to pay for such acquisition of other assets or property.

(iii) In the event the Parent or any such Subsidiary receives any Net Debt Proceeds, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Debt Proceeds; provided that no such mandatory prepayment shall be made in respect of the Second Lien Term Loans prior to the first anniversary of the Closing Date.

        (e)        Within 120 days after the close of each Fiscal Year (beginning with the close of the 2005 Fiscal Year) the Borrower shall make a mandatory prepayment of the Loans in an amount equal to the product of (i) Excess Cash Flow (if any) for such Fiscal Year, multiplied by (ii) the ECF Percentage, to be applied as set forth in Section 3.1.2; provided that such mandatory prepayment shall only be required to be made under this clause (e) to the extent that, immediately after giving effect thereto, and treating such prepayment as if it was made on the last day of the Fiscal Year immediately last ended, Minimum Liquidity on such day would not have been less than $125,000,000.

        (f)        Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, the Borrower shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

(g) Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by clause (a) of Section 3.1.1 or Section 4.4.

        (h)        Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the First Lien Term Loans or the Second Lien Term Loans pursuant to this Section, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the approximate amount of such prepayment, and the Administrative Agent will promptly thereafter notify each First Lien Lender and each Second Lien Lender of the approximate amount of such Lender’s pro rata share (based on the Total Exposure Amount) of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the First Lien Term Loans and Second Lien Term Loans, as applicable, in accordance with Section 3.1.2), and (ii) in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option, at the Borrower’s option to (x) prepay the First Lien Term Loans (to the extent the First Lien Lenders have not elected to exercise such option), (y) prepay the Second Lien Term Loans (to the extent the Second Lien Lenders have not elected to exercise such option) or (z) prepay the Revolving Loans (without any corresponding reduction in the Revolving Loan Commitment Amount).

        (i)        Any term or provision of this Section 3.1.1, Section 3.1.2 or clause (b) of Section 4.7 to the contrary notwithstanding, in the event any Second Lien Deposits remain on deposit in the Second Lien Deposit Account at the time of any repayment or prepayment of Loans required or permitted to be made under this Section 3.1.1, at the time of any application of proceeds pursuant to Section 3.1.2, or at the time of any application of cash proceeds pursuant to clause (b) of Section 4.7, for purposes of this Agreement (including the application of this Section 3.1.1, Section 3.1.2 and clause (b) of Section 4.7), all Second Lien Deposits of each Second Lien Lender shall be treated as if such deposits had been deemed to be Second Lien Loans hereunder immediately prior to such repayment or prepayment or application of cash proceeds, as the case may be; except that, (x) the pro rata amount of the repayment or prepayment that would otherwise be paid or applied in respect of such deemed Second Lien Loan shall instead be deposited into the Second Lien Cash Collateral Account, (y) subject to clause (a)(ii) of Section 3.1.1, if, after giving effect to any repayment or prepayment or application of cash proceeds, the sum of (A) the Total Second Lien Deposit Amount plus (B) the amount on deposit in the Second Lien Cash Collateral Account exceeds the Second Lien Letter of Credit Outstandings, the Collateral Agent shall withdraw an amount equal to such excess from the Second Lien Deposit Account and use such amount to refund the Second Lien Deposits pro rata, and (z) for purposes of the application of this clause (i) as provided above, references to “Interest Period”, “Base Rate Loan” and “LIBO Rate Loan” in respect of Second Lien Term Loans shall be deemed to refer, respectively, to “Investment Period”, “Base Rate Deposit” and “LIBO Rate Deposit” in respect of Second Lien Deposits, and vice versa.

        SECTION 3.1.2. Application. Subject to the application of clause (i) of Section 3.1.1, amounts prepaid pursuant to Section 3.1.1 shall be applied as set forth in this Section:

        (a)        Subject to clause (b) of this Section 3.1.2 and clause (a)(i)(x) of Section 3.1.1, each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBO Rate Loans.

        (b)        (i) Each prepayment of the First Lien Term Loans made pursuant to clause (c)(i) of Section 3.1.1 shall be applied to the remaining First Lien Term Loan amortization payments in direct order of maturity.

(ii) Each prepayment of Second Lien Term Loans made pursuant to clause (c)(ii) of Section 3.1.1 shall be applied to the remaining Second Lien Term Loan amortization payments in direct order of maturity.

        (c)        Each prepayment of the Loans made pursuant to clauses (d) and (e) of Section 3.1.1 shall be applied (i) first, to a mandatory prepayment of the outstanding principal amount of all First Lien Term Loans (with the amount of such prepayment of the First Lien Term Loans being applied to the remaining First Lien Term Loan amortization payments in direct order of maturity) and (ii) second, to a mandatory prepayment of the outstanding principal amount of all Second Lien Term Loans (with the amount of such prepayment of the Second Lien Term Loans being applied to the remaining Second Lien Term Loan amortization payments in direct order of maturity).

        (d)        Each prepayment of the Loans under Section 3.1.1 (other than any prepayment of Base Rate Loans under clause (e) of Section 3.1.1) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

        SECTION 3.2. Interest Rate and Participation Fee Provisions. Interest on the outstanding principal amount of the Loans and fees on the aggregate amount of Second Lien Deposits shall accrue and be payable in accordance with the terms set forth below.

        SECTION 3.2.1. Interest Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that the Loans comprising a Borrowing accrue interest at a rate per annum:

(a) on that portion of any Loans maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin;

        (b)        on that portion of any Loans maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin;

        (c)        on that portion of any Loan denominated in Euros maintained as a Euro Loan, during each Interest Period applicable thereto, equal to the sum of the Euro Rate for such Interest Period plus the Applicable Margin.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

        SECTION 3.2.2. Participation Fees. Pursuant to an appropriately delivered Funding Request or Continuation/Conversion Notice, the Borrower may elect that the fees (“Participation Fees”) relative to all or portion of the Second Lien Deposits accrue at a rate per annum determined as follows:

        (a)        on that portion of any Second Lien Deposits maintained from time to time as Base Rate Deposits, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; and

        (b)        on that portion of any Second Lien Deposits maintained as LIBO Rate Deposits, during each Investment Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Investment Period plus the Applicable Margin.

All LIBO Rate Deposits shall accrue Participation Fees from and including the first day of the applicable Investment Period to (but not including) the last day of such Investment Period at the rate determined as applicable to such LIBO Rate Deposits.

        Notwithstanding any of the foregoing, with respect to (A) in the case of any LIBO Rate Deposit, any Investment Period and (B) in the case of any Base Rate Deposit, the calendar quarter period ending on any Quarterly Payment Date, no Second Lien Deposit shall accrue Participation Fees in an amount exceeding (x) the amount of interest that would otherwise have accrued with respect to such Second Lien Deposit if it had been deemed to be a Second Lien Loan minus (y) the aggregate amount of payments received by the Second Lien Lenders pursuant to clause (d) of Section 2.1.5 with respect to such Second Lien Deposit and such Investment Period or calendar quarter period, as the case may be.

        SECTION 3.2.3. Post-Default Interest Rates and Participation Fees. After the date of the occurrence of any Event of Default (or any Default of the type described in clauses (a) through (d) of Section 8.1.9) (i) the Borrower shall pay, but only to the extent permitted by law, additional interest (after as well as before judgment) on all outstanding monetary Obligations, at a rate per annum equal to (x) in the case of principal on any Loan, at the request of the Class to which such Loan is owed, the rate of interest that otherwise would be applicable to such Loan (including the Applicable Margin therefor) plus 2% per annum; and (y) in the case of any interest, fees or other monetary Obligations (in each case, at the request of the Required Class Lenders to which such interest, fees or other monetary Obligations are owed), the Alternate Base Rate plus 2% per annum so long as such Default is continuing and (ii) at the request of the Second Lien Lenders, the amount of each Participation Fee shall increase at a rate equal to 2% per annum for so long as such Default is continuing; provided that none of the foregoing shall apply in the case of any Default or Event of Default, as the case may be, arising out of (A) any First Lien Financial Covenant without the consent of the Required First Lien Facility Lenders or (B) any Second Lien Financial Covenant without the consent of the Required Second Lien Facility Lenders; provided further that none of the foregoing shall apply to any Loan, Participation Fee, other fee, interest or other Obligation owed to (A) any Revolving Lender or First Lien Lender unless there shall have occurred a Default or Event of Default, as the case may be, with respect to the First Lien Obligations or (B) any Second Lien Lender unless there shall have occurred a Default or Event of Default, as the case may be, with respect to the Second Lien Obligations.

        SECTION 3.2.4. Increases and Other Changes. Notwithstanding anything to the contrary contained herein, in the event that the Parent or the Borrower shall default in the due performance or observance of any of any of their respective obligations under Section 7.1.10, then, so long as the Parent and the Borrower continue to default in the due performance or observance of any of such obligations, (x) without duplication due to the occurrence of separate Due Dates, the Applicable Margin then otherwise in effect for all Loans and Participation Fees shall automatically increase by 1% per annum on any Due Date and shall increase by an additional 1% per annum on the last day of each Fiscal Quarter ending after such Due Date and (y) neither the Parent nor any of its Subsidiaries shall be permitted to, on or after any Due Date, in each case without the consent of the Administrative Agent in its sole discretion, (A) assume, create or incur any Indebtedness referred to in any of clauses (c) (solely with respect to any refinancing of the applicable Indebtedness prior to the final maturity date thereof), (e), (f) (solely with respect to clause (i) of the first proviso thereto), (g) (solely with respect to any refinancing of the Convertible Notes), (h) (solely to the extent contractual commitments to consummate the acquisition to which the applicable Assumed Indebtedness relates have not been entered into prior to such Due Date), (i), (o) (solely with respect to Permitted Receivables transferred after such Due Date pursuant to a Permitted Receivables Purchase Facility) and (p) of Section 7.2.2, (B) assume, create or incur any Lien referred to in any of clauses (d), (e) (solely to the extent contractual commitments to consummate the acquisition to which the applicable Assumed Indebtedness relates have not been entered into prior to such Due Date) and (m) (solely with respect to Permitted Receivables transferred after such Due Date pursuant to a Permitted Receivables Purchase Facility) of Section 7.2.3, (C) purchase, make, incur or assume any Investments referred to in any of clauses (g), (h), (j), (k) (solely with respect to Sections 7.2.10 and 7.2.11 and clause (e) of Section 7.2.16), (l) (solely with respect to Investments made after such Due Date pursuant to a Permitted Receivables Purchase Facility), (m) and (o) (solely with respect to clause (i) thereof) of Section 7.2.5, (D) consummate any Issuance pursuant to clause (a)(ii) of Section 7.2.9, (E) enter into any transaction referred to in Section 7.2.10, (F) consummate any Disposition referred to in any of clauses (v), (vii) and (viii) of Section 7.2.11 (solely to the extent contractual commitments to consummate the applicable Disposition have not been entered into prior to such Due Date), (G) enter into any transaction referred to in any of clauses (c) (solely with respect to the clauses of Section 7.2.5 referred to in clause (C) above), (d) (solely with respect to clause (a)(ii) of Section 7.2.9) or (h) of Section 7.2.13, (H) enter into any agreement referred to in the second-to-last paragraph or clause (ii) of the last paragraph of Section 7.2.14, (I) enter into the sale and leaseback arrangement to which the Nissan QW Lease relates, (J) create any leases referred to in clauses (e) or (f) of Section 7.2.16 (solely to the extent contractual commitments to consummate the Permitted Acquisition to which the applicable lease relates or the Nissan QW Lease, as the case may be, have not been entered into prior to such Due Date) or (K) apply any Net Disposition Proceeds or Net Casualty Proceeds to acquire other assets or properties pursuant to clause (d)(ii) of Section 3.1.1; provided that Net Casualty Proceeds may be so applied solely to the extent they have been deposited in and are disbursed from a cash collateral account on terms and conditions reasonably satisfactory to the Administrative Agent (such terms and conditions to include that no disbursement from such cash collateral account shall be permitted unless (i) no Event of Default shall have occurred and be continuing and (ii) in connection with such disbursement, the Administrative Agent shall have received a certificate, executed on behalf of the Borrower by the chief executive officer, chief financial officer or treasurer of the Borrower, demonstrating that the proceeds of such disbursement shall be applied to the repair and restoration of the property that has been the subject of the applicable Casualty Event). Upon the Borrower’s and the Parent’s full compliance with the obligations set forth in Section 7.1.10, the Applicable Margin shall automatically revert to the Applicable Margin otherwise in effect for all Loans and Participation Fees payable on the Second Lien Deposits, and all the prohibitions set forth in clause (y) above shall cease to be of any further force or effect.

        SECTION 3.2.5. Payment Dates. (a) Loans. Interest accrued on each Loan shall be payable, without duplication:

(i) on the Stated Maturity Date therefor;

(ii) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(iii) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Closing Date;

(iv) with respect to LIBO Rate Loans and Euro Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);

(v) with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

(vi) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

        (b)        Participation Fees. Participation Fees accrued on each Second Lien Deposit shall be payable, without duplication:

(i) on the Stated Maturity Date for such Second Lien Deposit;

(ii) on the date of any payment or prepayment, in whole or in part, of principal outstanding on any Second Lien Loan which such Second Lien Deposit shall be deemed to be pursuant to clause (i) of Section 3.1.1, on the principal amount of such deemed Second Lien Loan so paid or prepaid;

(iii) with respect to Base Rate Deposits, on each Quarterly Payment Date occurring after the Closing Date;

(iv) with respect to LIBO Rate Deposits, on the last day of each applicable Investment Period (and, if such Investment Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Investment Period);

(v) with respect to any Base Rate Deposits converted into LIBO Rate Deposits on a day when interest would not otherwise have been payable pursuant to clause (iii), on the date of such conversion; and

(vi) immediately upon the making of any Second Lien Loan corresponding to such Second Lien Deposit pursuant to clause (b) of Section 2.6.4.

        SECTION 3.3. Fees. The Borrower agrees to pay the fees set forth below. All such fees shall be non-refundable when earned and paid.

        SECTION 3.3.1. Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrower’s inability to satisfy any condition of Article V) commencing on the Closing Date and continuing through the Revolving Loan Commitment Termination Date, a commitment fee in an amount equal to the Applicable Commitment Fee Margin, in each case on such Lender’s Percentage of the sum of the average daily unused portion of the Revolving Loan Commitment Amount (net of Letter of Credit Outstandings, in the case of the Revolving Loan Commitment Amount). All commitment fees payable pursuant to this Section 3.3.1 shall be calculated on a year comprised of 360 days and shall be paid by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Closing Date, and on the Revolving Loan Commitment Termination Date.

        SECTION 3.3.2. Letter of Credit Fee. The Borrower agrees to pay (i) to the Administrative Agent, for the pro rata account of the applicable Revolving Issuer and each Revolving Lender, a Revolving Letter of Credit fee in an amount equal to the then effective Applicable Margin for Revolving Loans maintained as LIBO Rate Loans, multiplied by the Stated Amount of each such Letter of Credit, and (ii) to each Revolving Issuer and each Second Lien Issuer, as the case may be, a fronting fee of 0.125% per annum on the Stated Amount of each Letter of Credit issued by such Issuer, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each such Letter of Credit and on the date such Letter of Credit is terminated (which shall not be later than the Stated Maturity Date for the Revolving Loans in the case of Revolving Letters of Credit or the Stated Maturity for Second Lien Term Loans in the case of Second Lien Letters of Credit). The Borrower further agrees to pay to each Issuer such additional administrative fees and other fees, if any, in connection with Letters of Credit issued by such Issuer in such amounts and at such times as such Issuer and the Borrower shall agree from time to time.

        SECTION 3.3.3. Administrative Agent Fee and Collateral Agent Fee. (a) The Borrower agrees to pay to the Administrative Agent for its account an administrative fee in the amount and at the times specified in that certain confidential letter, dated May 4, 2004 from the Lead Arrangers to the Parent and the Borrower, as amended or otherwise modified from time to time.

        (b)        The Borrower agrees to pay to the Collateral Agent for its account a collateral agency fee in the amount and at the times separately agreed upon in writing by the Borrower and the Collateral Agent on or before the date hereof.

ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS

        SECTION 4.1. LIBO Rate Lending or Euro Loan Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be prima facie evidence thereof and shall be binding on the Borrower absent manifest error) that the introduction of or any change in or in the interpretation of any law after the Closing Date makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan or a Euro Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan or such Euro Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans and Euro Loans, as applicable, payable to such Lender shall automatically convert into Base Rate Loans in Dollars at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

        SECTION 4.2. Deposits Unavailable. If the Administrative Agent shall have determined that

(a) Dollar deposits or Euro deposits, as applicable, in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or

(b) by reason of circumstances affecting it’s relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans or Euro Loans, as applicable;

then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans or Euro Loans, as applicable, shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

        SECTION 4.3. Increased LIBO Rate Loan or Euro Loan Costs, etc. The Borrower agrees to reimburse each Lender and Issuer for any increase in the cost to such Lender or Issuer of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party’s Commitments and the making of Credit Extensions hereunder related to the making, continuing or maintaining (or of its obligation to make or continue any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans or Euro Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively. Each affected Secured Party shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Secured Party within five Business Days of its receipt of such notice, and such notice shall be prima facie evidence thereof and shall be binding upon the Borrower absent manifest error.

        SECTION 4.4. Funding Losses. In the event any Lender shall incur any actual loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan or a Euro Loan) as a result of

        (a)        any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan or Euro Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

(b) any Loans not being made as LIBO Rate Loans or Euro Loans in accordance with the Borrowing Request therefor; or

        (c)        any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor or the conversion of a Euro Loan into a Revolving Loan denominated in Dollars;

then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall be prima facie evidence thereof and shall be binding upon the Borrower absent manifest error.

        SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority after the Closing Date affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion) that as a result thereof the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit participated in, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Secured Party to the Borrower, the Borrower shall within five Business Days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return. A statement of such Secured Party as to any such additional amount or amounts shall be prima facie evidence thereof and shall be binding upon the Borrower. In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

        SECTION 4.6. Taxes. The Borrower covenants and agrees as follows with respect to Taxes:

        (a)        Any and all payments by the Borrower under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made by any Obligor to or on behalf of any Secured Party under any Loan Document, then:

(i) subject to clause (f), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

(ii) the Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b) In addition, the Borrower shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

        (c)        As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof), if any, or other certificate or document evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.

        (d)        Subject to clause (f), the Borrower shall indemnify each Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, such Secured Party will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes so long as such efforts would not, in the sole determination of such Secured Party, result in any additional costs, expenses or risks or be otherwise disadvantageous to it. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Secured Party (the “Tax Indemnity Notice”), the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided, however, that no Secured Party shall be under any obligation to provide any such Tax Indemnity Notice to the Borrower). In addition, the Borrower shall indemnify each Secured Party for any incremental Taxes that may become payable by such Secured Party as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes; provided that, if such Secured Party has not provided the Borrower with a Tax Indemnity Notice by the 60th Business Day following the receipt by the Secured Party of written notice from the relevant Governmental Authority of the levy, imposition or assessment of such Taxes or Other Taxes, then the Borrower shall not be required to so indemnify the Secured Party for interest and penalties which accrue during the period of time, if any, beginning after such 60th Business Day and ending on the 10th Business Day following the delivery to the Borrower by such Secured Party of the Tax Indemnity Notice. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Secured Party makes written demand therefor (together with supporting documentation in reasonable detail). The Borrower acknowledges that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

        (e)        Each Non-U.S. Lender, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only for so long as such non-U.S. Lender is legally entitled to do so), shall deliver to the Borrower and the Administrative Agent either (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form.

        (f)        The Borrower shall not be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrower shall be obligated to pay additional amounts to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Closing Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of the Borrower or (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to an assignee Lender that becomes an assignee Lender as a result of an assignment made at the request of the Borrower.

        SECTION 4.7. Payments, Computations, etc. (a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. All payments by the Borrower shall be made to the Administrative Agent with respect to principal of, interest on, and any other amounts relating to, any Loan, shall be made in the currency in which such Loan is denominated or payable, and, with respect to all other amounts payable hereunder, shall be made in Dollars and in each case, in immediately available funds. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party. All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days). Payments due on other than a Business Day shall (except as otherwise required by clause (c) of the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

        (b)        All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Loan Documents as security for the Obligations, shall be paid over to the Administrative Agent and applied by the Administrative Agent as follows:

(i) first, to the payment of all Obligations owing to the Agents, in their capacity as Agents (including the fees and expenses of counsel to the Agents),

(ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest and fees owing with respect to the First Lien Facility and all reasonable costs and out-of-pocket expenses owing to the Secured Parties with respect to the First Lien Facility pursuant to the terms of this Agreement, until paid in full in cash,

(iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of the principal amount of the Loans constituting First Lien Obligations then outstanding, amounts owing to Secured Parties under Rate Protection Agreements, the aggregate First Lien Reimbursement Obligations then owing and Cash Collateralization for contingent liabilities under Revolver Letter of Credit Outstandings,

(iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other First Lien Obligations owing to the Secured Parties,

(v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), to the ratable payment of all interest and fees owing with respect to the Second Lien Facility and all costs and expenses owing to the Secured Parties with respect to the Second Lien Facility pursuant to the terms of this Agreement, until paid in full in cash,

(vi) sixth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(v), subject to clause (i) of Section 3.1.1, to the ratable payment of the principal amount of outstanding Second Lien Loans,

(vii) seventh, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(vi), to the ratable payment of all other Second Lien Obligations owing to the Secured Parties, and

(viii) eighth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(vii), and following the Termination Date, to each applicable Guarantor or any other Person lawfully entitled to receive such surplus.

        SECTION 4.8. Sharing of Payments. If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) the total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. The Borrower agrees that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

        SECTION 4.9. Setoff. Each Secured Party shall, upon the occurrence and during the continuance of any Default described in clauses (a) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it, and (as security for such Obligations) the Borrower and the Parent hereby grant to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower and the Parent then or thereafter maintained with such Secured Party; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Borrower or the Parent, as applicable and the Administrative Agent after any such setoff and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.

        SECTION 4.10. Mitigation. Each Lender agrees that if it makes any demand for payment under Sections 4.3 or 4.6, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 4.3 or 4.6.

        SECTION 4.11. Replacement of Lenders. Each Lender hereby severally agrees as set forth in this Section. If any Lender (a “Subject Lender”) (i) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to Section 4.3, 4.5 or 4.6, (ii) gives notice pursuant to Section 4.1 requiring a conversion of such Subject Lender’s LIBO Rate Loans to Base Rate Loans or any change in the basis upon which interest is to accrue in respect of such Subject Lender’s LIBO Rate Loans or suspending such Lender’s obligation to make Loans as, or to convert Loans into, LIBO Rate Loans, (iii) becomes a Non-Consenting Lender or (iv) becomes a Non-Funding Lender or a Defaulting Lender, the Borrower may, within 180 days of receipt by the Borrower of such demand or notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation) or within 180 days of such Lender becoming a Non-Consenting Lender, a Non-Funding Lender or a Defaulting Lender, as the case may be, give notice (a “Replacement Notice”) in writing to the Administrative Agent and such Subject Lender of its intention to replace such Subject Lender with a financial institution (a “Replacement Lender”) designated in such Replacement Notice. If the Administrative Agent shall, in the exercise of their reasonable discretion and within 30 days of its receipt of such Replacement Notice, notify the Borrower and such Subject Lender in writing that the designated financial institution is reasonably satisfactory to the Administrative Agent (such consent not being required where the Replacement Lender is already a Lender), then such Subject Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 11.10, all of its Commitments, Loans and other rights and obligations under this Agreement and all other Loan Documents (including, without limitation, Reimbursement Obligations) to such designated financial institution; provided that (i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Subject Lender and such designated financial institution and (ii) the purchase price paid by such designated financial institution shall be in the amount of such Subject Lender’s Loans and its Percentage in respect of any Revolving Loan Commitment under which there are outstanding Reimbursement Obligations of such Reimbursement Obligation, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.5 and 4.6), owing to such Subject Lender hereunder. Upon the effective date of an assignment described above, the designated financial institution or Replacement Lender shall become a “Lender” for all purposes under this Agreement and the other Loan Documents.

        SECTION 4.12. Application to Participation Fees. The foregoing provisions of this Article IV shall apply, mutatis mutandis (i) to Participation Fees as if Participation Fees were Loans, (ii) to BR Based Participation Fees as if BR Based Participation Fees were Base Rate Loans and (iii) to LIBOR Based Participation Fees as if LIBOR Based Participation Fees were LIBO Rate Loans.

ARTICLE V
CONDITIONS TO CREDIT EXTENSIONS

        SECTION 5.1. Initial Credit Extension. The obligations of the Lenders and, if applicable, the Issuer to fund the initial Credit Extension shall be subject to the prior or concurrent satisfaction in all material respects of each of the conditions precedent set forth in this Article.

        SECTION 5.1.1. Resolutions, etc. The Administrative Agent shall have received from each Obligor, as applicable, (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Obligor and (ii) a certificate, dated the Closing Date with counterparts for each Lender, duly executed and delivered by such Obligor’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

        (a)        resolutions of each such Obligor’s Board of Directors (or other managing body, in the case of an Obligor which is not a corporation) then in full force and effect authorizing, to the extent relevant, the execution, delivery and performance of each Loan Document to be executed by such Obligor and the transactions contemplated hereby and thereby;

        (b)        the incumbency and signatures of those officers, managing members or general partners, as applicable, authorized to act on behalf of such Obligor with respect to each Loan Document to be executed and delivered by such Obligor on the Closing Date; and

(c) the full force and validity of each Organic Document of such Obligor and copies thereof.

Each Secured Party may conclusively rely upon such certificates until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

        SECTION 5.1.2. Closing Date Certificate. The Administrative Agent shall have received, with counterparts for each Lender, dated the Closing Date and duly executed and delivered by an Authorized Officer of each of the Parent and the Borrower, the Closing Date Certificate, in which the Borrower and the Parent shall agree, acknowledge and certify that the statements made therein are true and correct representations and warranties of the Borrower and the Parent as of such date, and, at the time each certificate is delivered, such statements shall in fact be true and correct. All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance reasonably satisfactory to the Lead Arrangers.

        SECTION 5.1.3. Consummation of Transactions. (a) The Administrative Agent shall have received evidence reasonably satisfactory to it that all actions necessary to consummate the Refinancing and the other Transactions shall have been consummated in accordance with all applicable law, and all Liens securing payment of any Indebtedness to be repaid in connection with the Refinancing have been released and appropriate payoff letters executed and delivered, and the Administrative Agent shall have received appropriate payoff letters and all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith.

        (b)        The Convertible Notes Issuance shall have been consummated on terms and conditions reasonably satisfactory to the Lead Arrangers, and the Parent shall have received not less than $110,000,000 in gross cash proceeds as a result of such issuance, all of which proceeds shall have been applied towards consummation of the Refinancing. The Lead Arrangers shall be reasonably satisfied with the terms and conditions of all documentation related to the Convertible Notes Issuance, including the Convertible Notes and the Convertible Notes Indenture.

        (c)        In addition to, and not in limitation of, the foregoing, the Lead Arrangers shall be reasonably satisfied with (i) the final structure of the Transactions, including the Refinancing and the Convertible Notes Issuance, (ii) the sources and uses of the proceeds used to effect the Refinancing and to consummate the other Transactions (and the Lead Arrangers shall have received from the Borrower a detailed statement of sources and uses giving effect to the consummation of the Transactions, reasonably satisfactory to the Lead Arrangers), (iii) the terms and conditions of the documents relating to the consummation of the Transactions and (iv) the corporate and legal structure and the terms and conditions of the capitalization of the Borrower and each of the Guarantors.

        SECTION 5.1.4. Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender or Lead Arranger, as the case may be, all fees, costs and expenses due and payable pursuant to Section 3.3 and, if then invoiced, Section 11.3, including all amounts payable under or pursuant to any other agreements agreed to separately.

        SECTION 5.1.5. Financial Information, etc. The Administrative Agent shall have received,

(a) audited consolidated and consolidating financial statements of the Parent and its Subsidiaries as at December 31, 2001, December 31, 2002 and December 31, 2003; and

        (b)        unaudited consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the end of each Fiscal Quarter subsequent to December 31, 2002 and consolidated and consolidating statements of income and cash flow of the Parent and its Subsidiaries for each such Fiscal Quarter in the format in which such statements have been filed with the SEC, together with forecasts prepared by management of the Parent, in a form satisfactory to the Lead Arrangers, of balance sheets, income statements and cash flow statements on a monthly basis for the first year following the Closing Date and on an annual basis for each year thereafter through the Stated Maturity Date, certified (except as to forecasts and projections) as complete and correct in all material respects as of the periods covered thereby by the chief executive officer, chief financial officer or treasurer of the Parent; and

        (c)        a pro forma consolidated balance sheet of the Parent and its Subsidiaries, as of April 30, 2004, certified by the chief financial officer of the Parent, giving effect to the consummation of the Refinancing and the Transactions and all the transactions contemplated by this Agreement, which shall be reasonably satisfactory to the Lead Arrangers.

        SECTION 5.1.6. Compliance Certificate. The Borrower shall have prepared and delivered to the Administrative Agent, an initial Compliance Certificate, prepared on a pro forma basis as if the Refinancing had been consummated, the initial Credit Extension had been made hereunder and the Convertible Notes Issuance had occurred as of March 31, 2004, duly executed (and with all schedules thereto duly completed) and delivered by the chief executive officer, chief financial officer or treasurer of the Borrower, which Compliance Certificate shall set forth a calculation demonstrating that all of the Obligations, after giving effect to each of the Credit Extensions to be made on the Closing Date, may be secured by the Lien granted to the Administrative Agent for the benefit of the Secured Parties pursuant to and in accordance with the Loan Documents, without requiring the Euro Notes to be equally and ratably secured by the Excluded Second Lien Collateral pursuant to the Euro Notes Indenture.

        SECTION 5.1.7. Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Closing Date and addressed to the Administrative Agent and all Lenders, from

(a) Kirkland & Ellis, LLP, New York counsel to the Obligors, in form and substance reasonably satisfactory to the Administrative Agent; and

        (b)        local counsel to the Obligors in each jurisdiction in which an Obligor is organized or in which a Mortgage is being filed on the Closing Date, in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

        SECTION 5.1.8. Subsidiary Guaranty. The Administrative Agent shall have received the Subsidiary Guaranty, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of each U.S. Subsidiary of the Parent (other than the Borrower) that is not an Unrestricted Subsidiary.

        SECTION 5.1.9. Pledge and Security Agreements. The Administrative Agent shall have received, executed counterparts of the First Lien Pledge and Security Agreement and the Second Lien Pledge and Security Agreement, each dated as of the date hereof, duly executed or authorized by the Borrower and each Guarantor, as the case may be, together with

        (a)        certificates evidencing all of the issued and outstanding Capital Securities owned by the Parent and each direct and indirect U.S. Subsidiary of the Parent and 65% of the issued and outstanding Voting Securities of each Foreign Subsidiary of the Parent directly owned by the Parent or any U.S. Subsidiary of the Parent, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Capital Securities are uncertificated Capital Securities, confirmation and evidence satisfactory to the Agents that the security interest therein has been granted to and perfected by the Collateral Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities;

        (b)        Filing Statements naming the Borrower and each Guarantor as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Agents, desirable to perfect the security interests of the Collateral Agent pursuant to the Pledge and Security Agreements;

        (c)        proper payoff letters and UCC Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person (i) in any collateral described in the Pledge and Security Agreements previously granted by any Person, and (ii) securing any of the Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule, together with such other UCC Form UCC-3 termination statements as the Agents may reasonably request from such Obligors;

        (d)        certified copies of UCC Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party reasonably acceptable to the Agents, dated a date reasonably near to the Closing Date, listing all effective financing statements which name the Borrower or any Guarantor (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which, except as set forth in clause (c) and otherwise allowed hereunder, shall cover any collateral described in any Loan Document); and

(e) a Foreign Pledge Agreement with respect to all the Capital Securities of Tower Automotive International, B.V., duly executed and delivered by all parties thereto.

The Agents shall be satisfied that (i) the Lien granted to the Collateral Agent, for the benefit of the Secured Parties in the collateral described above is (A) First Priority, in the case of the collateral securing the First Lien Obligations and (B) Second Priority, in the case of the collateral securing the Second Lien Obligations; (ii) the collateral securing the Second Lien Obligation does not include the Excluded Second Lien Collateral; and (iii) no Lien exists on any of the collateral described above other than the Lien created in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to a Loan Document (subject to Liens permitted under Section 7.2.3).

        SECTION 5.1.10. Filing Agent, etc. All Uniform Commercial Code financing statements or other similar financing statements and Uniform Commercial Code (Form UCC-3) termination statements required pursuant to the Loan Documents (collectively, the “Filing Statements”) shall have been delivered to CT Corporation System or another similar filing service company acceptable to the Administrative Agent (the “Filing Agent”). The Filing Agent shall have acknowledged in a writing reasonably satisfactory to the Administrative Agent (i) the Filing Agent’s receipt of all Filing Statements, (ii) that the Filing Statements have either been submitted for filing in the appropriate filing offices as set forth in such Filing Statements or will be submitted for filing in the appropriate offices within ten days following the Closing Date and (iii) that the Filing Agent will notify the Agents and their counsel of the results of such submissions within 30 days following the Closing Date.

        SECTION 5.1.11. Mortgages. The Administrative Agent shall have received:

        (a)        a First Lien Mortgage encumbering each Initial First Lien Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Obligor that is the owner of or holder of any interest in such Initial First Lien Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Initial First Lien Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a valid, perfected First Priority Lien under applicable law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Agents;

        (b)        evidence reasonably satisfactory to the Agents that such action (including, without limitation, the filing of appropriately completed Uniform Commercial Code financing statements and the recording of each First Lien Mortgage contemplated pursuant to clause (a) of this Section 5.1.11) as may be necessary or as the Agents shall have reasonably requested to perfect the First Priority Liens created pursuant to such First Lien Mortgages shall have been taken, or that arrangements therefore satisfactory to the Agents shall have been made;

        (c)        evidence reasonably satisfactory to the Agents that such action (including the recording of releases, terminations, reconveyances, satisfactions, cancellations and other similar instruments) as may be necessary or as the Agents shall have reasonably requested to release all mortgage Liens against each Initial First Lien Mortgaged Property, each Post-Closing First Lien Mortgaged Property and each Second Lien Mortgaged Property, in each case, related to or filed in connection with the Existing Credit Agreement;

        (d)        legal opinions of local counsel admitted to practice in the State in which the Initial First Lien Mortgaged Properties are located reasonably satisfactory to the Agents, which legal opinions shall be in form and substance reasonably satisfactory to the Agents; and

        (e)        with respect to each Initial First Lien Mortgaged Property, a Standard Flood Hazard Determination (FEMA Form 81-93, Oct 02, or the then current form) certified to the Collateral Agent and showing that no portion of any Initial First Lien Mortgaged Property is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts or, in the event any Initial First Lien Mortgaged Property is required to be listed on Item 6.18 of the Disclosure Schedule, evidence that the applicable Obligor is in compliance with the insurance requirements prescribed in clause (iii) of Section 7.1.4 hereof;

provided that the Agents shall be reasonably satisfied that none of the properties purported to be covered by any Second Lien Mortgage is Excluded Second Lien Collateral.

        SECTION 5.1.12. Intellectual Property Security Agreements. The Administrative Agent shall have received each Patent Security Agreement, Copyright Security Agreement and Trademark Security Agreement, each dated as of the Closing Date, duly executed and delivered by each Obligor that has delivered a Pledge and Security Agreement and owns any Intellectual Property Collateral (as defined in each Pledge and Security Agreement).

        SECTION 5.1.13. Solvency, etc. The Administrative Agent shall have received, with counterparts for each Lender, a Solvency certificate duly executed and delivered by the chief executive officer, chief financial officer or treasurer of the Parent, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent.

        SECTION 5.1.14. Insurance. The Administrative Agent shall have received certificates of insurance evidencing insurance policies, from one or more insurance companies reasonably satisfactory to the Lead Arrangers, evidencing coverage required to be maintained pursuant to Section 7.1.4 hereof and each other Loan Document.

        SECTION 5.1.15. Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note in writing at least two Business Days prior to the Closing Date, such Lender’s Notes duly executed and delivered by an Authorized Officer of the Borrower.

        SECTION 5.1.16. Litigation, etc. There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that if determined adversely to the Parent or any of its Subsidiaries (i) could reasonably be expected to have a Material Adverse Effect or (ii) could reasonably be expected to adversely affect the Refinancing or any of the other Transactions.

        SECTION 5.1.17. Governmental Approvals. All governmental and third party consents and approvals that are material and necessary as of the Closing Date to be obtained by the Parent, the Borrower or a Guarantor in connection with the Refinancing or any other Transaction, or this Agreement or any other Loan Document, shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lead Arrangers) and shall remain in effect, all applicable waiting periods, if any, shall have expired without any adverse action being taken by any competent authority, and no law or regulation shall be applicable in the reasonable judgment of the Lead Arrangers that restrains, prevents or imposes materially adverse conditions upon the Transactions.

        SECTION 5.1.18. ERISA. The Administrative Agent shall have received satisfactory evidence that (i) the Borrower and its subsidiaries will be able to meet its obligations under all employee and retiree welfare plans, (ii) the employee benefit plans of the Borrower and its ERISA Affiliates are, in all material respects, funded in accordance with the minimum statutory requirements, (iii) no “reportable event” (as defined in ERISA, but excluding events for which reporting has been waived) has occurred as to any such employee benefit plan that could reasonably be expected to result in a material liability and (iv) no termination of, or withdrawal from, any such employee benefit plan has occurred or is contemplated that could reasonably be expected to result in a material liability.

        SECTION 5.1.19. Debt Ratings. The Borrower shall have obtained ratings on the Facilities (giving pro forma effect to the Refinancing and the other Transactions) from S&P and Moody’s.

        SECTION 5.1.20. Patriot Act Disclosures. The Lead Arrangers shall have received all Patriot Act Disclosures reasonably requested by them prior to execution of this Agreement.

        SECTION 5.1.21. Intercreditor Agreement. The Administrative Agent shall have received the Intercreditor Agreement, dated as of the Closing Date, duly executed and delivered by the Administrative Agent, the Collateral Agent, the Borrower and each Guarantor.

        SECTION 5.2. All Credit Extensions. The obligation of each Lender and each Issuer to make any Credit Extension shall be subject to and the satisfaction of each of the conditions precedent set forth below.

        SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct:

        (a)        the representations and warranties set forth in this Agreement and each other Loan Document shall, in each case, be true and correct, unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

(b) no Default shall have then occurred and be continuing.

        SECTION 5.2.2. Credit Extension Request, etc. The Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrower of the proceeds or other benefits of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

        SECTION 5.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

        In order to induce the Secured Parties to enter into this Agreement and to make Credit Extensions hereunder, the Parent and the Borrower represent and warrant to each Secured Party as set forth in this Article.

        SECTION 6.1. Organization, etc. The Parent and each Subsidiary (i) is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, (ii) is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, except where failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect, (iii) has full organizational power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it and (iv) is not subject to any contractual restrictions on payments to, or guarantees of Indebtedness of, the Parent or the Borrower except as otherwise expressly permitted hereunder.

        SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, each Obligor’s participation in the consummation of all aspects of the Transactions, and the execution, delivery and performance by the Borrower or (if applicable) any Obligor of the agreements executed and delivered by it in connection with the Transactions are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not

        (a)        contravene any (i) Obligor’s Organic Documents, (ii) or result in a default under any contractual restriction binding on or affecting any Obligor, (iii) court decree or order binding on or affecting any Obligor or (iv) law or governmental regulation binding on or affecting any Obligor; or

(b) result in, or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement).

        SECTION 6.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party or the consummation of the Transactions. Neither the Parent nor any of its Restricted Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        SECTION 6.4. Validity, etc. Each Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

        SECTION 6.5. Financial Information. The financial statements of the Parent and its Restricted Subsidiaries furnished to the Administrative Agent and each Lender pursuant to Section 5.1.5 (other than forecasts and projections) have been prepared in accordance with GAAP consistently applied, except to the extent noted otherwise, and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. All balance sheets, all statements of income and of cash flow and all other financial information of each of the Parent and its Restricted Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Closing Date be prepared in accordance with GAAP consistently applied (except to the extent noted otherwise) in accordance with Section 1.4, and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. Notwithstanding anything contained herein to the contrary, it is hereby acknowledged and agreed by the Agents and each Lender that (i) any financial or business projections furnished to the Agents or any Lender by the Parent or any of its Subsidiaries under any Loan Document are subject to significant uncertainties and contingencies, which may be beyond the Parent’s and/or its Subsidiaries’ control, (ii) no assurance is given by any of the Parent or its Subsidiaries that the results forecast in any such projections will be realized and (iii) the actual results may differ from the forecast results set forth in such projections and such differences may be material.

        SECTION 6.6. No Material Adverse Change, etc. No Material Adverse Effect has occurred since December 31, 2003. The Borrower, the Parent and each other Guarantor, taken as a whole on a consolidated basis, are Solvent.

        SECTION 6.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Parent or any of its Restricted Subsidiaries, threatened action, suit, investigation, litigation or proceeding or labor controversy (i) except as disclosed in Item 6.7 of the Disclosure Schedule, affecting the Parent or any other Obligor, or any of their respective properties, businesses, assets or revenues, which, could reasonably be expected to have a Material Adverse Effect, and no material adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7, or (ii) which affects the legality, validity or enforceability of any Loan Document or the Transactions.

        SECTION 6.8. Subsidiaries. The Parent has no Subsidiaries, except those Subsidiaries which are identified in Item 6.8 of the Disclosure Schedule, or which are permitted to have been organized or acquired in accordance with Sections 7.2.5 or 7.2.10. Item 6.8 of the Disclosure Schedule identifies those Subsidiaries that are Restricted Subsidiaries and those Subsidiaries that are Unrestricted Subsidiaries.

        SECTION 6.9. Ownership of Properties. (a) The Parent and each of its Restricted Subsidiaries owns (i) in the case of owned real property, good record and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for, in the case of Mortgaged Property, Liens permitted pursuant to clauses (a), (e), (f), (i) and (j) of Section 7.2.3 and, in the case of all other property other than Mortgaged Property, Liens permitted pursuant to Section 7.2.3.

        (b)        Item 6.9 of the Disclosure Schedule contains a true and complete list of each interest in real property (i) owned by any Obligor as of the date hereof and describes the type of interest therein held by such Obligor and (ii) leased, subleased or otherwise occupied or utilized by any Obligor, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Obligor and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transaction.

        SECTION 6.10. Taxes. The Parent and each of its Restricted Subsidiaries has filed all material tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        SECTION 6.11. Pension and Welfare Plans. During the twelve-consecutive-month period prior to the Closing Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan (other than a termination which results in no liability to the Parent or any member of the Controlled Group), and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Parent or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 of the Disclosure Schedule, neither the Parent nor any member of the Controlled Group has any Contingent Liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA or similar state law.

        SECTION 6.12. Environmental Warranties. Except as set forth in Item 6.12 of the Disclosure Schedule, the following statements are true and correct:

        (a)        All facilities and property (including underlying groundwater) owned or leased by the Parent or any of its Restricted Subsidiaries have been, and continue to be in compliance with all Environmental Laws except when non-compliance could not reasonably be expected to have a Material Adverse Effect.

        (b)        There are no pending or, to the knowledge of the Borrower (after due inquiry), past or threatened (i) claims, complaints, notices or requests for information received by the Parent or any of its Restricted Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to the Parent or any of its Restricted Subsidiaries regarding potential liability under any Environmental Law.

        (c)        There have been no Releases of Hazardous Materials at, on or under any property now owned or leased by the Parent or any of its Restricted Subsidiaries or, to the knowledge of the Borrower (after due inquiry) previously owned or leased by the Parent or any of its Restricted Subsidiaries, that have, or could reasonably be expected to have, a Material Adverse Effect.

        (d)        The Parent and its Restricted Subsidiaries possess, and are in compliance with, all permits, certificates, approvals, licenses and other authorizations required by Environmental Law, except for such permits, certificates, approvals, licenses and other authorizations the failure to possess and except for any such non-compliance with which, could not reasonably be expected to have a Material Adverse Effect.

        (e)        No property now owned or leased by the Parent or any of its Restricted Subsidiaries or, to the knowledge of the Borrower previously owned or leased by the Parent or any of its Restricted Subsidiaries, is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up where such properties or listings or proposed listing could reasonably be expected to have a Material Adverse Effect.

        (f)        There are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now owned or leased by the Parent or any of its Restricted Subsidiaries or, to the knowledge of the Borrower (after due inquiry) previously owned or leased by the Parent or any of its Restricted Subsidiaries, that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        (g)        Neither the Parent nor any of its Restricted Subsidiaries has directly transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which has lead to a claim, or could be reasonably be expected to lead to a claim, against the Parent or such Subsidiary for any remedial work, damage to natural resources, personal injury or other liability for damage to the environment or violation of Environmental Laws, including claims under CERCLA, which in the case of any of the foregoing could reasonably be expected to have a Material Adverse Effect.

        (h)        There are no polychlorinated biphenyls or friable asbestos present at any property now owned or leased by the Parent or any of its Restricted Subsidiaries or, to the knowledge of the Borrower (after due inquiry) previously owned or leased by the Parent or any of its Restricted Subsidiaries, that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect.

        (i)        No conditions exist at, on or under any property now owned or leased by the Parent or any of its Restricted Subsidiaries or, to the knowledge of the Borrower previously owned or leased by the Parent or any of its Restricted Subsidiaries, which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law, except for such liability that could not reasonably be expected to have a Material Adverse Effect.

        SECTION 6.13. Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to any Secured Party by or on behalf of any Obligor (including information contained in the Confidential Information Memorandum, dated May 2004, prepared by the Borrower in connection with credit facilities and Commitments provided hereunder) in connection with this Agreement, any other Loan Document, any Loan or other Credit Extension contemplated hereunder or any transaction contemplated hereby or in connection herewith (including the Transactions) taken as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary to make any such information not materially misleading as of the date such information is delivered, dated or certified.

        SECTION 6.14. Regulations U and X. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

        SECTION 6.15. Issuance of Convertible Notes; Subordination Provisions. (a) The Parent has the power and authority to issue the Convertible Notes and has duly authorized, executed and delivered the Convertible Notes and all other documents applicable to the Convertible Notes Issuance. Each of the Convertible Notes and such documents constitute the legal, valid and binding obligations of the Parent, enforceable against the Parent in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

        (b)        The subordination provisions applicable to the 6¾% Debentures will be enforceable against the holders of the 6¾% Debentures and the Trust Preferred Securities by the holder of any Senior Debt (as defined in the 6¾% Debentures Indenture (as defined below)) which has not effectively waived the benefits thereof. All Obligations, including those to pay principal of and premium (if any) and interest (including post-petition interest, whether or not allowed in the relevant proceeding) on the Credit Extensions constitute Senior Debt (as defined in the 6¾% Debentures Indenture) and all such Obligations are entitled to the benefits of the subordination created by the 6¾% Debentures.

        SECTION 6.16. Foreign Taxes. Except as set forth in Item 6.16 of the Disclosure Schedule, to the knowledge of the Borrower after due inquiry, there is no income, stamp or other tax of any country, or any taxing authority thereof or therein, in the nature of withholding or otherwise, which is imposed on any payment to be made by the Borrower pursuant hereto or on any of its Notes, or is imposed on or by virtue of the execution, delivery, performance or enforcement of its Obligations or any of its Notes.

        SECTION 6.17. Copyrights, Patents, Trademarks and Licenses, etc. The Borrower and its Restricted Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without, to the knowledge of the Borrower, conflict with the rights of any other Person. Except as set forth in Item 6.17 of the Disclosure Schedule, to the best knowledge of the Borrower: (i) no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon any rights held by any other Person; and (ii) no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

        SECTION 6.18. Flood Zones. No portion of any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts, except as listed on Item 6.18 of the Disclosure Schedule. With respect to any Mortgaged Property listed on Item 6.18 of the Disclosure Schedule, the Parent, the Borrower or the applicable Obligor has obtained, or will promptly obtain, the insurance prescribed in clause (iii) of Section 7.1.4 hereof.

ARTICLE VII
COVENANTS

        SECTION 7.1. Affirmative Covenants. The Parent and the Borrower each hereby covenants and agrees, for the benefit of each Lender, each Issuer, the Administrative Agent and each other Secured Party, that until the Termination Date has occurred the Parent and the Borrower will, and will cause each of their Subsidiaries to, perform or cause to be performed the covenants and agreements set forth below.

        SECTION 7.1.1. Financial Information, Reports, Notices, etc. The Parent or the Borrower, as applicable, will furnish the Administrative Agent copies of the following financial statements, reports, notices and information for delivery to the Lenders:

        (a)        As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the Parent will provide (i) unaudited consolidated and consolidating balance sheets of the Parent and its Subsidiaries for such Fiscal Quarter, (ii) the related unaudited consolidated and consolidating statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Quarter and (iii) the related consolidated and consolidating statements of income and cash flow of the Parent and its Subsidiaries for the portion of the Parent’s Fiscal Year ended as of such Fiscal Quarter, in each case, such statements to be presented in the format in which filed with the SEC. Such financial statements shall set forth in comparative form the figures for the corresponding Fiscal Quarter and for the corresponding portion of the Parent’s immediately preceding Fiscal Year, and all such financial statements shall be certified, on behalf of the Parent as of the end of such Fiscal Quarter by the chief executive officer, chief financial officer or treasurer thereof, as to completeness, accuracy, fairness of presentation and compliance and consistency with GAAP in all material respects (subject to ordinary, year end adjustments and the absence of footnotes).

        (b)        As soon as available and in any event within 90 days after the end of each Fiscal Year, the Parent will provide a copy of the consolidated and consolidating balance sheets of the Parent and its Subsidiaries, and the related consolidated and consolidating statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Year (in each case, such statements to be presented in the format in which filed with the SEC) setting forth in comparative form the figures for the immediately preceding Fiscal Year, all audited (without any Impermissible Qualification) by Deloitte & Touche LLP (or other independent public accountants reasonably acceptable to the Administrative Agent), which shall include a calculation of the financial covenants set forth in Section 7.2.4 and a statement from such accountants that, in performing the examination necessary to deliver the audited financial statements of the Parent and its Subsidiaries, no knowledge was obtained of any Event of Default with respect to financial matters, except as set forth in such certificate.

        (c)        Concurrently with the delivery of the financial information pursuant to clauses (a) and (b), the Borrower will provide a Compliance Certificate, executed by the chief executive officer, chief financial officer or treasurer of the Borrower, showing compliance with the financial covenants set forth in Section 7.2.4, stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Parent or the Borrower has taken or proposes to take with respect thereto) and demonstrating that all of the Obligations may continue to be secured by the Lien granted to the Administrative Agent for the benefit of the Secured Parties pursuant to and in accordance with the Loan Documents, without requiring the Euro Notes to be equally and ratably secured by the Excluded Collateral pursuant to the Euro Notes Indenture.

        (d)        As soon as possible and in any event within three Business Days after the Borrower or any other Obligor obtains knowledge of the occurrence of a Default, the Borrower shall deliver a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower or such Obligor has taken or proposes to take with respect thereto.

        (e)        As soon as possible and in any event within three Business Days after the Borrower or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, the Parent or such Obligor, as the case may be, shall deliver notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto.

        (f)        Promptly and in any event within three Business Days after the sending or filing thereof, the Parent and the Borrower will provide copies of all reports, notices, prospectuses and registration statements which either of them or any other Obligor files with the SEC or any national securities exchange.

        (g)        Immediately upon either the Parent or the Borrower becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure of any Person to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action (or the failure to take any action) by any Person with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could reasonably be expected to result in the incurrence by any Obligor of any material liability, fine or penalty, the Parent or the Borrower, as the case may be, will provide notice thereof and copies of all documentation relating thereto.

        (h)        Promptly upon receipt thereof, the Parent will provide copies of all “management letters” (other than drafts thereof) submitted to the Parent, the Borrower or any other Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants.

        (i)        Unless otherwise provided (or required to be provided) hereunder, promptly following the mailing or receipt of any notice or report delivered under the terms of the Convertible Notes, the Parent will provide copies of such notice or report.

        (j)        Following the occurrence and during the continuance of an Event of Default, at the reasonable request of the Administrative Agent, the Borrower will hire a company reasonably acceptable to the Administrative Agent to prepare environmental reports on any of real estate owned by any Obligor.

        (k)        If the Borrower has established any Unrestricted Subsidiaries, consolidated statements delivered pursuant to this Section 7.1.1 shall be accompanied by a balance sheet as of such date, and a statement of income and cash flows for such period, reflecting on a combined basis, for Restricted Subsidiaries and on a combined basis for Unrestricted Subsidiaries, the consolidating entries for each of such types of Subsidiaries (provided, in the event that the designation of any Subsidiary as Restricted or Unrestricted Subsidiary as of the end of any period for the full period of four fiscal quarters and all financial calculations hereunder from and after the date of such change as stated shall be made on such basis).

        (l)        Commencing on January 1, 2005, (x) as soon as available and in any event no later than 30 days after the first day of the Fiscal Year of the Parent, a preliminary annual budget, prepared on a monthly basis for such Fiscal Year containing consolidated projected financial statements (including balance sheets and statements of operations, stockholders’ equity and cash flows) of the Parent and its Subsidiaries, for such Fiscal Year, prepared in a manner consistent with the Projections and (y) as soon as available and in any event no later than 90 days after the first day of the Fiscal Year of the Parent, such budget in the final form approved by the Board of Directors of the Parent. Notwithstanding anything contained herein to the contrary, it is hereby acknowledged and agreed by the Agents and each Lender that (i) any financial or business projections furnished to the Agents or any Lender by the Parent or any of its Subsidiaries under any Loan Document are subject to significant uncertainties and contingencies, which may be beyond the Parent’s and/or its Subsidiaries’ control, (ii) no assurance is given by any of the Parent or its Subsidiaries that the results forecast in any such projections will be realized and (iii) the actual results may differ from the forecast results set forth in such projections and such differences may be material.

        (m)        The Parent or the Borrower will promptly provide (or cause any other Obligor promptly to provide) such other financial and other information as any Lender or Issuer through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

        SECTION 7.1.2. Maintenance of Existence; Compliance with Laws, etc. The Parent and the Borrower will, and will cause each of their respective Subsidiaries to, preserve and maintain its legal existence (except as otherwise permitted by Section 7.2.10), and comply in all material respects with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent) of all Taxes imposed upon such Person or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Parent or its Subsidiaries, as applicable, except, in each case, to the extent any such non-compliance would not reasonably be expected to cause the imposition of any liability or penalty that would be material to such Person.

        SECTION 7.1.3. Maintenance of Properties. The Parent and the Borrower will, and will cause each of their respective Subsidiaries to, do or cause to be done all things necessary to (i) comply with all applicable Requirements of Law (including any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting each real property owned or leased by such party, including the Mortgaged Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, (ii) pay and perform its obligations under all leases, subleases, tenancies, occupancy agreements, rental agreements and other similar agreements related to possessory interests, and (iii) at all times maintain, preserve and protect the Mortgaged Property and all other property, whether real or personal, and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in the reasonable business judgment of the Borrower’s management.

        SECTION 7.1.4. Insurance. The Parent and the Borrower will, and will cause each of their respective Subsidiaries to (i) maintain insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Parent and its Subsidiaries, (ii) maintain all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business, and (iii) if any portion of a Mortgaged Property is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts, flood insurance with financially sound and reputable insurance companies with policy limits and deductibles in such amounts as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Parent and its Subsidiaries. Without limiting the foregoing, all insurance policies required pursuant to this Section shall (x) name the Administrative Agent on behalf of the Secured Parties as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty days’ prior written notice to the Administrative Agent and (y) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents, without duplication.

        SECTION 7.1.5. Books and Records. The Parent and the Borrower will, and will cause each of their respective Subsidiaries to, keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals during normal business hours upon reasonable notice to the Borrower and, except during the existence of an Event of Default, not more frequently than once per Fiscal Quarter, to visit each Obligor’s offices, to discuss such Obligor’s financial matters with its officers and employees, and its independent public accountants (and the Parent and the Borrower hereby authorize such independent public accountant to discuss each Obligor’s financial matters with the Administrative Agent and each Lender or their representatives) and to examine (and photocopy extracts from) any of its books and records; provided that a representative of such Obligor shall be entitled to be present at any participate in all such meetings. The Borrower shall pay any fees of such independent public accountant incurred in connection with the Administrative Agent’s or Lender’s exercise of its rights pursuant to this Section.

        SECTION 7.1.6. Environmental Law Covenant. The Parent and the Borrower will, and will cause each of their respective Subsidiaries to, (i) use and operate all of its and their facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws (except for such non-compliance, or lack of permits, approvals, certificates, licenses and authorizations that could not reasonably be expected to have a Material Adverse Effect, and (ii) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws (except which could not reasonably be expected to have a Material Adverse Effect), and shall promptly resolve any non-compliance with Environmental Laws (except which could not reasonably be expected to have a Material Adverse Effect) and keep its property free of any Lien imposed by any Environmental Law.

        SECTION 7.1.7. Use of Proceeds. The Borrower will apply the proceeds of the Credit Extensions as follows:

        (a)        in the case of the Revolving Loans and the Revolving Letters of Credit, solely for the working capital requirements and other general corporate purposes of the Borrower and their respective Subsidiaries, as well as the working capital requirements of the Parent;

        (b)        in the case of the First Lien Term Loans (together with proceeds from the Convertible Notes Issuance) (i) to consummate the Refinancing, including fees and expenses incurred in connection therewith, and (ii) for general corporate purposes of the Parent, the Borrower and its Subsidiaries; and

        (c)        in the case of the Second Lien Letters of Credit and Second Lien Term Loans, for purposes of replacing or backstopping letters of credit outstanding under the Existing Credit Facility and for purposes of providing credit support in respect of the Swap Agreement, the Fleet Lease Agreement and insurance obligations of the Borrower and its Restricted Subsidiaries.

        SECTION 7.1.8. Future Guarantors, Security, etc. The Parent and the Borrower will, and will cause each Subsidiary Guarantor to, execute any documents, authorize Filing Statements, agreements and instruments, and take all necessary further action (including recording any Mortgages) that is required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and (i) in the case of the First Lien Obligations, First Priority and (ii) in the case of the Second Lien Obligations, Second Priority (in each case, subject to Liens permitted by Section 7.2.3) of the Liens created or intended to be created by the Loan Documents. The Parent and the Borrower will cause any subsequently acquired or organized U.S. Subsidiary that is not an Unrestricted Subsidiary (other than a Receivables Subsidiary) to become a party to the Subsidiary Guaranty and each applicable Loan Document in favor of the Secured Parties. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or authorizing the creation of, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Parent and its U.S. Subsidiaries (including real and personal property acquired subsequent to the Closing Date but excluding, in the case of the Second Lien Obligations, the Excluded Second Lien Collateral); provided, however, that neither the Parent, the Borrower nor any Subsidiary Guarantor shall be required to pledge more than 65% of the Voting Securities of any Foreign Subsidiary that is directly owned by the Parent or any of its U.S. Subsidiaries. Such Liens will be created under the Loan Documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall request to evidence compliance with this Section.

        SECTION 7.1.9. Rate Protection Agreements. The Parent and the Borrower agree that for a period of at least three years from the Closing Date, no less than 50% of the aggregate principal amount of all outstanding Debt of the Parent and its Subsidiaries, on a consolidated basis, shall have a fixed rate of interest or be subject to interest rate swap, cap, collar or similar arrangements designed to protect the Parent and the Borrower against fluctuations in interest rates, which arrangements shall be in form and with parties reasonably acceptable to the Lead Arrangers.

        SECTION 7.1.10. Post-Closing Obligations. As soon as practicable and in any event no later than the date that is (x) with respect to any action required under this Section 7.1.10 in relation to a Mortgaged Property that constitutes a leasehold interest, 90 days after the Closing Date and (y) with respect to any other action required under this Section 7.1.10, 60 days after the Closing Date, or, in either case, such later date as may be approved by the Administrative Agent in its reasonable discretion upon written request of the Borrower received not later than 30 days prior to the date referred to in clause (x) or (y) above, as applicable (each such date, a “Due Date”), the Parent and the Borrower shall deliver (or shall cause the applicable Obligor to deliver) to the Collateral Agent:

        (a)        Real Estate.

(i) A First Lien Mortgage encumbering each Post-Closing First Lien Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Obligor that is the owner of or holder of any interest in such Post-Closing First Lien Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Post-Closing First Lien Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a valid, perfected First Priority Lien under applicable law, and such financing statements and any other instruments necessary to grant a mortgage Lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Agents.

(ii) A Second Lien Mortgage encumbering each Second Lien Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Obligor that is the owner of or holder of any interest in such Second Lien Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Second Lien Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a valid, perfected Second Priority Lien under applicable law, and such financing statements and any other instruments necessary to grant a mortgage Lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Agents.

(iii) Mortgagee’s title insurance policies in favor of the Collateral Agent for the benefit of the Secured Parties in amounts and in form and substance satisfactory to the Agents and issued by the Title Company, with respect to each Initial First Lien Mortgaged Property, Post-Closing First Lien Mortgaged Property and Second Lien Mortgaged Property, insuring that title to each such property is marketable and that the interests created by each Mortgage on such property constitute valid first or second Liens thereon, as applicable, free and clear of all defects and encumbrances other than Liens permitted pursuant to clauses (a), (e), (f), (i) and (j) of Section 7.2.3 and as otherwise approved by the Agents, and such policies shall also include a current survey reading, and, if required by the Agents and if available, revolving credit endorsement, comprehensive endorsement, variable rate endorsement, access and utilities endorsements, mechanic’s lien endorsement, “tie-in” or “cluster” endorsements (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), first loss and last dollar endorsements, and such other endorsements as the Agents shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon.

(iv) Legal opinions of local counsel reasonably satisfactory to the Agents with respect of each of the Mortgages delivered pursuant to Section 7.1.10(a)(i) and (ii), which legal opinions shall be in form and substance reasonably satisfactory to the Agents.

(v) With respect to each Initial First Lien Mortgaged Property, Post-Closing First Lien Mortgaged Property and Second Lien Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements, recordable leases or memoranda of lease or other instruments as necessary or required to consummate the Transaction or as shall reasonably be deemed necessary by the Agents in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the applicable Mortgage with respect to such Mortgaged Property, and for the Collateral Agent to preserve the priority of the Lien of the Mortgage against all Persons, to preserve any leasehold interest constituting a Mortgaged Property, to exercise remedies in respect of each Mortgage in a commercially reasonable manner and to succeed to any leasehold interest constituting such Mortgaged Property, in each case in a manner reasonably satisfactory to the Agents.

(vi) With respect to each Initial First Lien Mortgaged Property, Post-Closing First Lien Mortgaged Property and Second Lien Mortgaged Property, copies of all leases, subleases, tenancies, occupancy agreements, rental agreements and other similar agreements related to possessory interests, if any, in which the applicable Obligor holds the lessor’s interest thereunder. To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination agreement, and shall otherwise be acceptable to the Agents.

(vii) With respect to each Initial First Lien Mortgaged Property, Post-Closing First Lien Mortgaged Property and Second Lien Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the title policies and endorsements contemplated herein.

(viii) A Survey with respect to each Initial First Lien Mortgaged Property, Post-Closing First Lien Mortgaged Property and Second Lien Mortgaged Property.

(ix) Such other approvals, opinions, or documents as the Agents may reasonably request in form and substance reasonably satisfactory to the Agents including consents and estoppel agreements from landlords, in form and substance satisfactory to the Lead Arrangers and the Title Company.

Notwithstanding any of the foregoing, the Agents shall be reasonably satisfied that none of the properties purported to be covered by any Second Lien Mortgage is Excluded Second Lien Collateral.

        (b)        Foreign Pledge Agreements. Foreign Pledge Agreements, duly executed and delivered by each directly-owned Foreign Subsidiary of the Parent and its U.S. Subsidiaries (other than any Excluded Foreign Subsidiary), as necessary to further protect or perfect the Collateral Agent’s Lien on any Collateral (as defined in a Security Agreement), other than Capital Securities of Tower Automotive International, B.V.

        SECTION 7.2. Negative Covenants. The Parent and the Borrower each hereby covenant and agree with each Lender, each Issuer, the Administrative Agent and each other Secured Party that until the Termination Date has occurred the Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, perform or cause to be performed the covenants and agreements set forth below.

        SECTION 7.2.1. Business Activities. The Parent and the Borrower will not, and will not permit any of the other Restricted Subsidiaries to, engage in any business activity except those business activities engaged in on the date of this Agreement and activities substantially incidental thereto.

        SECTION 7.2.2. Indebtedness. The Parent and the Borrower will not, and will not permit any of the other Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a) Indebtedness in respect of the Obligations;

(b) until the Closing Date, Indebtedness that is to be repaid in full as further identified in Item 7.2.2(b) of the Disclosure Schedule;

        (c)        Indebtedness existing as of the Closing Date which is identified in Item 7.2.2(c) of the Disclosure Schedule, and refinancings of such Indebtedness in a principal amount not in excess of the principal amount being refinanced; provided, however, that after giving effect to any such refinancings the Average Life of such Indebtedness shall not be less than the Average Life of such Indebtedness immediately prior to such refinancings, and such Indebtedness shall have been refinanced on No More Favorable Terms and Conditions;

        (d)        unsecured Indebtedness (i) incurred in the ordinary course of business of the Parent and its Restricted Subsidiaries (in the nature of open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue in accordance with the Borrower’s customary payment policies for a period of more than 90 days or, if so overdue, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Parent and its Restricted Subsidiaries) and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding, in each case, any such Indebtedness constituting Debt;

        (e)        Indebtedness of the Parent and its Restricted Subsidiaries (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of the Parent or its Restricted Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Parent and its Restricted Subsidiaries (provided, however, that such Indebtedness is incurred within 60 days of the acquisition of such property) and (ii) to the extent permitted pursuant to Section 7.2.7, Capitalized Lease Liabilities; provided, however, that the aggregate amount of all Indebtedness outstanding pursuant to this clause (e) shall not at any time exceed $25,000,000;

        (f)        unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries owing, as the case may be, to the Borrower or any other Restricted Subsidiary; provided, however, that (i) in the case of any such Indebtedness incurred by a Subsidiary which is not a Subsidiary Guarantor owing to an Obligor, such Indebtedness shall not exceed $15,000,000 in aggregate principal amount at any time outstanding, and (ii) in the case of any such Indebtedness incurred by the Borrower or any Subsidiary Guarantor from a Subsidiary which is not a Subsidiary Guarantor, such non-Subsidiary Guarantor shall have previously executed and delivered to the Administrative Agent the Intercompany Subordination Agreement; provided, further, however, that none of the Indebtedness described in clause (i) above may be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided that only the amount repaid in part shall be discharged);

        (g)        the Convertible Notes incurred pursuant to the terms of the Convertible Notes Indenture and refinancings of such Convertible Notes; provided, however, that any such refinancing must be on No More Favorable Terms And Conditions;

        (h)        Assumed Indebtedness; provided that the Borrower shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding the consummation of the Permitted Acquisition pursuant to which such Assumed Indebtedness was incurred (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such Permitted Acquisition and evidencing that the Total Leverage Ratio immediately following the consummation of such Permitted Acquisition is not greater than the Total Leverage Ratio immediately prior to the consummation of such Permitted Acquisition;

        (i)        unsecured Indebtedness consisting of deferred purchase price or promissory notes issued by the Parent to officers, directors or employees of the Parent to purchase or redeem Capital Securities of the Parent, in an aggregate amount not to exceed $1,000,000 at any one time outstanding;

        (j)        unsecured Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, in each case provided by banks;

        (k)        unsecured Contingent Obligations (i) under guarantees and warranties entered into in the ordinary course of business in respect of the obligations of suppliers, customers, franchisees and licensees of the Borrower or any of its Restricted Subsidiaries (other than repurchase agreements) or (ii) in respect of the guarantee of rental payments owing by any Obligor permitted pursuant to Section 7.2.16;

(l) unsecured Contingent Obligations consisting of indemnification obligations owed by the Borrower or any of its Restricted Subsidiaries to its officers or directors under its Organic Documents;

(m) unsecured Indebtedness that is incurred in the ordinary course of business in connection with the financing of insurance premiums;

        (n)        Indebtedness incurred in the ordinary course of business with respect to worker’s compensation and other self-insurance obligations, performance, surety, bid or similar bonds and completion guarantees of the Borrower and Restricted Subsidiaries;

(o) indemnification, recourse or repurchase obligations arising in respect of any Permitted Receivables Purchase Facility; and

        (p)        other unsecured Indebtedness of the Parent and its Restricted Subsidiaries (other than Indebtedness of Foreign Subsidiaries owing to the Borrower or Guarantors) in an aggregate principal amount at any time outstanding not to exceed $10,000,000;

provided, however, that no Indebtedness otherwise permitted to be incurred or refinanced, as the case may be, by clauses (c), (e), (f), (i), (g), (h), (i), (o) or (p) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

        SECTION 7.2.3. Liens. The Parent and the Borrower will not, and will not permit any of the other Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations;

(b) until the Closing Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 7.2.2;

        (c)        Liens existing as of the Closing Date and disclosed in Item 7.2.3(c) of the Disclosure Schedule securing Indebtedness outstanding as of the Closing Date and described in clause (c) of Section 7.2.2; provided, however, that no such Lien shall encumber any property other than that encumbered as of the Closing Date, and the amount of Indebtedness secured by such Lien shall not increase from that existing on the Closing Date (as such Indebtedness may have been permanently reduced subsequent to the Closing Date);

        (d)        Liens securing Indebtedness of the type permitted under clause (e) of Section 7.2.2; provided, however, that (i) such Lien is granted within 60 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby constitutes at least 50% of the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

        (e)        Liens securing Indebtedness permitted by clause (h) of Section 7.2.2; provided, however, that such Liens existed prior to such Person becoming a Subsidiary and were not created in anticipation thereof;

        (f)        Liens in favor of carriers, warehousemen, mechanics, materialmen, customs and revenue authorities and landlords and similar statutory liens and Liens in favor of suppliers (including sellers of goods pursuant to customary reservations or retentions of title, in each case granted or arising in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

        (g)        Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

        (h)        judgment Liens that are being appealed in good faith or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;

        (i)        easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

        (j)        Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(k) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of any Obligor;

        (l)        Liens on the property of the Borrower or any of its Restricted Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, licenses and statutory obligations, (ii) Contingent Obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(m) Liens on Permitted Receivables transferred to a Receivables Subsidiary under a Permitted Receivables Purchase Facility;

        (n)        Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; and

(o) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business.

        SECTION 7.2.4. Financial Condition and Operations. (a) Total Leverage Ratio. As of the last day of each Fiscal Quarter during any period set forth below, with respect to each Facility, the Total Leverage Ratio for such Facility shall not be greater than the ratio set forth opposite such Fiscal Quarter:

Period	Total Leverage Ratio (First Lien Facility Maximum Ratio)	Total Leverage Ratio (Second Lien Facility Maximum Ratio)
July 1, 2004 - September 30, 2004	5.50:1	6.00:1
October 1, 2004 - December 31, 2004	5.00:1	5.50:1
January 1, 2005 - June 30, 2005	4.50:1	5.00:1
July 1, 2005 - September 30, 2005	4.25:1	4.75:1
October 1, 2005 - March 31, 2006	4.00:1	4.50:1
April 1, 2006 - September 30, 2006	3.75:1	4.25:1
October 1, 2006 - December 31, 2006	3.50:1	4.00:1
January 1, 2007 - June 30, 2007	3.25:1	3.75:1
July 1, 2007 - December 31, 2007	3.00:1	3.50:1
January 1, 2008 - June 30, 2008	2.75:1	3.25:1
July 1, 2008 - December 31, 2008	2.50:1	3.00:1
January 1, 2009 - June 30, 2009	2.00:1	2.50:1
July 1, 2009 and thereafter	1.75:1	2.25:1

        (b)        Senior Secured Leverage Ratio. As of the last day of each Fiscal Quarter during any period set forth below, with respect to each Facility, the Senior Secured Leverage Ratio for such Facility shall not to be greater than the ratio set forth opposite such Fiscal Quarter:

Period	Senior Secured Leverage Ratio (First Lien Facility Maximum Ratio)	Senior Secured Leverage Ratio (Second Lien Facility Maximum Ratio)
July 1, 2004 - September 30, 2004	3.00:1	3.25:1
October 1, 2004 - December 31, 2004	2.75:1	3.00:1
January 1, 2005 - March 31, 2005	2.50:1	2.75:1
April 1, 2005 - December 31, 2005	2.25:1	2.50:1
January 1, 2006 - September 30, 2006	2.00:1	2.25:1
October 1, 2006 - December 31, 2006	1.75:1	2.00:1
January 1, 2007 - December 31, 2007	1.50:1	1.75:1
January 1, 2008 - December 31, 2008	1.25:1	1.50:1
January 1, 2009 - December 31, 2009	1.00:1	1.25:1
January 1, 2010 and thereafter	0.75:1	1.00:1

        (c)        Minimum EBITDA. With respect to each Facility, the Borrower will achieve EBITDA for such Facility for the 12-month period ending on the last day of each Fiscal Quarter ending during any period set forth below at not less than the amount set forth opposite such Fiscal Quarter:

Period	EBITDA (First Lien Facility Minimum Amount)	EBITDA (Second Lien Facility Minimum Amount)
July 1, 2004 - December 31, 2004	$200,000,000	$200,000,000
January 1, 2005 - March 30, 2005	$225,000,000	$225,000,000
April 1, 2005 - June 30, 2006	$250,000,000	$250,000,000
July 1, 2006 - June 30, 2007	$275,000,000	$275,000,000
July 1, 2007 - June 30, 2009	$300,000,000	$300,000,000
July 1, 2009 - June 30, 2010	$325,000,000	$325,000,000
July 1, 2010 and thereafter	$350,000,000	$350,000,000

        (d)        Interest Coverage Ratio. As of the last day of each Fiscal Quarter ending on any date during any period set forth below, with respect to each Facility, the Interest Coverage Ratio for such Facility shall not be less than the ratio set forth opposite such Fiscal Quarter:

Period	Interest Coverage Ratio (First Lien Facility Minimum Ratio)	Interest Coverage Ratio (Second Lien Facility Minimum Ratio)
July 1, 2004 - December 31, 2004	1.50:1	1.00:1
January 1, 2005 - September 30, 2005	1.75:1	1.25:1
October 1, 2005 - June 30, 2006	2.00:1	1.50:1
July 1, 2006 - December 31, 2006	2.25:1	1.75:1
January 1, 2007 - December 31, 2007	2.50:1	2.00:1
January 1, 2008 - December 31, 2008	2.75:1	2.25:1
January 1, 2009 and thereafter	3.00:1	2.50:1

        (e)        Minimum Liquidity. The Parent shall maintain (or cause to be maintained) Minimum Liquidity of at least $50,000,000 as of the last Business Day of each calendar month; provided that any failure to comply with the foregoing, and the resulting Default and Event of Default, shall be deemed cured upon the delivery to the Administrative Agent of a Compliance Certificate, containing calculations and supporting information in reasonable detail, executed on behalf of the Borrower by the chief executive officer, chief financial officer or treasurer of the Borrower, demonstrating that Minimum Liquidity of at least $50,000,00 has been achieved.

        SECTION 7.2.5. Investments. The Parent and the Borrower will not, and will not permit any of the other Restricted Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) Investments existing on the effective Date and identified in Item 7.2.5(a) of the Disclosure Schedule;

(b) (i) in the case of the Parent and any of its U.S. Subsidiaries, Cash Equivalent Investments and (ii) in the case of any Foreign Subsidiary, Foreign Cash Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in the ordinary course of business;

(d) Investments made by the Parent and its Restricted Subsidiaries constituting Capital Expenditures permitted pursuant to Section 7.2.7;

        (e)        Investments by way of contributions to capital or purchases of Capital Securities (i) of the Borrower or any Subsidiary Guarantor by the Parent, or (ii) of the Borrower or any Subsidiary Guarantor by any Restricted Subsidiary;

        (f)        Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(g) Investments by way of the acquisition of Capital Securities constituting Permitted Acquisitions;

(h) Investments consisting of any deferred portion of the sales price received by the Parent or any of its Subsidiaries in connection with any Disposition permitted under Section 7.2.11;

(i) loans or advances to employees made in the ordinary course of business of the Parent or its Subsidiaries that do not in the aggregate exceed $500,000 at any time outstanding;

        (j)        Investments constituting the contribution to any Restricted Subsidiary or Joint Venture of the property that is to be the subject of the sale and leaseback arrangement to which the Nissan QW Lease relates;

(k) Investments permitted pursuant to clauses (j) and (n) of Section 7.2.2, Section 7.2.10, Section 7.2.11 and Section 7.2.16;

        (l)        Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person under a Permitted Receivables Purchase Facility; provided that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables and related assets or any equity interests; and

(m) Investments in Joint Ventures consummated after the Closing Date in an aggregate amount not to exceed $15,000,000;

(n) Investments by any Foreign Subsidiary that is a Restricted Subsidiary in any other Foreign Subsidiary that is a Restricted Subsidiary;

        (o)        Investments by the Borrower or any Subsidiary Guarantor in (i) any Restricted Subsidiary that is not a Subsidiary Guarantor in an amount not to exceed $15,000,000 in the aggregate at any time outstanding and (ii) in the Borrower or any other Subsidiary Guarantor;

provided, however, that

        (a)        any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” or “Foreign Cash Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

        (b)        no Investment otherwise permitted by clauses (d), (g), (h), (i), (j), (k), (l), (m), (n) or (o)(i) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

        SECTION 7.2.6. Restricted Payments, etc. The Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than the following:

(a) Restricted Payments made by Restricted Subsidiaries to the Borrower or any Subsidiary Guarantor;

        (b)        so long as no Default shall have occurred and be continuing, the repurchase or other acquisition of shares, or options to purchase shares, of Capital Securities of the Parent from employees, former employees, directors or former directors of the Parent or any of its Restricted Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors) upon death, disability, retirement or termination of employment or pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Parent under which such Persons purchase or sell, or are granted the option to purchase or sell, shares of such stock; provided, however, that the aggregate amount of such repurchases shall not exceed $1,000,000 in any calendar year (unless such repurchases are made with the proceeds of insurance policies and the shares of Capital Securities are repurchased from the executors, administrators, testamentary trustees, heirs, legatees or beneficiaries);

(c) Restricted Payments by the Borrower to the Parent:

(i) to make scheduled interest payments with respect to the Convertible Notes and the 6¾% Debentures as such payments fall due;

(ii) to pay overhead and audit expenses; provided, however that the aggregate amount of Restricted Payments paid to the Parent hereunder shall not exceed $1,000,000;

(iii) to pay Taxes actually due and payable; and

(iv) upon exercise of any of the Convertible Notes, to pay the aggregate amount of cash payable to the holder of such Convertible Note upon such exercise in accordance with the terms thereof and of the Convertible Notes Indenture; provided that (x) immediately before and after giving effect to such payment, no Default shall have occurred and be continuing or would result therefrom (including under clause (e) of Section 7.2.4) and (y) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) demonstrating compliance with each of the financial covenants set forth in Section 7.2.4 on a pro forma basis after giving effect to such Restricted Payment as of the last day of the Fiscal Quarter most recently ended.

        SECTION 7.2.7. Capital Expenditures, etc. The Parent and the Borrower will not, and will not permit any of the other Restricted Subsidiaries to, make or commit to make Capital Expenditures (inclusive of Capitalized Lease Liabilities permitted pursuant to clause (e) of Section 7.2.2) in each Fiscal Year set forth below in excess of the aggregate amount set forth opposite such Fiscal Year; provided that, to the extent that actual Capital Expenditures for any such Fiscal Year shall be less than the maximum amount set forth below for such Fiscal Year (without giving effect to the carryover permitted by this proviso), 100% of the difference between said stated maximum amount and such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the next succeeding Fiscal Year.

Fiscal Year	Capital Expenditure Amount
2004	$230,000,000
2005	$175,000,000
2006	$160,000,000
2007	$160,000,000
2008	$160,000,000
2009	$160,000,000
2010	$160,000,000

        SECTION 7.2.8. No Prepayment of Material Debt. The Parent and the Borrower will not, and will not permit any of the other Restricted Subsidiaries to, directly or indirectly, take any of the following actions:

        (a)        make any payment or prepayment of principal of, or premium or interest on, any Material Debt other than accrued and unpaid interest thereon on the stated, scheduled date for payment thereof set forth in the applicable Material Debt Documents; provided, however, that no such payment shall be made which would violate the terms of this Agreement or the applicable Material Debt Documents;

(b) redeem, retire, purchase, defease or otherwise acquire any Material Debt; or

(c) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes.

        SECTION 7.2.9. Issuance of Capital Securities. (a) The Parent will not issue, sell or otherwise transfer or assign (an “Issuance”) any of its Capital Securities (whether for value or otherwise), except:

(i) an Issuance of Capital Securities pursuant to a public offering or private placement for the purpose of raising capital; provided, however, that 50% of any Net Equity Proceeds, if any, resulting from such Issuance shall be applied to the repayment of the Obligations pursuant to Section 3.1.1; or

(ii) an Issuance of Capital Securities for purposes of consummating a Permitted Acquisition permitted pursuant to clause (g) of Section 7.2.5 or clause (b) of Section 7.2.10.

        (b)        The Parent will not permit any of its Restricted Subsidiaries to consummate or effect any Issuance of such Subsidiary’s Capital Securities (whether for value or otherwise), except an Issuance of Capital Securities by the Borrower or any Subsidiary Guarantor to the Parent, the Borrower or a Subsidiary Guarantor; provided, however, that such Issuance shall not be consummated in contemplation of the Disposition of such Subsidiary Guarantor (in whole or in part) or any Disposition of any assets of the Parent, the Borrower or such Subsidiary Guarantor (in whole or in part).

        (c)        Any term or provision hereof to the contrary notwithstanding, (i) no such Issuance, otherwise permitted hereunder shall be permitted if, either immediately prior to or after giving effect thereto, any Default has occurred (or would occur) and is continuing and (ii) the Parent and any Subsidiary may sell or Dispose of shares of Capital Securities of any of itself or its Subsidiaries in order to qualify members of the board of directors or equivalent governing body of the Parent or such Subsidiary or such other nominal shares required to be held other than by such Subsidiary, as required by applicable law.

        SECTION 7.2.10. Consolidation, Merger, Permitted Acquisitions, etc. The Parent will not permit any of its Restricted Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except

        (a)        any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Parent or any other Restricted Subsidiary of the Parent (provided, however, that a Guarantor may only liquidate or dissolve into, or merge with and into, the Parent, or a Subsidiary Guarantor), and the assets or Capital Securities of any Subsidiary may only be purchased or otherwise acquired by the Parent, the Borrower or a Subsidiary Guarantor; provided, however, that in no event shall any Pledged Subsidiary consolidate with or merge with and into any Restricted Subsidiary other than another Pledged Subsidiary unless after giving effect thereto, the Administrative Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) of the surviving Person as the Administrative Agent had immediately prior to such merger or consolidation in form and substance reasonably satisfactory to the Administrative Agent and its counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Administrative Agent to create, perfect or maintain the collateral position of the Secured Parties therein.

(b) the Borrower or any of its Subsidiaries may consummate one or more Permitted Acquisitions.

        SECTION 7.2.11. Permitted Dispositions. The Parent and the Borrower will not, and will not permit any of the other Restricted Subsidiaries to, Dispose of any assets of the Parent, the Borrower or any of the other Restricted Subsidiaries (including accounts receivable and Capital Securities of Subsidiaries of the Parent) to any Person in one transaction or series of transactions except for Dispositions (i) of inventory or used, obsolete, uneconomic, worn-out or surplus equipment or intellectual property Disposed of in the ordinary course of its business, (ii) permitted by Section 7.2.9 or 7.2.10, (iii) of cash or Cash Equivalent Investments or Foreign Cash Investments in exchange for cash or (x) in the case of the Parent and its U.S. Subsidiaries, Cash Equivalent Investments and (y) in the case of Foreign Subsidiaries, Foreign Cash Investments, (iv) of Capital Securities by any Foreign Subsidiary or its Subsidiaries in order to qualify members of the board of directors or equivalent governing body of such Foreign Subsidiary or such other nominal shares required to be held other than by such Foreign Subsidiary, in each case, as required by applicable law, (v) of accounts receivable on a non-recourse basis by any Foreign Subsidiary located in the European Union pursuant to a factoring arrangement entered into with any customer of such Subsidiary on customary terms and conditions, in an aggregate amount not to exceed $30,000,000 over the term of this Agreement, (vi) comprising discounts of accounts receivable by the Borrower or any of its Restricted Subsidiaries in the ordinary course of collection, (vii) comprising any sale of accounts receivable and related assets (including contract rights) of the type specified in the definition of “Permitted Receivables Purchase Facility” to or by a Receivables Subsidiary in connection with a Permitted Receivables Purchase Facility, (viii) (x) for fair market value and the consideration received for which consists of no less than 80% in cash, (y) the Net Disposition Proceeds received from such Disposition, together with the Net Disposition Proceeds of all other assets Disposed of pursuant to this clause since the Closing Date, does not exceed (individually or in the aggregate) $50,000,000 over the term of this Agreement and (z) the Net Disposition Proceeds from such Disposition are applied pursuant to Sections 3.1.1 and 3.1.2, (ix) of licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of any Obligors, and which constitute an exchange of equipment in the ordinary course of business for equipment and cash or cash equivalents of roughly equal fair market value and used or useful in the business of the Parent, the Borrower or such Restricted Subsidiary, and (x) of production equipment that is the subject of the sale and lease back arrangement relating to the Nissan QW Lease.

        SECTION 7.2.12. Modification of Certain Agreements. The Parent and the Borrower will not, and will not permit any of the other Restricted Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in,

        (a)        except set forth in clause (b), the Material Debt Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Material Debt and which (i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Material Debt, (ii) reduces the rate or extends the date for payment of principal, interest, premium (if any) or fees payable on such Material Debt or (iii) makes the covenants, events of default or remedies in such Material Debt Documents less restrictive on the Borrower or the Parent, as the case may be; or

        (b)        the Convertible Notes Indenture or any other agreement executed in connection therewith, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Convertible Notes and which (i) makes the covenants, events of default or remedies in such agreements less restrictive on the Parent, (ii) decreases the amount of cash dividends payable pursuant thereto or extends the date for payment of such dividends or (iii) extends the date or reduces the amount of any required redemption of the Convertible Notes.

        SECTION 7.2.13. Transactions with Affiliates. The Parent and the Borrower will not, and will not permit any of the other Restricted Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract is on fair and reasonable terms no less favorable to the Parent or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate, other than:

(a) transactions among the Obligors;

(b) loans and advances to employees in the ordinary course of business;

(c) any Restricted Payment permitted by Section 7.2.6 or Investments permitted by Section 7.2.5;

(d) issuance and sale of Capital Securities permitted by Section 7.2.9;

        (e)        any issuance of securities, or other payments, awards or grants in cash, Capital Securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower or the Parent;

        (f)        reasonable fees and compensation paid to, an indemnity provided for the benefit of, officers, directors, employees or consultants of the Borrower or any Subsidiary as determined in good faith by the Borrower’s or the Parent’s Board of Directors;

        (g)        any transaction with a Subsidiary or joint venture or similar entity which would constitute a transaction with an Affiliate solely because the Borrower or a Subsidiary owns an equity interest in or otherwise controls such Subsidiary, joint venture or similar entity;

(h) any Permitted Receivables Purchase Facility; and

(i) as otherwise required by applicable law.

        SECTION 7.2.14. Restrictive Agreements, etc. The Parent and the Borrower will not, and will not permit any of the other Restricted Subsidiaries to, enter into or be subject to any agreement prohibiting

(a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b) the ability of any Obligor to amend or otherwise modify any Loan Document; or

        (c)        the ability of any Subsidiary to make any payments, directly or indirectly, to the Parent or the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

Notwithstanding any of the foregoing, the Parent, the Borrower and their Subsidiaries shall be permitted to enter into agreements which provide for or otherwise grant negative lien clauses with respect to Permitted Receivables in connection with a Permitted Receivables Purchase Facility.

The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document, (ii) in the case of clause (a), any agreement governing any Indebtedness permitted by clause (e) of Section 7.2.2 as to the creation of Liens on the assets financed with the proceeds of such Indebtedness, or (iii) in the case of clauses (a) and (c), any agreement of a Foreign Subsidiary governing the Indebtedness permitted by clause (f) of Section 7.2.2.

        SECTION 7.2.15. Sale and Leaseback. The Parent and the Borrower will not, and will not permit any of the other Restricted Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person, other than the sale and leaseback arrangement to which the Nissan QW Lease relates.

        SECTION 7.2.16. Lease Obligations. The Borrower will not, and will not permit any Restricted Subsidiary to, create or permit to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

(a) leases of the Borrower and of Restricted Subsidiaries in existence on the Closing Date and any renewal, replacement, extension or refinancing thereof;

        (b)        a lease entered into by the Borrower or any Restricted Subsidiary with respect to an assembly facility located in Dusseldorf, Germany for Daimler Chrysler Model NCV3 Sprinter automobiles, the aggregate rental payments under which shall not exceed €600,000 in any Fiscal Year;

(c) operating leases entered into by the Borrower or any Restricted Subsidiary after the Closing Date in the ordinary course of business, solely with respect to office equipment and light machinery;

(d) leases of warehouse facilities entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business at the request of any of its customers;

(e) leases assumed by the Borrower or one of its Restricted Subsidiaries in connection with a Permitted Acquisition other than those entered into in contemplation of Permitted Acquisitions; and

(f) the Nissan QW Lease; provided that the aggregate amount of payments made during the term thereof shall not exceed $44,000,000.

        SECTION 7.2.17. Accounting Changes. The Borrower will not, and will not permit any Restricted Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of the Borrower or of any Restricted Subsidiary.

ARTICLE VIII
EVENTS OF DEFAULT

        SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section shall constitute an "Event of Default".

        SECTION 8.1.1. Non-Payment of Obligations. Any Obligor shall default in the payment or prepayment when due (whether pursuant hereto or pursuant to any Guaranty) of (i) any principal of any Loan, or any Reimbursement Obligation or any deposit of cash for collateral purposes pursuant to Section 2.6.4, or (ii) interest on any Loan or any fee described in Article III or any other monetary Obligation, and in each case under this clause (ii), such default shall continue unremedied for a period of three days after such amount was due.

        SECTION 8.1.2. Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made hereunder or pursuant to any other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect in any material respect when made or deemed to have been made.

        SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. The Parent or the Borrower shall default in the due performance or observance of any of its obligations under Section 7.1.1, Section 7.1.7 or Section 7.2.

        SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent.

        SECTION 8.1.5. Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or Stated Amount of, or interest or fees on, any Indebtedness, including the Convertible Notes (other than Indebtedness described in Section 8.1.1), of the Parent or any of its Restricted Subsidiaries or any other Obligor having a principal or Stated Amount, individually or in the aggregate, in excess of $10,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness, if the effect of such default is to accelerate the maturity or cause the redemption of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness or other monetary obligation to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase, redeem or defease such Indebtedness to be made, in each case prior to its expressed maturity, stated redemption or when otherwise due.

        SECTION 8.1.6. Judgments. Any judgment or order for (i) the payment of money individually or in the aggregate in excess of $10,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) or (ii) which is nonmonetary in nature but could reasonably be expected to have a Material Adverse Effect, in either case, shall be rendered against the Parent or any of its Restricted Subsidiaries or any other Obligor and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor or other adverse party upon such judgment or order.

        SECTION 8.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan (i) the institution of any steps by the Parent, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Parent or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $10,000,000, or (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

        SECTION 8.1.8. Change in Control. Any Change in Control shall occur.

        SECTION 8.1.9. Bankruptcy, Insolvency, etc. The Parent, the Borrower or any other Obligor or any Subsidiary that is not an Immaterial Subsidiary (collectively, a “Party”) shall

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

        (b)        apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

        (c)        in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that each Party hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

        (d)        permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by any Party, such case or proceeding shall be consented to or acquiesced in by such Party, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that each Party hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

        SECTION 8.1.10. Impairment of Security, etc. In each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, (a) any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any assets (whether now owned or hereafter acquired) of the Obligors fail to be secured as provided herein or in any other Loan Document; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected First Priority Lien.

        (b)        The subordination provisions applicable to the 6¾% Debentures shall, in whole or in part terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any holder of the 6¾% Debentures or the Trust Preferred Securities or of any party to the 6 ¾% Debentures Note Indenture; or any such holder or any such party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of such subordination provisions.

        SECTION 8.1.11. Failure of Subordination. Unless otherwise waived or consented to by the Administrative Agent and the Required Lenders in writing, the subordination provisions relating to any Subordinated Debt (the “Subordination Provisions”) shall fail to be enforceable by the Administrative Agent, the Lenders and the Issuers in accordance with the terms thereof, or the monetary Obligations shall fail to constitute “Senior Indebtedness” (or similar term) or “Senior Debt” referring to the Obligations; or the Parent or any of its Restricted Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Secured Parties or (iii) that all payments of principal of or premium and interest on the Subordinated Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of such Subordination Provisions.

        SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Parent or the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and (x) the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and (y) each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

        SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Parent or Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of (i) the Required First Lien Facility Lenders with respect to First Lien Obligations or (ii) the Required Second Lien Facility Lenders with respect to Second Lien Obligations, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of such Loans (including Second Lien Term Loans, if applicable) and other Obligations (including Reimbursement Obligations, as applicable) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon, if applicable, all Second Lien Deposits shall automatically be deemed to be Second Lien Term Loans and the full unpaid amount of such Loans (including Second Lien Term Loans, as applicable) and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrower shall automatically and immediately be obligated to Cash Collateralize all Revolving Letter of Credit Outstandings, if applicable; provided that, in the event that any Default occurs with respect to any First Lien Financial Covenant, the Required Second Lien Facility Lenders shall not be permitted to give any such notice unless (i) 45 days or more have elapsed since the date on which such Default occurred and (ii) such default shall be continuing; provided further that (A) if the Required First Lien Facility Lenders accelerate any portion of the First Lien Obligations, the Required Second Lien Facility Lenders shall immediately have the right to accelerate the Second Lien Obligations and (B) if the Required Second Lien Facility Lenders accelerate any portion of the Second Lien Obligations, the Required First Lien Facility Lenders shall immediately have the right to accelerate the First Lien Obligations.

ARTICLE IX
AGENTS

        SECTION 9.1. Actions. Each Lender hereby appoints Morgan Stanley as its Administrative Agent under and for purposes of each Loan Document. Each Revolving Lender and First Lien Lender hereby appoints Standard Federal as its Collateral Agent with respect to the First Lien Obligations under and for purposes of each Loan Document, and as the First Lien Collateral Agent as defined in, and under and for purposes of, the Intercreditor Agreement. Each Second Lien Lender hereby appoints Standard Federal as its Collateral Agent with respect to the Second Lien Obligations under and for purposes of each Loan Document, and as the Second Lien Collateral Agent as defined in, and under and for purposes of, the Intercreditor Agreement. Each Lender authorizes each Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by such Agent (with respect to which each Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each Agent, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, such Agent in any way relating to or arising out of any Loan Document (including attorneys’ fees), and as to which such Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from such Agent’s gross negligence or willful misconduct. No Agent shall be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of any Agent shall be or become, in such Agent’s determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

        SECTION 9.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrower) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.

        SECTION 9.3. Exculpation. Neither Agent nor any of its respective directors, officers, employees or agents shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry which may be made by either Agent shall not obligate it to make any further inquiry or to take any action. Each Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which such Agent believes to be genuine and to have been presented by a proper Person.

        SECTION 9.4. Successor. Either Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders; provided that the Collateral Agent may resign (a “Partial Resignation”) from its duties with respect to either Class under the Intercreditor Agreement (and the Loan Documents related to such Class). If either Agent at any time shall resign, the Required Lenders (or, in the case of a Partial Resignation, the Required First Lien Facility Lenders or the Required Second Lien Facility Lenders, as the case may be) may appoint another Lender as a successor Agent which shall thereupon become the applicable Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided, however, that, if such retiring Agent is unable to find a financial institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders (or such Lenders, as the case may be) shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders (or, in the case of a Partial Resignation, the Required First Lien Facility Lenders or the Required Second Lien Facility Lenders, as the case may be) appoint a successor as provided for above. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under the Loan Documents, and Section 11.3 and Section 11.4 shall continue to inure to its benefit.

        SECTION 9.5. Loans by the Agents. The Agents shall have the same rights and powers with respect to (x) the Credit Extensions made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not an Agent. Morgan Stanley, Standard Federal and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if such Agent is not an agent hereunder.

        SECTION 9.6. Credit Decisions. Each Lender acknowledges that it has, independently of each Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of each Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

        SECTION 9.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.

        SECTION 9.8. Reliance by Agents. The Agents shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent. As to any matters not expressly provided for by the Loan Documents, the Agents shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, the Agents shall be entitled to rely upon any Secured Party that has entered into a Rate Protection Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Rate Protection Agreement. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and the Borrower to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Rate Protection Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.

        SECTION 9.9. Defaults. No Agent shall be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received a written notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent and/or Collateral Agent shall (subject to Section 11.1 and the Intercreditor Agreement) take such action with respect to such Default as shall be directed by the Required Lenders; provided that, subject to the Intercreditor Agreement, unless and until the Administrative Agent and/or Collateral Agent shall have received such directions, the Administrative Agent and/or Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

        SECTION 9.10. Lead Arrangers, Syndication Agent and Documentation Agent. Notwithstanding anything else to the contrary contained in this Agreement or any other Loan Document, the Lead Arrangers, the Syndication Agent and the Documentation Agent, in their respective capacities as such, each in such capacity, shall have no duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Lead Arrangers, the Syndication Agent or the Documentation Agent in such capacity except as are explicitly set forth herein or in the other Loan Documents. Each Lead Arranger shall at all times have the right to receive a current copy of the Register and any other information relating to the Lenders and the Loans that they may request from the Administrative Agent.

ARTICLE X
GUARANTY

        SECTION 10.1. Guaranty. The Parent hereby absolutely, unconditionally and irrevocably

        (a)        guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Borrower and each other Obligor now or hereafter existing, whether for principal, interest (including interest accruing at the then applicable rate provided in the Agreement after the occurrence of any Default set forth in Section 8.1.9, whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), fees, Reimbursement Obligations, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)); and

        (b)        indemnifies and holds harmless each Secured Party for any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Secured Party in enforcing any rights under this Agreement;

The Parent’s obligations under this Article constitute a guaranty of payment when due and not of collection, and the Parent specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Obligor or any other Person before or as a condition to the obligations of the Parent hereunder.

        SECTION 10.2. Reinstatement, etc. The Parent hereby agrees that its obligations under this Article shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is invalidated, declared to be fraudulent or preferential, set aside, rescinded or must otherwise be restored by any Secured Party, including upon the occurrence of any Default set forth in Section 8.1.9 or otherwise, all as though such payment had not been made.

        SECTION 10.3. Guaranty Absolute, etc. The Parent’s obligations under this Article shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Termination Date. The Parent guarantees that the Obligations will be paid strictly in accordance with the terms of each Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The liability of the Parent under this Article shall be absolute, unconditional and irrevocable irrespective of:

(a) any lack of validity, legality or enforceability of any Loan Document;

(b) the failure of any Secured Party

(i) to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other Guarantor) under the provisions of any Loan Document or otherwise, or

(ii) to exercise any right or remedy against any other Guarantor of, or collateral securing, any Obligations;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation;

        (d)        any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Parent hereby irrevocably waives, until the Termination Date, any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

        (f)        any addition, exchange or release of any collateral or of any Person that is (or will become) a Guarantor (including the Parent) of the Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Obligations; or

(g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any Guarantor.

        SECTION 10.4. Waiver, etc. The Parent hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any Obligor or any other Person (including any other Parent) or entity or any collateral securing the Obligations, as the case may be.

        SECTION 10.5. Postponement of Subrogation, etc. The Parent agrees that it will not exercise any rights which it may acquire by way of rights of subrogation hereunder, nor shall the Parent seek or be entitled to seek any contribution or reimbursement from any Obligor, in respect of any payment made hereunder, until following the Termination Date. Any amount paid to the Parent on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Administrative Agent for the benefit of the Secured Parties in the exact form received by the Parent (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 4.7; provided that if the Parent has made payment to the Secured Parties of all or any part of the Obligations and the Termination Date has occurred, then at the Parent’s request, the Administrative Agent (on behalf of the Secured Parties) will, at the expense of the Parent, execute and deliver to the Parent appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Parent of an interest in the Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date, the Parent shall refrain from taking any action or commencing any proceeding against any Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made hereunder to any Secured Party other than as required by applicable law solely to preserve such rights.

ARTICLE XI
MISCELLANEOUS PROVISIONS

        SECTION 11.1. Waivers, Amendments, etc. Except as expressly otherwise set forth therein, provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver shall:

(a) modify this Section without the consent of all Lenders;

        (b)        increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the final Revolving Loan Commitment Termination Date of Revolving Loans made (or participated in) or Revolving Letters of Credit participated in by a Lender or extend the final Stated Maturity Date for any Lender’s Loan, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

        (c)        reduce the principal amount of or rate of interest on any Lender’s Loan, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees are payable in respect of such Lender’s Loans or Second Lien Deposit, in each case without the consent of such Lender;

        (d)        (x) reduce the percentages set forth in (i) the definition of “Required Lenders” without the consent of all Lenders, (ii) the definition of “Required Class Lenders” without the consent of all Lenders of the Class whose percentage is being reduced, (iii) the definition of “Required First Lien Facility Lenders” without the consent of all First Lien Facility Lenders or (iv) the definition of “Required Second Lien Facility Lenders” without the consent of all Second Lien Facility Lenders or (y) modify any requirement hereunder that any particular action be taken by (i) all Lenders without the consent of all Lenders, (ii) any Class of Lenders without the consent of all Lenders of such Class, (iii) the Required First Lien Facility Lenders without the consent of all First Lien Facility Lenders or (iv) the Required Second Lien Facility Lenders without the consent of all Second Lien Facility Lenders;

(e) disproportionately affect adversely the interests, rights or obligations of the Lenders of any Class, unless consented to by the Required Class Lenders of such Class;

(f) increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit;

        (g)        except as otherwise expressly provided in a Loan Document, release (i) the Borrower from its Obligations under the Loan Documents or any Guarantor from its obligations under a Guaranty or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders;

        (h)        affect adversely the interests, rights or obligations of such Agent (in its capacity as such Agent) or any Issuer (in its capacity as such Issuer), unless consented to by such Agent or such Issuer, as the case may be;

        (i)        without the consent of the Required Second Lien Facility Lenders, amend or otherwise modify or grant any waiver from any of the provisions of Sections 2.1.4, 2.1.5, 2.3.3, 2.4.2, 2.5.2, 2.6(b), 2.6.1(b), 2.6.2, 2.6.3(b) and 2.6.4(b), Article III, Sections 4.7, 4.12, 7.2.2 (except to permit the incurrence of additional Indebtedness in respect of the First Lien Facility; provided that the aggregate amount of Indebtedness outstanding under the First Lien Facility shall not at any time exceed the Maximum First Lien Principal Debt Amount), any Second Lien Financial Covenant, Section 8.3, or any of the defined terms referred to therein; or

(j) without the consent of the First Lien Facility Lenders, amend or otherwise modify or grant any waiver from any First Lien Financial Covenant, or any of the defined terms referred to therein.

No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

        SECTION 11.2. Notices; Time. All notices and other communications provided under each Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Borrower, the Parent or either Agent, at its address or facsimile number set forth below its signature in this Agreement, and if to a Lender or Issuer to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.

        SECTION 11.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand (to the extent invoiced together with reasonably detailed supporting documentation) all reasonable out-of-pocket fees, costs and expenses of the Administrative Agent and the Lead Arrangers (including the fees and out-of-pocket expenses of Mayer, Brown, Rowe & Maw LLP, counsel to the Administrative Agent and of local counsel, if any, who may be retained by or on behalf of the Administrative Agent) in connection with

        (a)        the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and

        (b)        the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendments and restatements and other modifications to any thereof, searches made following the Closing Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document, in each case as necessary to create, maintain or continue perfection of the Liens purported to be granted pursuant to the Loan Documents; and

(c) the preparation and review of the form of any document or instrument relevant to any Loan Document.

The Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any Other Taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes. The Borrower also agrees to reimburse each Secured Party upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal out-of-pocket expenses of counsel to each Class) incurred by such Secured Party after the occurrence and during the continuance of an Event of Default in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

        SECTION 11.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrower hereby indemnifies, exonerates and holds each Secured Party, each Lead Arranger and each of their respective officers, directors, employees, advisors and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and out-of-pocket disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”) incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

        (a)        any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the Transactions;

        (b)        the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension, provided that any such action is resolved in favor of such Indemnified Party);

        (c)        any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

        (d)        any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

        (e)        the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

        (f)        each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

provided, however, that, to the extent a court of competent jurisdiction has determined that any such Indemnified Liabilities are the result of the gross negligence, bad faith or willful misconduct of an Indemnified Party, the Borrower shall not have any obligation to indemnify any such Indemnified Party. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

        SECTION 11.5. Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 11.3 and 11.4) and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

        SECTION 11.6. Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 11.7. Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

        SECTION 11.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Parent, the Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent), shall have been received by the Administrative Agent.

        SECTION 11.9. Governing Law; Entire Agreement. EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 — INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE INTERNAL LAWS OF THE STATE OF NEW YORK. The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

        SECTION 11.10. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor the Parent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent or the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)        Any Lender may assign to one or more Eligible Assignees pursuant to a Lender Assignment Agreement, all or any portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans or Second Lien Deposits at the time owing to it); provided, however, that:

(i) except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans or Second Lien Deposits, as the case may be or (y) an assignment to a Lender or an Affiliate of a Lender, each such assignment must be in a minimum principal amount or dollar amount, as the case may be, of (A) in the case of any Commitments and/or Loans under the First Lien Facility, $1,000,000 and an integral multiple of $1,000,000 and (B) in the case of any Commitments, Loans and/or Second Lien Deposits under the Second Lien Facility, $500,000 and an integral multiple of $500,000, unless in either case the Administrative Agent consents to a smaller amount (such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Commitments or Second Lien Deposits so assigned;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an appropriately completed Lender Assignment Agreement; and

(iv) the Administrative Agent (and, in the case of any assignment of any Revolving Loan Commitment, the Revolving Issuer) shall have consented in writing to such assignment (such consent not to be unreasonably withheld or delayed).

In accordance with clause (b) of Section 2.7, the Administrative Agent shall record all assignments which are set forth in a validly and appropriately completed Lender Assignment Agreement and are otherwise made in accordance with this Section 11.10. No assignee or assignor shall be required to pay any assignment fee to the Administrative Agent in connection with any such assignment.

        (c)        Subject to acceptance and recording by the Administrative Agent of any Lender Assignment Agreement delivered pursuant to clause (b) of this Section, from and after the effective date for the assignment as specified in such Lender Assignment Agreement, the Eligible Assignee thereunder shall become a party to this Agreement and, to the extent of the interest assigned to such Eligible Assignee pursuant to such Lender Assignment Agreement, shall have the rights and obligations of a Lender under this Agreement. The assigning Lender under any such Lender Assignment Agreement shall, to the extent of the interest assigned to any Eligible Assignee pursuant to such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement). Any term or provision hereof to the contrary notwithstanding, no portion of any Second Lien Deposit of any assigning Second Lien Lender shall be refunded in connection with any assignment by such Second Lien Lender, but instead (x) the applicable Eligible Assignee shall purchase from such assigning Second Lien Lender that portion of the Second Lien Deposit identified in the applicable Lender Assignment Agreement for such consideration as mutually agreed upon by such parties; and (y) such assigned portion of such Second Lien Deposit shall remain on deposit in the Second Lien Deposit Account and, upon the effectiveness of such assignment, shall become the Second Lien Deposit of such Eligible Assignee. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with clauses (b) and (c) of this Section 11.10 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) below. In the event any consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder, the Borrower shall be deemed to have given such consent ten Business Days after the date notice thereof has been delivered to the Borrower by the assigning Lender (through the Administrative Agent) unless such consent is given expressly by the Borrower prior to such tenth Business Day.

        (d)        Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitments, Loans or Second Lien Deposits); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement with respect to the following: (A) any reduction in the interest rate or amount of fees that such Participant is otherwise entitled to, (B) a decrease in the principal amount of, or an extension of the final Stated Maturity Date of, any Loan in which such Participant has purchased a participating interest or (C) a release of all or substantially all of the collateral security under the Loan Documents or all or substantially all of the Guarantors from their Obligations, in each case except as otherwise specifically provided in a Loan Document; provided further, that the Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 7.1.1, 11.3 and 11.4, shall be considered a Lender. Each Participant shall only be indemnified for increased costs pursuant to Section 4.3, 4.5 or 4.6 if and to the extent that the Lender which sold such participating interest to such Participant concurrently is entitled to make, and does make, a claim on the Borrower for such increased costs. Any Lender that sells a participation interest to a Participant under this Section shall indemnify and hold harmless the Borrower and the Administrative Agent from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrower or the Administrative Agent as a result of the failure of the Borrower or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Borrower, the Administrative Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8BEN or W-8ECI (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.

        (e)        Notwithstanding anything to the contrary set forth in this Section 11.10, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (i) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or in support of its obligations to its trustee, as applicable and (ii) in connection with any securitization of any portfolio loans of such Lender, in each case without the prior written consent of any other Person; provided, that, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee, trustee or assignee for such Lender as a party hereto.

        (f)        Notwithstanding anything to the contrary set forth in this Section 11.10, contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan or other credit extension hereunder that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any such Loan or other credit extension and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan or other credit extension, the Granting Lender shall be obligated to make such Loan or other credit extension pursuant to the terms hereof. The making of a Loan or credit extension by a SPC hereunder shall constitute usage of the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan or other credit extension were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans or other credit extensions to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans or other credit extensions and (B) disclose on a confidential basis any non-public information relating to its Loans or other credit extensions to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

        SECTION 11.11. Other Transactions. Nothing contained herein shall preclude the Administrative Agent, any Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

        SECTION 11.12. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, ANY ISSUER, THE PARENT OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE AGENTS, THE BORROWER AND THE PARENT IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.2. THE AGENTS, THE BORROWER AND THE PARENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER OR THE PARENT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER AND THE PARENT HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

        SECTION 11.13. Waiver of Jury Trial. THE AGENTS, EACH LENDER, EACH ISSUER, THE PARENT AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, SUCH ISSUER, THE PARENT OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER AND HE PARENT ACKNOWLEDGE AND AGREE THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH ISSUER ENTERING INTO THE LOAN DOCUMENTS.

        SECTION 11.14. Restricted/Unrestricted Subsidiaries. (a) Designation of Unrestricted Subsidiaries. Subject to the provisions of this Section 11.14, the Parent may designate any Subsidiary (other than a Subsidiary which has been redesignated as a Restricted Subsidiary pursuant to clause (c) of Section 11.14) as an Unrestricted Subsidiary by written notice from the Parent to the Administrative Agent as long as no Default or Event of Default then exists or would exist after giving effect to such designation, it being understood and agreed that a Restricted Subsidiary cannot be owned in whole or in part by an Unrestricted Subsidiary. Any Restricted Subsidiary with total assets in excess of $100,000 may only be converted as of the end of a fiscal quarter upon at least 15 days advance notice to the Administrative Agent, which notice shall be accompanied by a Compliance Certificate demonstrating that the Parent will be in pro forma compliance with the financial covenants on a pro forma basis at the end of such fiscal quarter.

        (b)        Limitation on Investment. The Parent shall not make any Investment in any Unrestricted Subsidiary nor shall it convert any Restricted Subsidiary to an Unrestricted Subsidiary unless such Investment would be permitted on such date pursuant to clause (n) of Section 7.2.5. The amount of an Investment made upon the conversion of a Restricted Subsidiary to an Unrestricted Subsidiary shall be the fair market value of the equity of such Restricted Subsidiary as determined by the Board of Directors of the Parent in good faith and certified to the Administrative Agent pursuant to this Section 11.14.

        (c)        Redesignation of Unrestricted Subsidiaries. Any Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary only one (1) time after a period of four full Fiscal Quarters has elapsed since such Subsidiary became an Unrestricted Subsidiary; provided, that (i) the Parent shall have delivered to the Administrative Agent (not less than 20 days prior to the date the Parent desires such redesignation to be effective) a notice signed by an Authorized Officer identifying the Unrestricted Subsidiary to be so redesignated and providing such other information as the Administrative Agent may reasonably request, (ii) immediately before and immediately after the effectiveness of such redesignation, no Default or Event of Default exists or will exist (including, without limitation, the permissibility of any Investment, Indebtedness, Liens or other obligations existing at such Subsidiary), (iii) no default (or event or circumstance which with the giving of notice, lapse of time, or both would constitute a default) exists under any material agreement of such Unrestricted Subsidiary, (iv) the Administrative Agent has received such other documents, instruments and opinions as it may reasonably request in connection with such redesignation, and all such instruments, documents and opinions shall be reasonably satisfactory in form and substance to the Administrative Agent and (v) on the desired effective date of such redesignation, the Borrower shall deliver a certificate from an Authorized Officer confirming clauses (ii) through (iii) above and that the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on the date of, and after giving effect to, such redesignation as though made on such date (except to the extent such representations and warranties are expressly made as of a specified date in which event they shall be true as of such date). The Borrower agrees that any merger or consolidation of any Unrestricted Subsidiary with or into the Borrower or any Restricted Subsidiary, any material transfer of assets of an Unrestricted Subsidiary to a Restricted Subsidiary or any voluntary liquidation, wind-up or dissolution of an Unrestricted Subsidiary held directly by the Borrower or a Restricted Subsidiary shall be deemed to be a redesignation and the Borrower shall be required to satisfy the conditions of this Section 11.14 prior to completing any such transaction.

        SECTION 11.15. Confidentiality. The Lenders and Agents shall hold all non-public information obtained pursuant to or in connection with this Agreement about the Parent or any of its Subsidiaries in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure to any of their examiners, Affiliates, outside auditors, counsel and other professional advisors or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section) in connection with this Agreement or as reasonably required by any potential bona fide transferee, participant or assignee, or in connection with the exercise of remedies under a Loan Document, or as requested by any governmental agency or representative thereof or pursuant to legal process or to any quasi-regulatory authority (including the National Association of Insurance Commissioners); provided, however, that

        (a)        unless specifically prohibited by applicable law or court order, each Lender and each Agent shall notify the Parent of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information;

        (b)        prior to any such disclosure pursuant to this Section, each Lender shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree in writing (i) to be bound by this Section 11.14; and (ii) to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section; and

        (c)        except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by the Parent or any Subsidiary.

        SECTION 11.16. Covenant of the Second Lien Lenders. Each Second Lien Lender represents and warrants, as to itself, to the Borrower that such Second Lien Lender has not granted any Liens on any of the funds on deposit in its Second Lien Credit Linked Account and covenants for the benefit of the Borrower that such Second Lien Lender shall not grant any Lien on any such funds on deposit but shall instead keep such funds free and clear of any Liens.

        SECTION 11.17. Patriot Act. Each Lender that is subject to Section 326 of the Patriot Act and/or the Administrative Agent and/or the Lead Arrangers (each of the foregoing acting for themselves and not acting on behalf of any of the Lenders) hereby notify the Parent and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Parent and the Borrower, which information includes the name and address of the Parent and the Borrower and other information that will allow such Lender, the Administrative Agent or the Lead Arrangers, as the case may be, to identify the Borrower in accordance with the Patriot Act.

        SECTION 11.18. Judgment Currency. The Obligations of each Obligor in respect of any sum due to any Secured Party under or in respect of any Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum was originally denominated (the “Original Currency”), be discharged only to the extent that on the Business Day following receipt by such Secured Party or any sum adjudged to be so due in the Judgment Currency, such Secured Party, in accordance with normal banking procedures, purchases the Original Currency with the Judgment Currency. If the amount of Original Currency so purchased is less than the sum originally due to such Secured Party, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, such Secured Party, as the case may be, against such loss, and if the amount of Original Currency so purchased exceeds the sum originally due to such Secured Party, as the case may be, such Secured Party, as the case may be, agrees to remit such excess to the Borrower.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

R.J. TOWER CORPORATION By: —————————————— Title:

TOWER AUTOMOTIVE, INC. By: —————————————— Title:

MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent, a Lead Arranger and as a Lender By: —————————————— Title:

J.P. MORGAN SECURITIES, INC., as a Lead Arrangers and as a Lender By: —————————————— Title:

LENDERS: GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender By: —————————————— Name: Robert Kadlick Title: DULY AUTHORIZED SIGNATORY

STANDARD FEDERAL BANK, as a Lender By: —————————————— Title:

COMERICA BANK, as a Lender By: —————————————— Title:

SCHEDULE I

DISCLOSURE SCHEDULE TO CREDIT AGREEMENT

ITEM 6.7. Litigation.

ITEM 6.8. Existing Subsidiaries.

ITEM 6.11. Employee Benefit Plans.

ITEM 6.12. Environmental Matters.

ITEM 7.2.2(b) Indebtedness to be Paid.

CREDITOR	OUTSTANDING PRINCIPAL AMOUNT

ITEM 7.2.3(c) Ongoing Liens.

ITEM 7.2.5(a) Ongoing Investments.

SCHEDULE II

NOTICE INFORMATION FOR BORROWER:

R.J. TOWER CORPORATION

Attention: ______________
Fax:

PERCENTAGES;
LIBOR OFFICE;
DOMESTIC OFFICE

PERCENTAGES
NAME AND NOTICE ADDRESS OF LENDER	LIBOR OFFICE	DOMESTIC OFFICE	REVOLVING LOAN COMMITMENT	FIRST LIEN TERM LOAN COMMITMENT

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